Exhibit 2.1

Execution Version

SIMPLIFICATION AGREEMENT

BY AND AMONG

PAA GP HOLDINGS LLC,
PLAINS GP HOLDINGS, L.P.,
PLAINS ALL AMERICAN GP LLC,
PLAINS AAP, L.P.,
PAA GP LLC

AND

PLAINS ALL AMERICAN PIPELINE, L.P.

DATED JULY 11, 2016

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ARTICLE VI TERMINATION; SURVIVAL		34

6.1	Termination	34
6.2	Effect of Termination	35
6.3	Survival	36

ARTICLE VII MISCELLANEOUS		36

7.1	Fees and Expenses	36
7.2	Entire Agreement; No Third Party Beneficiaries	36
7.3	Successors	36
7.4	Assignments	36
7.5	Notices	36
7.6	Construction	39
7.7	Time	39
7.8	Counterparts	39
7.9	Amendments and Waivers	39
7.10	Headings	40
7.11	Governing Law	40
7.12	Severability	40
7.13	Incorporation of Exhibits	40
7.14	Remedies	41

EXHIBIT AND SCHEDULE INDEX

Exhibits
Exhibit A	Form of A&R PAA Partnership Agreement
Exhibit B	Form of A&R AAP Partnership Agreement
Exhibit C	Form of A&R PAGP Partnership Agreement
Exhibit D	Form of A&R GP LLC Agreement
Exhibit E	Form of A&R PAGP GP LLC Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Omnibus Agreement
Exhibit H	Form of A&R Administrative Agreement
Exhibit I	Tax Opinion Certificate

Schedules
Schedule 1.1(a)	Existing Owners
Schedule 4.9	Appointees to PAGP GP Board of Directors

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SIMPLIFICATION AGREEMENT

This Simplification Agreement (this “Agreement”) is entered into as of July 11, 2016 by and among PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”), Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), Plains All American GP LLC, a Delaware limited liability company (“GP LLC”), Plains AAP, L.P., a Delaware limited partnership (“AAP”), PAA GP LLC, a Delaware limited liability company (“PAA GP”), and Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”). Each of the parties hereto is sometimes individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS:

A.                                    PAA GP is the general partner of PAA and holds a 2.0% General Partner Interest (as defined in the PAA Partnership Agreement) in PAA (the “PAA General Partner Interest”).

B.                                    AAP is the sole member of PAA GP and a limited partner of PAA and holds (i) 100% of the limited liability company interests in PAA GP (the “PAA GP Membership Interests”) and (ii) all of the outstanding Incentive Distribution Rights (as defined in the PAA Partnership Agreement) in PAA (the “PAA IDRs”).

C.                                    GP LLC is the general partner of AAP and holds a non-economic general partner interest in AAP (the “AAP General Partner Interest”).

D.                                    PAGP is the sole member of GP LLC, a limited partner of AAP and a member of PAGP GP and holds (i) 100% of the limited liability company interests in GP LLC (the “GP LLC Membership Interests”), (ii) 267,032,219 Class A Units (as defined in the AAP Partnership Agreement) representing limited partner interests in AAP and having the rights and obligations specified in the AAP Partnership Agreement (“AAP Class A Units”), representing approximately 41.7% of the outstanding AAP Class A Units and (iii) 254,037,317 Company Units (as defined in the PAGP GP LLC Agreement) representing limited liability company interests in PAGP GP and having the rights and obligations specified in the PAGP GP LLC Agreement (“PAGP GP Company Units”), representing approximately 41.9% of the outstanding PAGP GP Company Units.

E.                                     PAGP GP is the general partner of and holds a non-economic general partner interest in PAGP (the “PAGP General Partner Interest”).

F.                                      The Parties desire to enter into this Agreement to evidence their agreement to consummate a series of transactions that includes, among other related transactions, the issuance by PAA of PAA Common Units to AAP and the assumption by PAA of the outstanding debt under the AAP Credit Agreement in exchange for (i) AAP’s direct interest in the PAA IDRs and (ii) AAP’s indirect interest in the economic rights associated with the PAA General Partner Interest.

G.                                    The GP LLC Conflicts Committee (as defined below) has approved the Transactions on behalf of PAA pursuant to the terms of the PAA Partnership Agreement.

H.                                   The Board of Directors of GP LLC has approved the Transactions on behalf of GP LLC, AAP and PAA GP pursuant to the organizational documents of such entities.

I.                                        The Board of Directors of PAGP GP (the “PAGP GP Board”) has, subject to receipt of the Required Shareholder Approval, approved the Transactions pursuant to the terms of the PAGP Partnership Agreement.

J.                                        Concurrently with the execution of this Agreement, Existing Owners holding a Share Majority (as such term is defined in the PAGP Partnership Agreement) have entered into a Voting Agreement irrevocably obligating such Existing Owners to vote the PAGP Class A Shares and PAGP Class B Shares held by them in favor of this Agreement and the Transactions, subject to the terms and conditions set forth therein (the “Voting Agreement”).

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“A&R AAP Partnership Agreement” is defined in Section 2.6(b).

“A&R Administrative Agreement” is defined in Section 2.9(a)(iii).

“A&R GP LLC Agreement” is defined in Section 2.6(d).

“A&R PAA Partnership Agreement” is defined in Section 2.5(c).

“A&R PAGP GP LLC Agreement” is defined in Section 2.6(e).

“A&R PAGP Partnership Agreement” is defined in Section 2.6(c).

“AAP” is defined in the Preamble.

“AAP Assumed Debt” means the AAP debt issued pursuant to the AAP Credit Agreement that is assumed by PAA pursuant to Section 2.5(d).

“AAP Class A Units” is defined in the Recitals.

“AAP Class B Units” means Class B Units representing limited partner interests in AAP and having the rights and obligations specified in the AAP Partnership Agreement.

“AAP Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of September 26, 2013 among AAP, Citibank, N.A. and the lenders party thereto.

“AAP General Partner Interest” is defined in the Recitals.

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“AAP Partnership Agreement” means the Seventh Amended and Restated Limited Partnership Agreement of AAP, dated as of October 21, 2013, as amended by Amendment No. 1 thereto, dated as of December 31, 2013.

“AAP Reverse Unit Split” means a reverse split (a) of the outstanding AAP Class A Units such that each holder of outstanding AAP Class A Units will hold following the completion of such reverse split (after taking into account any rounding mechanics utilized in such split), a number of outstanding AAP Class A Units equal to the product of (i) the number of AAP Class A Units held by such holder immediately prior to the split and (ii) the Exchange Ratio, and (b) of the outstanding AAP Class B Units such that each holder of outstanding AAP Class B Units will hold following the completion of such reverse split (after taking into account any rounding mechanics utilized in such split), a number of outstanding AAP Class B Units equal to the product of (i) the number of AAP Class B Units held by such holder immediately prior to the split and (ii) the Exchange Ratio.

“AAP Revolving Credit Facility” means the revolving credit facility under the AAP Credit Agreement.

“AAP Term Loan” means the term loan under the AAP Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.

“Agreement” is defined in the Preamble.

“Barclays” is defined in Section 3.1(f).

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized or required to close in the State of Texas.

“Change in Recommendation” is defined in Section 4.1(c).

“Closing” is defined in Section 2.1.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts or agreements that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents; and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to a Person.

“Common Unit Fungibility” is defined in Section 2.10(c).

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“Contributed AAP Units” is defined in Section 2.3.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient resulting from the division of (a) 245,500,000 by (b) 653,758,644 (as such figure may be reduced prior to Closing to account for the forfeiture of any AAP Class B Units during the period between the date hereof and the Closing Date).

“Existing Owners” means the Persons identified on Schedule 1.1(a).

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority having competent jurisdiction.

“GP LLC” is defined in the Preamble.

“GP LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of GP LLC, dated as of October 21, 2013, as amended by Amendment No. 1 thereto, dated as of January 28, 2016.

“GP LLC Conflicts Committee” means a committee of the board of directors of GP LLC satisfying the requirements of a “Conflicts Committee” set forth in the PAA Partnership Agreement and in the GP LLC Agreement.

“GP LLC Membership Interests” is defined in the Recitals.

“IDR Redemption and Exchange” is defined in Section 2.5(b).

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“Indirect PAA GP Capacity” means the capacity in which GP LLC is acting when it takes action as the general partner of AAP, in AAP’s capacity as the sole member of PAA GP, in PAA GP’s capacity as the general partner of PAA.

“Intended Tax Treatment” is defined in Section 2.10(a).

“Jefferies” is defined in Section 3.5(f).

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Non-Contribution Revolver Borrowings” means amounts included in the AAP Assumed Debt that are attributable to the outstanding balance of the AAP Revolving Credit Facility to the extent not attributable under Temporary Treasury Regulations Section 1.163-8T solely to capital contributions to PAA to satisfy PAA GP’s contribution obligations under the PAA Partnership Agreement.

“Non-Economic PAA General Partner Interest” is defined in Section 2.5(c).

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” is defined in Section 2.9(a)(ii).

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Outside Date” is defined in Section 6.1(b)(i).

“PAA” is defined in the Preamble.

“PAA Common Unit” means a common unit representing a limited partner interest in PAA and having the rights and obligations specified in the PAA Partnership Agreement.

“PAA Common Unit Consideration” is defined in Section 2.5(a).

“PAA General Partner Interest” is defined in the Recitals.

“PAA General Partner Interest Recapitalization” is defined in Section 2.5(c).

“PAA GP” is defined in the Preamble.

“PAA GP LLC Agreement” means the Limited Liability Company Agreement of PAA GP, dated as of December 28, 2007.

“PAA GP Membership Interests” is defined in the Recitals.

“PAA IDRs” is defined in the Recitals.

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“PAA Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of PAA dated as of January 28, 2016, as amended by Amendment No. 1 thereto, dated as of July 10, 2016.

“PAA SEC Reports” means the forms, reports, schedules, registration statements and other documents filed with or furnished to the SEC by PAA and PAGP on or after January 1, 2015 and prior to the date of this Agreement.

“PAA Series A PIK Units”  has the meaning given to the term “Series A PIK Units” in the PAA Partnership Agreement.

“PAA Series A Preferred Unit” means a Series A Preferred Unit representing a limited partner interest in PAA and having the rights and obligations specified in the PAA Partnership Agreement.

“PAA/AAP Interest Restructuring” means collectively the PAA General Partner Interest Recapitalization, the IDR Redemption and Exchange and the assumption of the AAP Assumed Debt pursuant to Section 2.5(d).

“PAGP” is defined in the Preamble.

“PAGP Class A Shares” means Class A Shares representing limited partner interests in PAGP and having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class B Shares” means Class B Shares representing limited partner interests in PAGP and having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class C Share Issuance” is defined in Section 2.8.

“PAGP Class C Shares” is defined in Section 2.8.

“PAGP General Partner Interest” is defined in the Recitals.

“PAGP GP” is defined in the Preamble.

“PAGP GP Board” is defined in the Recitals.

“PAGP GP Board Recommendation” is defined in Section 4.1(c).

“PAGP GP Company Units” is defined in the Recitals.

“PAGP GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of PAGP GP, dated as of October 21, 2013, as amended by Amendment No. 1 thereto, dated as of December 31, 2013.

“PAGP GP Reverse Unit Split” means a reverse split of the outstanding PAGP GP Company Units at a ratio such that, to the greatest extent possible, following the completion of such reverse split (after taking into account any rounding mechanics utilized in such split), the number of outstanding PAGP GP Company Units held by each holder of such units shall equal

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the product of (i) the number of PAGP GP Company Units held by such holder immediately prior to the split and (ii) the Exchange Ratio.

“PAGP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of PAGP, dated as of October 21, 2013.

“PAGP Reverse Stock Split” means a reverse split of the outstanding PAGP Class A Shares and PAGP Class B Shares at a ratio such that, to the greatest extent possible, following the completion of such reverse split (after taking into account any rounding mechanics utilized in such split), the number of outstanding PAGP Class A Shares or PAGP Class B Shares, as applicable, held by each holder of such partnership interests shall equal the product of (i) the number of PAGP Class A Shares or PAGP Class B Shares, as applicable, held by such holder immediately prior to the split and (ii) the Exchange Ratio.

“PAGP Reverse Stock Split Effective Time” is defined in Section 2.7(a).

“Party” and “Parties” is defined in the Preamble.

“Person” means any individual or entity, including any firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Authority or other entity.

“Proxy Statement” is defined in Section 4.1(a).

“Q3 Distribution Record Date” is defined in Section 4.10(a).

“Q3 Distribution True-Up Amount” is defined in Section 4.10(a).

“Registration Rights Agreement” is defined in Section 2.9(a)(i).

“Representative” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Shareholder Approval” means the affirmative vote of holders of a Share Majority (as such term is defined in the PAGP Partnership Agreement) in favor of the Shareholder Proposal.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, Equity Interests of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series A Conversion Rate” has the meaning given such term in the PAA Partnership Agreement.

“Shareholder Meeting” is defined in Section 4.1(b).

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“Shareholder Proposal” is defined in Section 4.1(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax Opinion” is defined in Section 2.10(b).

“Tax Opinion Certificate” is defined in Section 2.10(b).

“Transaction Documents” means this Agreement, the Omnibus Agreement, the Registration Rights Agreement, the A&R PAA Partnership Agreement, the A&R AAP Partnership Agreement, the A&R GP LLC Agreement, the A&R PAGP Partnership Agreement, the A&R PAGP GP LLC Agreement, the A&R Administrative Agreement, the Voting Agreement, and each of the other documents and agreements to be delivered by the Parties in connection with the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including each of the Transactions contemplated by Section 2.3 through Section 2.8.

“Tudor Pickering” is defined in Section 3.1(f).

“Voting Agreement” is defined in the Recitals.

“Voting Interests” of any Person as of any date means (i) the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances and are entitled to vote in the election of at least a majority of the board of directors, managers or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or (ii) with respect to a partnership (whether general or limited), any general partner interest in such partnership.

1.2                   Certain Interpretive Matters.  In this Agreement:

(a)                                 Any reference to a statute, regulation or Law will be deemed also to refer to any amendment thereto and all rules and regulations promulgated thereunder, in each case as of the date of such reference but not thereafter, unless the context expressly requires otherwise;

(b)                                 Any reference to an agreement, instrument or document will be deemed to refer to that agreement, instrument or document as amended, restated, supplemented and otherwise modified from time to time, unless the context expressly requires otherwise;

(c)                                  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”;

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(d)                                 Examples will not be construed to limit, expressly or by implication, the matter they illustrate;

(e)                                  Any pronoun will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa, unless the context otherwise expressly requires;

(f)                                   The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;

(g)                                  The term “cost” includes expense and the term “expense” includes cost;

(h)                                 The headings and titles herein are for convenience only and will have no significance in the interpretation hereof;

(i)                                     Currency amounts referenced herein are in U.S. Dollars;

(j)                                    Unless the context otherwise requires, all references to time mean time in Houston, Texas;

(k)                                 Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified; and

(l)                                     If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb).

ARTICLE II
THE CLOSING; CLOSING TRANSACTIONS

2.1                               The Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 8:30 a.m., Houston, Texas time, on the first Business Day after satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article V (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law and this Agreement) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P., in Houston, Texas, unless another date or place is agreed to in writing by the Parties.

2.2                               Closing Transactions; Order of Closing Transactions.  At the Closing, upon the terms and subject to the conditions of this Agreement, the Transactions shall be consummated as set forth in this Article II.  The Transactions provided for in this Article II shall be completed in the order set forth below, with each Transaction in Section 2.3 through Section 2.8 occurring immediately following and conditioned upon the consummation of the prior Transaction (except in the case of the adoption of the governance documents pursuant to Section 2.6, which shall be deemed to have occurred at such time, if any, as is necessary to consummate any earlier Transaction), and the deliveries set forth in Section 2.9 occurring immediately thereafter or, to the extent necessary to consummate any earlier Transaction contemplated by Section 2.3 through Section 2.8, at the time of such earlier Transaction.

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2.3                               Contribution of AAP Class A Units from PAGP to GP LLC.  PAGP shall, and effective as of and contingent upon the Closing, hereby does, contribute and assign to GP LLC a number of AAP Class A Units representing 1.0% of all of the AAP Class A Units then held by PAGP (the “Contributed AAP Units”).  GP LLC shall, and effective as of and contingent upon the Closing, hereby (a) accepts such Contributed AAP Units as a contribution to the capital of GP LLC, (b) agrees to be bound by the AAP Partnership Agreement as a limited partner of AAP and (c) is admitted as a limited partner of AAP with respect to the Contributed AAP Units.

2.4                               Election to Treat GP LLC as a Corporation for U.S. Federal Income Tax Purposes.  GP LLC shall file a valid election on Internal Revenue Service Form 8832 for GP LLC to be treated for U.S. federal income tax purposes as an entity that is regarded as separate from its owner, to be effective on the Closing Date or as promptly as practicable thereafter.

2.5                               Redemption of PAA IDRs by PAA in Exchange for PAA Common Units; Recapitalization of PAA General Partner Interest.

(a)                                 As consideration for the IDR Redemption and Exchange contemplated by Section 2.5(b), the PAA General Partner Interest Recapitalization contemplated by Section 2.5(c) and the performance by the other Parties hereto of their respective obligations hereunder and under the various Transaction Documents, PAA agrees to (i) perform its obligations hereunder and under the various Transaction Documents to which it is a party and (ii) issue to AAP a total of up to 245,500,000 PAA Common Units (the “PAA Common Unit Consideration”).  Effective as of and contingent upon the Closing, PAA shall issue to AAP a number of PAA Common Units equal to the PAA Common Unit Consideration less a number of PAA Common Units equal to the number of PAA Common Units that are issuable pursuant to Section 4.2(c)(i) of the Omnibus Agreement (assuming that each AAP Class B Unit issued and outstanding as of the Closing Date that is not an AAP Earned Unit (as defined in the Omnibus Agreement) as of the Closing Date becomes an AAP Earned Unit after the Closing Date).

(b)                                 PAA shall, and effective as of and contingent upon the Closing, and concurrently with the issuance of the PAA Common Unit Consideration, hereby does, exchange the PAA IDRs for PAA Common Units by redeeming all of AAP’s right, title and interest in and to the PAA IDRs, free and clear of all liens in exchange for the issuance and delivery by PAA of the PAA Common Unit Consideration (together, the “IDR Redemption and Exchange”).  Upon the consummation of the IDR Redemption and Exchange, the PAA IDRs shall be automatically and permanently cancelled without any further action by any Party.

(c)                                  The PAA General Partner Interest shall, effective as of and contingent upon the Closing, and concurrently with the IDR Redemption and Exchange, be automatically converted into a non-economic general partner interest in PAA (the “Non-Economic PAA General Partner Interest”), as set forth in the Sixth Amended and Restated Agreement of Limited Partnership of PAA (in substantially the form attached as Exhibit A hereto, the “A&R PAA Partnership Agreement”) in exchange for the issuance and delivery by PAA of the PAA Common Unit Consideration as contemplated in Section 2.5(a) (such conversion and issuance, together, the “PAA General Partner Interest Recapitalization”).

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(d)                                 Concurrently with the other transactions contemplated by this Section 2.5, (i) AAP shall, after establishing such reserves as may be necessary to satisfy any expenses payable by AAP, PAGP or PAGP GP in connection with the Transactions, apply any remaining cash balances towards the balance then due and payable under the AAP Credit Agreement, and (ii) PAA shall assume all remaining outstanding indebtedness, obligations and liabilities under the AAP Credit Agreement and any related collateral or other agreements and shall cause to be terminated and released all applicable obligations and liabilities of AAP related to the AAP Credit Agreement and such other agreements.

2.6                               Adoption of Amended and Restated Governance Documents.  Effective as of and contingent upon the Closing:

(a)                                 PAA GP, as the general partner of PAA, shall execute and deliver, and together with GP LLC, AAP, PAGP and PAGP GP, shall cause to be adopted, the A&R PAA Partnership Agreement, which shall reflect and give effect to, among other things, the PAA General Partner Interest Recapitalization and the cancellation of the PAA IDRs in accordance with Section 2.5.

(b)                                 GP LLC, as the general partner of AAP, shall execute and deliver and cause to be adopted the Eighth Amended and Restated Limited Partnership Agreement of AAP, in substantially the form attached hereto as Exhibit B (the “A&R AAP Partnership Agreement”).

(c)                                  PAGP GP, as the general partner of PAGP, shall execute and deliver and cause to be adopted the Second Amended and Restated Agreement of Limited Partnership of PAGP, in substantially the form attached hereto as Exhibit C (the “A&R PAGP Partnership Agreement”).

(d)                                 PAGP, as the sole member of GP LLC, shall execute and deliver and cause to be adopted the Seventh Amended and Restated Limited Liability Company Agreement of GP LLC, in substantially the form attached as Exhibit D hereto (the “A&R GP LLC Agreement”).

(e)                                  PAGP GP shall execute and deliver and cause to be adopted the Second Amended and Restated Limited Liability Company Agreement of PAGP GP, in substantially the form attached hereto as Exhibit E (the “A&R PAGP GP LLC Agreement”).

2.7                   Reverse Unit/Stock Splits.  Effective as of and contingent upon the Closing:

(a)                                 PAGP GP and PAGP shall take all actions necessary to complete the PAGP Reverse Stock Split, to be effective upon the opening of trading of the PAGP Class A Shares on the NYSE on the Closing Date or as promptly as practicable thereafter (the “PAGP Reverse Stock Split Effective Time”).

(b)                                 GP LLC and AAP shall take all actions necessary to complete the AAP Reverse Unit Split to be effective at the PAGP Reverse Stock Split Effective Time.

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(c)                                  The Board of Directors of PAGP GP and PAGP GP shall take all actions necessary to complete the PAGP GP Reverse Unit Split, to be effective at the PAGP Reverse Stock Split Effective Time.

2.8                               Issuance of PAGP Class C Shares.  PAGP shall, and effective as of and contingent upon the Closing hereby does, issue to PAA newly created Class C shares representing limited partner interests in PAGP, having the rights and preferences of “Class C Shares” as contemplated by the A&R PAGP Partnership Agreement (the “PAGP Class C Shares”).  The number of PAGP Class C Shares issued at Closing pursuant to this Section 2.8 shall equal the sum of (a) the number of outstanding PAA Common Units at such time (excluding any PAA Common Units constituting part of the PAA Common Unit Consideration) and (b) the number of PAA Common Units issuable as of such time assuming the conversion of all outstanding PAA Series A Preferred Units at the then applicable Series A Conversion Rate (such issuance, the “PAGP Class C Share Issuance”).  PAGP GP shall, as the registrar with respect to such PAGP Class C Shares, cause the issuance thereof and the admission of PAA as a limited partner of PAGP with respect to such PAGP Class C Shares to be recorded in the books and records of PAGP and PAGP GP.

2.9                               Closing Deliverables.  At or prior to the Closing, the applicable Parties will deliver or cause to be delivered, the documents as set forth herein.

(a)                                 PAA shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Registration Rights Agreement, in substantially the form attached as Exhibit F hereto (the “Registration Rights Agreement”), duly executed by PAA;

(ii)                                  to the other parties thereto, a counterpart of the Omnibus Agreement, in substantially the form attached as Exhibit G hereto (the “Omnibus Agreement”) duly executed by PAA;

(iii)                               to the other parties thereto, a counterpart of the Amended and Restated Administrative Agreement, in substantially the form attached as Exhibit H hereto (the “A&R Administrative Agreement”), duly executed by PAA;

(iv)                              to AAP, evidence reasonably satisfactory to AAP of the book-entry issuance of the portion of the PAA Common Unit Consideration to be issued and delivered at Closing, which book-entry issuances may reflect customary legends or similar notations that such PAA Common Units are subject to trading restrictions under applicable Law;

(v)                                 to AAP, evidence reasonably satisfactory to AAP that PAA has assumed AAP’s obligations under the AAP Credit Agreement and that AAP’s obligations thereunder have been terminated, in each case in accordance with Section 2.5(d); and

(vi)                              to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of PAA set forth in this Agreement are true and correct in all material respects on the Closing Date as

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though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date) and (ii) PAA has complied in all material respects with each of the covenants in this Agreement required to be complied with by such Party prior to the Closing.

(b)                                 PAA GP shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Omnibus Agreement, duly executed by PAA GP;

(ii)                                  to the other parties thereto, a counterpart of the A&R Administrative Agreement, duly executed by PAA GP;

(iii)                               the A&R PAA Partnership Agreement, duly executed by PAA GP (in its capacity as the general partner of PAA and on behalf of the limited partners of PAA pursuant to powers of attorney granted to PAA GP); and

(iv)                              to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of PAA GP set forth in this Agreement are true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date) and (ii) PAA GP has complied in all material respects with each of the covenants in this Agreement required to be complied with by such Party prior to the Closing.

(c)                                  AAP shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Registration Rights Agreement, duly executed by AAP;

(ii)                                  to the other parties thereto, a counterpart of the Omnibus Agreement, duly executed by AAP;

(iii)                               to the other parties thereto, a counterpart of the A&R Administrative Agreement, duly executed by AAP;

(iv)                              to PAA, evidence reasonably satisfactory to PAA that AAP has applied any cash balances towards the repayment of the amount owed by AAP under the AAP Credit Agreement as contemplated by Section 2.5(d)  and that, except as disclosed in Section 3.3(f) or as incurred in accordance with Section 4.4(b), there are no outstanding indebtedness, obligations and liabilities under the AAP Credit Agreement; and

(v)                                 to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of AAP set forth in this Agreement are true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date), (ii) AAP has complied in all material respects with each of the covenants in this Agreement required to be complied

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with by such Party prior to the Closing and (iii) all of the approvals required under the AAP Credit Agreement in order to consummate the Transactions have been obtained.

(d)                                 GP LLC shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Omnibus Agreement, duly executed by GP LLC;

(ii)                                  to the other parties thereto, a counterpart of the A&R Administrative Agreement, duly executed by GP LLC;

(iii)                               to the other parties thereto, the A&R AAP Partnership Agreement, duly executed by GP LLC; and

(iv)                              to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of GP LLC set forth in this Agreement are true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date) and (ii) GP LLC has complied in all material respects with each of the covenants in this Agreement required to be complied with by such Party prior to the Closing.

(e)                                  PAGP shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Omnibus Agreement, duly executed by PAGP;

(ii)                                  to the other parties thereto, a counterpart of the A&R Administrative Agreement, duly executed by PAGP;

(iii)                               the A&R GP LLC Agreement, duly executed by PAGP;

(iv)                              to PAA, evidence reasonably satisfactory to PAA of the book-entry issuance to PAA of the PAGP Class C Shares issuable in the PAGP Class C Share Issuance;

(v)                                 to GP LLC, documentation reasonably satisfactory to GP LLC necessary to reflect the contribution of the Contributed AAP Units to GP LLC in accordance with Section 2.3; and

(vi)                              to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of PAGP set forth in this Agreement are true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date) and (ii) PAGP has complied in all material respects with each of the covenants in this Agreement required to be complied with by such Party prior to the Closing.

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(f)                                   PAGP GP shall deliver:

(i)                                     to the other parties thereto, a counterpart of the Omnibus Agreement, duly executed by PAGP GP;

(ii)                                  to the other parties thereto, a counterpart of the A&R Administrative Agreement, duly executed by PAGP GP;

(iii)                               the A&R PAGP GP LLC Agreement, duly executed by PAGP;

(iv)                              the A&R PAGP Partnership Agreement, duly executed by PAGP GP (in its capacity as the general partner of PAGP); and

(v)                                 to the other Parties, an officer’s certificate, dated the Closing Date, to the effect that (i) the representations and warranties of PAGP GP set forth in this Agreement are true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date) and (ii) PAGP GP has complied in all material respects with each of the covenants in this Agreement required to be complied with by such Party prior to the Closing.

2.10                        Intended Tax Treatment, Tax Opinion and Common Unit Fungibility.

(a)                                 The Parties intend that the PAA/AAP Interest Restructuring will be treated for U.S. federal income tax purposes as set forth below in this Section 2.10(a) (the “Intended Tax Treatment”). Each Party shall, and shall cause its controlled Affiliates to, file all tax returns and other reports consistent with the Intended Tax Treatment, unless required by Law to do otherwise.

(i)                                     The PAA/AAP Interest Restructuring will be treated as either (A) a transaction described in Section 721 of the Code in a manner consistent with Revenue Ruling 84-52, 1984-1 C.B. 157, and the AAP Assumed Debt will be treated as “qualified liabilities” under Treas. Reg. § 1.707-5(a)(6), or (B) a readjustment of partnership items among existing partners of a partnership not involving a sale or exchange.  As a result, no gain or loss will be recognized by PAA or its partners except (A) in the case of the existing owners of PAA Common Units, to the extent any gain is recognized as a result of the PAA/AAP Interest Restructuring causing a decrease in their share of PAA liabilities under Section 752 of the Code and (B) in the case of AAP, to the extent (1) any gain results from the assumption of the Non-Contribution Revolver Borrowings, or (2) the AAP Assumed Debt exceeds AAP’s basis in its PAA Common Units received in the PAA/AAP Interest Restructuring after taking into account any adjustments resulting from the PAA/AAP Interest Restructuring in its share of PAA liabilities under Section 752 outstanding after the completion of all of the Transactions.

(ii)                                  The PAA/AAP Interest Restructuring will result in an adjustment to the capital accounts of PAA’s partners and the carrying values of PAA’s properties in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

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(iii)                               Following the Transactions, AAP’s aggregate basis in its PAA Common Units and non-economic PAA general partner interest received in the PAA/AAP Interest Restructuring will equal its aggregate basis in the PAA General Partner Interest and PAA IDRs immediately prior to Closing, decreased by the AAP Assumed Debt, increased by its share of PAA liabilities under Section 752 (after taking into account any adjustments resulting from the Transactions), and increased by gain, if any, recognized by AAP as a result of the PAA/AAP Interest Restructuring.

(b)                                 PAA and PAGP have received the opinion of Vinson & Elkins LLP dated as of the date hereof (the “Tax Opinion”) that the PAA/AAP Interest Restructuring should receive the Intended Tax Treatment.  Such opinion is based upon, among other things, the representations set forth in the “Tax Opinion Certificate” attached as Exhibit I hereto.

(c)                                  Upon a subsequent transfer in a fully taxable transaction to a transferee that is unrelated to the transferor, it is contemplated that each PAA Common Unit issued pursuant to the PAA/AAP Interest Restructuring should in the hands of such transferee have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of any other PAA Common Unit the transferee otherwise may have acquired at the same time and at the same price (“Common Unit Fungibility”) and PAA GP (i) will exercise its authority and discretion to the maximum extent permitted under the PAA Partnership Agreement in order to ensure Common Unit Fungibility and (ii) upon a subsequent transfer in a fully taxable transaction will treat each PAA Common Unit issued pursuant to the PAA/AAP Interest Restructuring acquired by such transferee as having, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of any other PAA Common Unit the transferee otherwise may have acquired at the same time and at the same price.

(d)                                 Each Party represents that neither it nor any of its Subsidiaries is aware of any fact that is in existence on the date hereof or may reasonably be expected to occur on or prior to the Closing, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the PAA/AAP Interest Restructuring from qualifying for the Intended Tax Treatment, (ii) the representation in the Tax Opinion Certificate from being true and correct on the date hereof or on the Closing Date, or (iii) the achievement of Common Unit Fungibility.

(e)                                  Each Party agrees to use its reasonable best efforts to cause the representations in the Tax Opinion Certificate to continue to be true and correct at Closing, including by not taking or failing to take any action which action or failure to act such party knows is reasonably likely to prevent the representations in the Tax Opinion Certificate to continue to be true and correct at Closing.

(f)                                   Each Party agrees to use its reasonable best efforts to (i) cause the PAA/AAP Interest Restructuring to qualify for the Intended Tax Treatment, and (ii) cause the achievement of Common Unit Fungibility, including by not taking or failing to

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take any action which action or failure to act such party knows is reasonably likely to prevent such qualification or achievement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of PAA.  PAA hereby represents and warrants to the other Parties hereto as follows:

(a)                                 Organization, Standing and Authority.  PAA (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to PAA and its Subsidiaries, taken as a whole.

(b)                                 Capitalization.  As of the date hereof, there are 397,736,728 PAA Common Units (excluding 2,769,764 unvested phantom units issued under PAA’s long-term incentive plan), 61,888,566 PAA Series A Preferred Units, the PAA IDRs, and the PAA General Partner Interest issued and outstanding, which collectively constitute all of the issued and outstanding Equity Interests of PAA.  The limited partner interests represented by the PAA Common Units and the PAA Series A Preferred Units have been duly authorized and validly issued in accordance with the PAA Partnership Agreement and are fully paid (to the extent required under the PAA Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act).  The general partner interest represented by the PAA General Partner Interest has been duly authorized and validly issued in accordance with the PAA Partnership Agreement.  Except as expressly contemplated by this Agreement, otherwise disclosed in the PAA SEC Reports or pursuant to PAA’s long-term incentive plan, employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of PAA GP or PAA with respect to any equity securities of PAA and neither PAA GP nor PAA has any commitment to authorize, issue or sell any such equity securities or Commitments.

(c)                                  Subsidiaries.  Each of PAA’s Subsidiaries has the entity power and authority to carry on its business as it is now being conducted and to own all its properties and assets, except as would not (individually or in the aggregate) reasonably be expected to be material to PAA and its Subsidiaries, taken as a whole.

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.2(d), Section 3.3(d), Section 3.4(d), Section 3.5(d) and Section 3.6(d), this Agreement and the matters contemplated hereby, including, to the

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extent applicable, the Transactions and the Transaction Documents, have been authorized by all necessary limited partnership action by PAA, and this Agreement has been, and each other Transaction Document to be executed or delivered by PAA will be at the time it is delivered, duly executed and delivered and is or, when delivered will be, a legal, valid and binding agreement of PAA, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by PAA into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PAA or any of its Subsidiaries is a party or by which PAA or any of its Subsidiaries or properties is subject or bound that is material to PAA and its Subsidiaries, taken as a whole, (ii) constitute a breach or violation of, or a default under the PAA Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to PAA or any of its Subsidiaries, or (iv) result in the creation of any Encumbrance on any of PAA’s (or any of its Subsidiaries’) assets.

(f)                                   No Brokers.  Except for the fees payable by PAA to Tudor Pickering Holt & Co LLC (“Tudor Pickering”) and to Barclays Capital Inc. (“Barclays”), no action has been taken by or on behalf of PAA that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(g)                                  Regulatory Approvals.  There are no material approvals of any Governmental Authority required to be obtained by PAA to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

(h)                                 Issuances of Common Units.  All PAA Common Units issued pursuant to this Agreement, including the PAA Common Unit Consideration, when so issued as provided in this Agreement or the Omnibus Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the PAA Partnership Agreement or, upon its adoption, the A&R PAA Partnership Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act) and free of preemptive rights (except as provided in Section 5.9 of the PAA Partnership Agreement or, upon its adoption, the A&R PAA Partnership Agreement, as applicable) and will entitle such recipient thereof to all of the rights of a holder of PAA Common Units in accordance with the PAA Partnership

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Agreement (and, upon its adoption, the A&R PAA Partnership Agreement) and the Delaware LP Act.

3.2                               Representations and Warranties of PAA GP.  PAA GP hereby represents and warrants to the other Parties hereto as follows:

(a)                                 Organization, Standing and Authority.  PAA GP (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to PAA GP.

(b)                                 Capitalization.  The only Equity Interests of PAA GP issued and outstanding are the PAA GP Membership Interests.  There are no issued or outstanding Commitments of PAA GP with respect to any equity securities of PAA GP and PAA GP does not have any commitment to authorize, issue or sell any such equity securities or Commitments.  The limited liability company interests represented by the PAA GP Membership Interests have been duly authorized and validly issued in accordance with the PAA GP LLC Agreement and are fully paid (to the extent required under the PAA GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(c)                                  Ownership.  PAA GP owns beneficially and of record the PAA General Partner Interest, free and clear of all Encumbrances.  Upon the consummation of the PAA General Partner Interest Recapitalization in accordance with the terms of this Agreement, PAA GP will own beneficially and of record the Non-Economic PAA General Partner Interest free and clear of all Encumbrances.

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.1(d), Section 3.3(d), Section 3.4(d), Section 3.5(d) and Section 3.6(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents, have been authorized by all necessary limited liability company action by PAA GP, and this Agreement has been, and each other Transaction Document to be executed or delivered by PAA GP will be at the time it is delivered, duly executed and delivered and is or, when delivered, will be a legal, valid and binding agreement of PAA GP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by PAA GP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PAA GP is a party or by which PAA GP is subject or bound that is material to PAA GP, (ii) constitute a breach or violation of, or a default under the PAA GP LLC Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to PAA or PAA GP or any of their respective Subsidiaries, or (iv) result in the creation of any Encumbrance on any of PAA GP’s assets.

(f)                                   No Brokers.  Excluding fees payable by any of the other Parties, no action has been taken by or on behalf of PAA GP that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(g)                                  Regulatory Approvals.  There are no material approvals of any Governmental Authority required to be obtained by PAA GP to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

(h)                                 Private Placement.  PAA GP is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act.  PAA has made available and PAA GP has reviewed such information as PAA GP considers necessary or appropriate to evaluate the risks and merits of an investment in PAA Common Units or other securities of PAA and the consummation of the Transactions.  Any securities of PAA acquired by PAA GP pursuant to the Transactions are, except as contemplated by the Transactions, being acquired for PAA GP’s own account, not as a nominee or agent, and with no intention of distributing such securities or any part thereof, and PAA GP has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any State.

3.3                               Representations and Warranties of AAP.  AAP hereby represents and warrants to the other Parties hereto as follows:

(a)                                 Organization, Standing and Authority.  AAP (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits

20

necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to AAP.

(b)                                 Capitalization.  The only Equity Interests of AAP issued and outstanding are 640,730,181 AAP Class A Units, 13,840,461 AAP Class B Units and the AAP General Partner Interest, which collectively constitute all of the issued and outstanding Equity Interests of AAP.  The limited partner interests represented by the AAP Class A Units and the AAP Class B Units have been duly authorized and validly issued in accordance with the AAP Partnership Agreement and are fully paid (to the extent required under the AAP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act).  The general partner interest represented by the AAP General Partner Interest has been duly authorized and validly issued in accordance with the AAP Partnership Agreement.  Except as expressly contemplated by this Agreement, otherwise disclosed in the PAA SEC Reports or pursuant to employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of AAP with respect to any equity securities of AAP and AAP has no commitment to authorize, issue or sell any equity securities or Commitments.

(c)                                  Ownership.  AAP owns beneficially and of record all of the PAA IDRs, free and clear of all Encumbrances, other than Encumbrances under the AAP Credit Agreement which shall be eliminated immediately prior to Closing and Encumbrances provided for under the PAA Partnership Agreement.  AAP owns beneficially and of record all of the PAA GP Membership Interests, free and clear of all Encumbrances, other than Encumbrances under the AAP Credit Agreement which shall be eliminated at Closing and Encumbrances provided for under the PAA GP LLC Agreement. Upon the consummation of the IDR Redemption and Exchange and the PAA General Partner Interest Recapitalization in accordance with the terms of this Agreement, AAP will own beneficially and of record the portion of the PAA Common Unit Consideration to be issued and delivered to AAP at Closing, free and clear of all Encumbrances (other than Encumbrances provided for under the PAA Partnership Agreement).

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.1(d), Section 3.2(d), Section 3.4(d), Section 3.5(d) and Section 3.6(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents, have been authorized by all necessary limited partnership action by AAP, and this Agreement has been, and each other Transaction Document to be executed or delivered by AAP will be at the time it is delivered, duly executed and delivered and is or, when delivered, will be a legal, valid and binding agreement of AAP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  To the extent required in connection with the consummation of the Transactions, all approvals required to be obtained from the limited partners of AAP have been obtained.

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(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws, required approvals under the AAP Credit Agreement and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by AAP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which AAP is a party or by which AAP or its properties is subject or bound that is material to AAP, (ii) constitute a breach or violation of, or a default under the AAP Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to AAP, or (iv) result in the creation of any Encumbrance on any of AAP’s assets.

(f)                                   AAP Credit Agreement.  As of the date of this Agreement, the amount of indebtedness outstanding under the AAP Term Loan is $550 million and the AAP Revolving Credit Facility is $43 million.  Except as set forth in the previous sentence and with respect to any indebtedness incurred in accordance with Section 4.4(b) or Section 4.10, AAP is not liable for any other indebtedness, obligations or liabilities under the AAP Credit Agreement or any related collateral or other agreements.

(g)                                  No Brokers.  Excluding fees payable by any of the other Parties, no action has been taken by or on behalf of AAP that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(h)                                 Regulatory Approvals.  There are no material approvals of any Governmental Authority required to be obtained by AAP to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

(i)                                     Private Placement.  AAP is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act.  PAA has made available and AAP has reviewed such information as AAP considers necessary or appropriate to evaluate the risks and merits of an investment in PAA Common Units or other securities of PAA and the consummation of the Transactions.  Any securities of PAA acquired by AAP pursuant to the Transactions are, except as contemplated by the Transactions, being acquired for AAP’s own account, not as a nominee or agent, and with no intention of distributing such securities or any part thereof, and AAP has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any State.

3.4                               Representations and Warranties of GP LLC.  GP LLC hereby represents and warrants to the other Parties hereto as follows:

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(a)                                 Organization, Standing and Authority.  GP LLC (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to GP LLC.

(b)                                 Capitalization.  The only Equity Interests of GP LLC issued and outstanding are the GP LLC Membership Interests.  Except as expressly contemplated by this Agreement, otherwise disclosed in the PAA SEC Reports or pursuant to employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of GP LLC with respect to any equity securities of GP LLC and GP LLC does not have any commitment to authorize, issue or sell any equity securities or Commitments.  The limited liability company interests represented by the GP LLC Membership Interests have been duly authorized and validly issued in accordance with the GP LLC Agreement and are fully paid (to the extent required under the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(c)                                  Ownership.  GP LLC owns beneficially and of record the AAP General Partner Interest, free and clear of all Encumbrances (other than Encumbrances provided for under the AAP Partnership Agreement). Upon the consummation of the Transaction set forth in Section 2.3, GP LLC will own beneficially and of record the Contributed AAP Units, free and clear of all Encumbrances (other than Encumbrances provided for under the AAP Partnership Agreement).

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.1(d), Section 3.2(d), Section 3.3(d), Section 3.5(d) and Section 3.6(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents, have been authorized by all necessary limited liability company action by GP LLC (including, to the extent applicable, in its capacity as the general partner of AAP and in its Indirect PAA GP Capacity), and this Agreement has been, and each other Transaction Document to be executed or delivered by GP LLC will be at the time it is delivered, duly executed and delivered and is or, when delivered, will be a legal, valid and binding agreement of GP LLC, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery

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and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by GP LLC into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which GP LLC is a party or by which GP LLC or its properties is subject or bound that is material to GP LLC, (ii) constitute a breach or violation of, or a default under the GP LLC Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to GP LLC, or (iv) result in the creation of any Encumbrance on any of GP LLC’s assets.

(f)                                   No Brokers.  Other than the fees owed by PAA or GP LLC to Tudor Pickering, as advisor to the GP LLC Conflicts Committee, and to Barclays, no action has been taken by or on behalf of GP LLC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(g)                                  Regulatory Approvals.  There are no material approvals of any Governmental Authority required to be obtained by GP LLC to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

3.5                               Representations and Warranties of PAGP.  PAGP hereby represents and warrants to the other Parties hereto as follows:

(a)                                 Organization, Standing and Authority.  PAGP (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to PAGP.

(b)                                 Capitalization.  As of the date hereof, the only Equity Interests of PAGP issued and outstanding are 267,032,219 PAGP Class A Shares (excluding 83,200 PAGP unvested phantom Class A Shares issued under PAGP’s long-term incentive plan), 373,697,962 PAGP Class B Shares and the PAGP General Partner Interest, which collectively constitute all of the issued and outstanding Equity Interests of PAGP.  The limited partner interests represented by the PAGP Class A Shares and the PAGP Class B Shares have been duly authorized and validly issued in accordance with the PAGP Partnership Agreement and are fully paid (to the extent required under the PAGP

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Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act).  The general partner interest represented by the PAGP General Partner Interest has been duly authorized and validly issued in accordance with the PAGP Partnership Agreement.  Except as expressly contemplated by this Agreement, otherwise disclosed in the PAA SEC Reports or pursuant to PAGP’s long-term incentive plan, employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of PAGP with respect to any equity securities PAGP and PAGP has no commitment to authorize, issue or sell any equity securities or Commitments.

(c)                                  Ownership.  PAGP owns beneficially and of record 267,032,219 AAP Class A Units, free and clear of all Encumbrances (other than Encumbrances provided for under the AAP Partnership Agreement).  PAGP owns beneficially and of record 254,037,317 PAGP GP Company Units, free and clear of all Encumbrances (other than Encumbrances provided for under the PAGP GP LLC Agreement).  PAGP owns beneficially and of record all of the GP LLC Membership Interests, free and clear of all Encumbrances (other than Encumbrances provided for under the GP LLC Agreement).

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.1(d), Section 3.2(d), Section 3.3(d), Section 3.4(d) and Section 3.6(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents have, subject to receipt of the Required Shareholder Approval, been authorized by all necessary limited partnership action by PAGP, and this Agreement has been, and each other Transaction Document to be executed or delivered by PAGP will be at the time it is delivered, duly executed and delivered and is or, when delivered, will be a legal, valid and binding agreement of PAGP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Prior to the execution of this Agreement, limited partners of PAGP holding, in the aggregate, interests constituting a Share Majority (as such term is defined in the PAGP Partnership Agreement), have executed and delivered the Voting Agreement with respect to this Agreement and the Transactions.

(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by PAGP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PAGP is a party or by which PAGP or its properties is subject or bound that is material to PAGP, (ii) constitute a breach or violation of, or a default under the PAGP Partnership Agreement, (iii) contravene or conflict with or constitute a

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violation of any provision of any Law or Order binding upon or applicable to PAGP, or (iv) result in the creation of any Encumbrance on any of PAGP’s assets.

(f)                                   No Brokers.  Except for the fees payable to Jefferies LLC (“Jefferies”) and Barclays, no action has been taken by or on behalf of PAGP that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(g)                                  Regulatory Approvals.  There are no material approvals of any Governmental Authority required to be obtained by PAGP to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC and the NYSE).

(h)                                 Private Placement.  PAGP is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act.  PAA has made available and PAGP has reviewed such information as PAGP considers necessary or appropriate to evaluate the risks and merits of an investment in PAA Common Units or other securities of PAA and the consummation of the Transactions.  Any securities of PAA acquired by PAGP pursuant to the Transactions are, except as contemplated by the Transactions, being acquired for PAGP’s own account, not as a nominee or agent, and with no intention of distributing such securities or any part thereof, and PAGP has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any State.

(i)                                     Issuances of Class C Shares.  The PAGP Class C Shares issued pursuant to this Agreement, when so issued as provided in this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the PAGP Partnership Agreement or, upon its adoption, the A&R PAGP Partnership Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act) and free of preemptive rights and will entitle such recipient thereof to all of the rights of a holder of PAGP Class C Shares in accordance with the PAGP Partnership Agreement (or, upon its adoption, the A&R PAGP Partnership Agreement) and the Delaware LP Act.

(j)                                    Proxy Statement.  The Proxy Statement will, when definitively filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the holders of PAGP Class A Shares and PAGP Class B Shares and at the time the Shareholder Proposal is submitted to such holders, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.5(j) will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the other Parties or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

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3.6                               Representations and Warranties of PAGP GP.  PAGP GP hereby represents and warrants to the other Parties hereto as follows:

(a)                                 Organization, Standing and Authority.  PAGP GP (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) through (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, be material to PAGP GP.

(b)                                 Capitalization.  The only Equity Interests of PAGP GP issued and outstanding are 605,845,150 PAGP GP Company Units.  Except as expressly contemplated by this Agreement, otherwise disclosed in the PAA SEC Reports or pursuant to employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of PAGP GP with respect to any equity securities of PAGP GP and PAGP GP does not have any commitment to authorize, issue or sell any equity securities or Commitments.  The limited liability company interests represented by the PAGP GP Company Units have been duly authorized and validly issued in accordance with the PAGP GP LLC Agreement and are fully paid (to the extent required under the PAGP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(c)                                  Ownership.  PAGP GP owns beneficially and of record the PAGP General Partner Interest, free and clear of all Encumbrances (other than Encumbrances provided for under the PAGP Partnership Agreement).

(d)                                 Authority.  Assuming the accuracy of the representations and warranties set forth in Section 3.1(d), Section 3.2(d), Section 3.3(d), Section 3.4(d) and Section 3.5(d), this Agreement and the matters contemplated hereby, including, to the extent applicable, the Transactions and the Transaction Documents, have been authorized by all necessary limited liability company action by PAGP GP (including, to the extent applicable, in its capacity as the general partner of PAGP), and this Agreement has been, and each other Transaction Document to be executed or delivered by PAGP GP will be at the time it is delivered, duly executed and delivered and is or, when delivered, will be a legal, valid and binding agreement of PAGP GP, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  The amendments to the provisions of PAGP GP LLC Agreement set forth in Article IV thereof contemplated by the A&R PAGP GP LLC Agreement have been approved by a majority of the Independent Directors (as such term is defined in the PAGP GP LLC Agreement)

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of PAGP GP.  To the extent required in connection with the consummation of the Transactions, all approvals required to be obtained from the members of PAGP GP have been obtained.

(e)                                  No Defaults.  Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the entrance by PAGP GP into the Transaction Documents to which it is a party, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PAGP GP is a party or by which PAGP GP or its properties is subject or bound that is material to PAGP GP, (ii) constitute a breach or violation of, or a default under the PAGP GP LLC Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to PAGP GP, or (iv) result in the creation of any Encumbrance on any of PAGP GP’s assets.

(f)                                   No Brokers.  Other than the fees owed by PAGP to Jefferies as advisor to the PAGP GP Board, and to Barclays, no action has been taken by or on behalf of PAGP GP that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

ARTICLE IV
COVENANTS AND AGREEMENTS

4.1                               The Proxy Statement and the Shareholder Meeting.

(a)                                 As promptly as reasonably practicable after the date hereof (and in any event within 20 Business Days after the date hereof), PAGP will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form.  Unless the PAGP GP Board has made a Change of Recommendation in accordance with the provisions of this Agreement, the PAGP GP Board Recommendation shall be included in the Proxy Statement.  The Parties will cooperate with each other in the preparation of the Proxy Statement, including with respect to any additional proxy soliciting materials of PAGP; without limiting the generality of the foregoing, the other Parties will furnish to PAGP the information relating to the other Parties required by the Exchange Act to be set forth in the Proxy Statement and such other information concerning such Party as may be reasonably requested by PAGP in connection with the preparation, filing and distribution of the Proxy Statement, and such Parties and their counsel will be given the opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) prior to the filing thereof with the SEC.  The Parties will each use their reasonable best efforts, after consultation with the other Parties, to respond promptly to any comments made by the SEC with respect to the Proxy

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Statement, and PAGP (i) shall provide the other Parties a reasonable opportunity to review and comment on such response and (ii) shall include in such response all comments reasonably proposed by the other Parties.  PAGP will cause the Proxy Statement to be transmitted to the holders of PAGP Class A Shares and PAGP Class B Shares as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)                                 PAGP will advise the other Parties promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If at any time prior to the date of the Shareholder Meeting, any information relating to the Parties, or any of their respective affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of PAGP Class A Shares and PAGP Class B Shares.  PAGP will not mail any Proxy Statement, or any amendment or supplement thereto, with respect to which any Party reasonably objects to disclosure therein specifically regarding such Party or any Representative of such Party.  Once the Shareholder Meeting has been called and noticed, PAGP will not postpone or adjourn the Shareholder Meeting without the consent of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that PAGP has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of PAGP Class A Shares and PAGP Class B Shares prior to the Shareholder Meeting, (iii) in the event PAGP has delivered any notice contemplated by Section 4.1(d) and the time periods contemplated by Section 4.1(d) have not expired or (iv) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of PAGP Class A Shares and PAGP Class B Shares; provided that in no event may the Shareholder Meeting be delayed to a date after the date that is two Business Days prior to the Outside Date.

(c)                                  PAGP GP, as general partner of PAGP, will take, in accordance with applicable Law, NYSE rules and the PAGP Partnership Agreement, all action necessary to call, hold and convene an appropriate meeting of the holders of PAGP Class A Shares and PAGP Class B Shares (including any adjournment or postponement, the “Shareholder Meeting”) to consider and vote upon a proposal to approve this Agreement and the Transactions and any other matters required to be approved by them for consummation of the matters contemplated hereby or thereby (the “Shareholder Proposal”) as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with Section 4.1(b), PAGP will convene and hold the Shareholder Meeting not later than 20 Business Days following the mailing of the Proxy Statement to the holders of PAGP Class A

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Shares and PAGP Class B Shares.  Subject to Section 4.1(d), PAGP will take all reasonable lawful action to solicit approval of the Shareholder Proposal by the holders of PAGP Class A Shares and PAGP Class B Shares.

(d)                                 The PAGP GP Board will recommend that the holders of PAGP Class A Shares and PAGP Class B Shares approve the Shareholder Proposal (the “PAGP GP Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Required Shareholder Approval at the Shareholder Meeting, the PAGP GP Board may withdraw, modify or qualify in any manner adverse to PAA or any other Party the PAGP GP Board Recommendation (any such action a “Change in Recommendation”) if the PAGP GP Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a Change in Recommendation is necessary to comply with its duties under the PAGP Partnership Agreement or that the failure to make a Change in Recommendation would otherwise result in a material violation of applicable Law; provided, however, that the PAGP GP Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless PAGP has provided to PAA five Business Days’ prior written notice advising PAA that the PAGP GP Board intends to take such action and specifying the reasons therefor in reasonable detail.  For the avoidance of doubt, any Change in Recommendation will not (i) change the approval of this Agreement and the Transactions or any other approval of the PAGP GP Board or (ii) relieve PAGP GP or PAGP of any of its obligations under this Agreement (including under Section 4.1(a) or Section 4.1(b)), including their respective obligations to hold the Shareholder Meeting.

4.2                               Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third party approval that is required to be obtained by the Party in connection with the Transactions and the other matters contemplated by this Agreement and the Transaction Documents (including, without limitation, obtaining any required approvals under the AAP Credit Agreement), and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each Party will cooperate fully with the other Parties to that end, and will furnish to the other Parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the matters contemplated hereby.

4.3                               Press Releases.  No Party will, without the prior approval of the other Parties, issue any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law or regulation or the rules of the NYSE, in which case it will consult with the other applicable Party before issuing any such press release or written statement.

4.4                               Certain Business Activities.  From the date hereof until the Closing and except as contemplated by the Transactions or as required by applicable Law, without the prior written

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consent of the other Parties hereto, each of the Parties shall not, and shall not take any action to cause any other Party to:

(a)                                 take any action that would be reasonably likely to result in a material adverse effect on its ability to perform any of its obligations under this Agreement, including, without limitation, in the case of PAA GP, transferring the PAA General Partner Interest and, in the case of AAP, transferring the PAA GP Membership Interests or the PAA IDRs;

(b)                                 in the case of AAP, except (i) as provided by Section 4.10, (ii) to fund capital contributions by PAA GP to PAA in accordance with Section 5.2(b) of the PAA Partnership Agreement, or (iii) to fund out-of-pocket fees and expenses incurred by or on behalf of AAP, PAGP GP or PAGP in connection with the Transactions, incur any additional indebtedness, obligations or liabilities under the AAP Credit Agreement or any related collateral or other agreement; provided, however, that any incurrence of indebtedness under clause (iii) shall only be permitted to fund out-of-pocket fees and expenses that do not exceed $10 million (less any cash balances reserved for expenses payable by AAP, PAGP or PAGP GP for Transaction expenses pursuant to Section 2.5(d));

(c)                                  in the case of PAA, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional Equity Interests, any appreciation rights or any Rights or (ii) enter into any agreement with respect to the foregoing, without the prior written consent of PAGP, such consent not to be unreasonably withheld conditioned or delayed; provided, however, that notwithstanding the restrictions set forth in (i) or (ii), PAA may issue (A) up to $600 million of Equity Interests or Rights in PAA, (B) any PAA Series A PIK Units pursuant to the terms of the PAA Partnership Agreement or (C) Equity Interests or Rights under PAA’s long-term incentive plans;

(d)                                 split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests;

(e)                                  repurchase, redeem or otherwise acquire any of its Equity Interests (other than pursuant to employee benefit plans, qualified stock option plans or employee compensation plans); or

(f)                                   take any action that would be reasonably likely to result in the material delay in or failure of any condition to Closing set forth herein to be satisfied.

4.5                               Notification of Certain Matters.  Each Party will give prompt notice to the other Parties of any fact, event or circumstance known to them that would, or is reasonably likely to, cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained herein.

4.6                               Listing of PAA Common Units.  PAA GP and PAA shall use their respective reasonable best efforts to cause the PAA Common Units to be issued in the Transactions to be admitted for listing on the NYSE as promptly as practicable after the Closing.

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4.7                               AAP Reverse Unit Split; PAGP Reverse Stock Split; PAGP GP Reverse Unit Split.  It is the intention of the Parties that, immediately following the completion of the AAP Reverse Unit Split, the PAGP Reverse Stock Split and the PAGP GP Reverse Unit Split, the number of outstanding PAGP Class A Shares shall equal the number of AAP Class A Units owned of record by PAGP, which shall also equal the number of PAA Common Units owned by AAP that are attributable to PAGP’s ownership interest in AAP, in each case, to the fullest extent reasonably possible.  It is also the intention of the Parties that, immediately following the completion of the AAP Reverse Unit Split, the PAGP Reverse Stock Split and the PAGP GP Reverse Unit Split, (a) the number of outstanding PAGP GP Company Units shall equal the number of AAP Class A Units held by the Existing Owners (excluding any Existing Owners who became holders of AAP Class A Units by virtue of the conversion of AAP Class B Units), which shall also equal the number of PAA Common Units owned by AAP that are attributable to such Existing Owners and (b) the number of outstanding AAP Class A Units and PAGP Class B Shares held by the Existing Owners shall be equal to the number of PAA Common Units owned by AAP that are attributable to the Existing Owners’ ownership interest in AAP. The Parties shall use their respective reasonable best efforts to cooperate and take all necessary actions to cause the AAP Reverse Unit Split, the PAGP Reverse Stock Split and the PAGP GP Reverse Unit Split to be completed at Closing in a manner consistent with the foregoing.  Consistent with the foregoing, in connection with the PAGP Reverse Stock Split, PAGP shall provide that holders of PAGP Class A Shares that would otherwise be entitled to fractional PAGP Class A Shares as a result of the PAGP Reverse Stock Split will instead be entitled to cash in lieu of fractional shares. In addition, in connection with the PAGP Reverse Stock Split, the AAP Reverse Unit Split and the PAGP GP Reverse Unit Split, fractional shares and/or units shall be handled in a manner that is consistent with the immediately preceding sentence and the expressions of intent otherwise set forth in this Section 4.7.

4.8                               Shelf Registration Statement.  Prior to the Closing Date, PAA shall use its reasonable best efforts to prepare for filing the shelf registration statement contemplated to be filed by PAA as promptly as practicable following Closing in accordance with the Registration Rights Agreement.

4.9                               PAGP GP Board of Directors.  Prior to the Closing Date, PAGP GP shall take all action necessary to cause the individuals set forth on Schedule 4.9 to be appointed to the Board of Directors of PAGP GP, effective as of the Closing.

4.10                        Certain AAP Borrowings. In the event that (a) the Closing has not occurred prior to the record date for determining the holders of PAA Common Units entitled to receive distributions with respect to the quarter ending September 30, 2016 (the “Q3 Distribution Record Date”), and (b) the distribution to be paid by PAA with respect to the PAA Common Units for such quarter is less than the current quarterly distribution of $0.70 per Common Unit, AAP shall, as promptly as is reasonably practicable following the Q3 Distribution Record Date but in any event prior to the date that is the earlier of the Closing and the date of such distribution, borrow an amount of cash equal to the Q3 Distribution True-Up Amount under the AAP Credit Agreement and distribute such proceeds to its unitholders in accordance with the AAP Partnership Agreement.  As used herein, “Q3 Distribution True-Up Amount” means an amount in cash equal to the excess, if any, of (i) the product of (x) the distribution declared per PAA Common Unit with respect to the quarter ending September 30, 2016 and (y) the total number of PAA Common Units to be issued by PAA to AAP at Closing pursuant to Section

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2.5(a) over (ii) the aggregate amount of distributions to be paid by PAA to AAP and PAA GP for the quarter ending September 30, 2016, with respect to the PAA IDRs and PAA General Partner Interest, respectively, as reduced by cash reserves as determined in the ordinary course and calculated in a manner consistent with historical practice.

4.11                        Certain Consents.  By execution of this Agreement, each of the Parties provides its irrevocable written consent to the entry into and performance of this Agreement and the Transactions by each other Party, in each case, to the fullest extent required by the organizational documents of each such other Party.

ARTICLE V
CONDITIONS

5.1                               Mutual Conditions.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 the Required Shareholder Approval shall have been obtained;

(b)                                 the Parties shall have taken all actions and obtained all approvals reasonably necessary such that the AAP Reverse Unit Split, the PAGP Reverse Share Split and the PAGP GP Reverse Unit Split will be completed at the Closing (it being acknowledged by the Parties that no approvals of any member or limited partner of AAP, PAGP or PAGP GP that have not already been obtained are necessary);

(c)                                  no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that seeks to or does temporarily, preliminarily or permanently restrain, preclude, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, makes any of the Transactions illegal or materially alters the conclusions in the Tax Opinion;

(d)                                 (i) in the case of PAA, each Party other than PAA and, to the extent it is acting in the Indirect PAA GP Capacity, GP LLC, shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Party on or prior to the Closing Date and (ii) in the case of each Party other than PAA, each of PAA and, to the extent it is acting in the Indirect PAA GP Capacity, GP LLC, shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Party on or prior to the Closing Date;

(e)                                  (i) in the case of PAA, the representations and warranties of each other Party other than GP LLC, to the extent it is acting in the Indirect PAA GP Capacity, set forth in this Agreement and the representations set forth in the Tax Opinion Certificate shall be true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as

33

of such earlier date) and (ii) in the case of each Party other than PAA, the representations and warranties of PAA and GP LLC, to the extent it is acting in the Indirect PAA GP Capacity, set forth in this Agreement and the representations set forth in the Tax Opinion Certificate shall be true and correct in all material respects on the Closing Date as though made at and as of the Closing Date (unless expressly made as of an earlier date, in which case, as of such earlier date);  and

(f)                                   each other Party shall have delivered or caused to be delivered the closing deliverables set forth in Section 2.9.

5.2                               Additional Conditions to Obligations of PAA and PAGP.  The respective obligations of PAA and PAGP to consummate the transactions contemplated by this Agreement shall also be subject to the receipt by PAA and PAGP of an opinion of Vinson & Elkins L.L.P. or another nationally recognized law firm experienced in Investment Company Act of 1940 matters, dated as of the Closing, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that, after giving effect to the Transactions, none of PAGP, AAP or PAA will be an “investment company” as such term is defined in the Investment Company Act of 1940.  In rendering such opinion, Vinson & Elkins L.L.P. or such other nationally recognized law firm may require and rely upon reasonable and customary representations, warranties and covenants, including those contained in certificates of officers of the Parties.

5.3                               Additional Conditions to Obligations of AAP and PAGP.  The respective obligations of AAP and PAGP to consummate the transactions contemplated by this Agreement shall also be subject to the PAA Common Units to be issued in the Transactions being approved for listing on the NYSE, subject only to official notice of issuance thereof.

ARTICLE VI
TERMINATION; SURVIVAL

6.1                               Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)                                 By the mutual consent of all of the Parties in a written instrument;

(b)                                 By any of the Parties, if:

(i)                                     Closing has not occurred by January 15, 2017 (the “Outside Date”);

(ii)                                  any Governmental Authority has issued a Law or Order or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions or making any of the Transactions illegal and such Law or Order or other action has become final and nonappealable; or

(iii)                               the Required Shareholder Approval is not obtained after a vote thereon is taken at the Shareholder Meeting; provided that PAGP shall have no

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right to terminate this Agreement pursuant to this Section 6.1(b)(iii) if PAGP or PAGP GP has materially breached any of its obligations under Section 4.1;

(c)                                  by PAA, if:

(i)                                     there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of another Party other than GP LLC to the extent it is acting in the Indirect PAA GP Capacity, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Outside Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(ii)                                  there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any other Party other than GP LLC, to the extent it is acting in the Indirect PAA GP Capacity, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Outside Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(d)                                 by PAGP or AAP, if:

(i)                                     there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of PAA or, to the extent it is acting in the Indirect PAA GP Capacity, GP LLC, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Outside Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(ii)                                  there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of PAA or, to the extent it is acting in the Indirect PAA GP Capacity, GP LLC, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Outside Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

6.2                               Effect of Termination.  If this Agreement is terminated as provided in Section 6.1, the terminating Party will promptly give written notice thereof to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will be null and void and, except as provided in Sections 6.2 and 7.1 or as otherwise expressly provided herein, no Party will have any rights or obligations under this Agreement,

35

except that no such termination will relieve any Party from liability for damages for any willful and material breach of any agreement or covenant contained herein.

6.3                               Survival.  All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement for one year after the Closing Date.

ARTICLE VII
MISCELLANEOUS

7.1                               Fees and Expenses.  Whether or not any or all of the Transactions are consummated, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby, including reasonable attorneys’ fees.  This Section 7.1 will survive any termination of this Agreement.

7.2                               Entire Agreement; No Third Party Beneficiaries.  This Agreement and the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  There are no third party beneficiaries having rights under or with respect to this Agreement.

7.3                               Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

7.4                               Assignments.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties.

7.5                               Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to PAA, to:

Plains All American Pipeline, L.P.
c/o Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313

Attn: General Counsel and Chairman, Conflicts Committee

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With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

Richards Layton & Finger, P.A.
920  N. King Street
Wilmington, DE 19801
Facsimile: 302-498-7701
Attn: Srinivas Raju and Gregory Ladner

If to PAA GP, to:

PAA GP LLC
c/o Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313
Attn: General Counsel

With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

If to AAP, to:

Plains AAP, L.P.
c/o Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313
Attn: General Counsel

With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

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If to GP LLC, to:

Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313
Attn: General Counsel

With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

If to PAGP, to:

Plains GP Holdings, L.P.
c/o PAA GP Holdings LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313
Attn: General Counsel

With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Facsimile: 713.229.2727
Attn: Joshua Davidson and Jason Rocha

If to PAGP GP, to:

PAA GP Holdings LLC
333 Clay Street, Suite 1600
Houston, TX 77002
Facsimile: 713-646-4313
Attn: General Counsel

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With a copy, that shall not constitute notice, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002
Facsimile: 713-615-5861
Attn: David Oelman and Alan Beck

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Facsimile: 713.229.2727
Attn: Joshua Davidson and Jason Rocha

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail).  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.6          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

7.7          Time.  Time is of the essence in the performance of this Agreement.

7.8          Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

7.9          Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Notwithstanding the foregoing, (a) no amendment to this Agreement may be made after the Shareholder Meeting, if such amendment would require further approval of the PAGP Shareholders (as defined in the PAGP Partnership Agreement) under applicable Law and (b) whenever a determination, decision, approval or consent of PAA is required pursuant to this

39

Agreement that could reasonably be expected to have a material effect on PAA or the holders of PAA Common Units, such determination, decision, approval or consent must be authorized by the GP LLC Conflicts Committee.

7.10        Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

7.11        Governing Law.  This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.  Each of the Parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the Parties in express reliance on 6 Del. C., § 2708.  Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware.  Each party hereto hereby irrevocably and unconditionally (x) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks jurisdiction, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (y) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, and (z) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.  Each of the Parties hereby irrevocably and unconditionally agrees, to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (1) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to this Section 7.11 shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

7.12        Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any Party.

7.13        Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

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7.14        Remedies.

(a)           Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity.  Nothing herein will be considered an election of remedies.

(b)           The Parties acknowledge and agree that the Parties would be damaged irreparably in the event that the obligations to consummate the transactions contemplated hereby are not performed in accordance with their specific terms or this Agreement is otherwise breached, and that in addition to remedies, other than injunctive relief and specific performance, that the Parties may have under law or equity, the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(The remainder of this page is intentionally left blank; the next page is the signature page.)

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives effective as of the date first written in the preamble to this Agreement.

PARTIES:

PAA GP HOLDINGS LLC

By:	/s/ Al Swanson
Al Swanson
Executive Vice President and Chief Financial Officer

PLAINS GP HOLDINGS, L.P.

By:	PAA GP Holdings LLC,
its general partner

By:	/s/ Al Swanson
Al Swanson
Executive Vice President and Chief Financial Officer

PLAINS ALL AMERICAN GP LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

PLAINS AAP, L.P.

By:	Plains All American GP LLC,
its general partner

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

Signature Page to Simplification Agreement

PAA GP LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC,
its general partner

By:	Plains AAP, L.P.,
its sole member

By:	Plains All American GP LLC,
its general partner

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

Signature Page to Simplification Agreement

EXHIBIT A

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS ALL AMERICAN PIPELINE, L.P.

ii

iii

iv

v

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PLAINS ALL AMERICAN PIPELINE, L.P.

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS ALL AMERICAN PIPELINE, L.P. dated as of [•], 2016, effective on the date hereof, except with respect to Section 6.1(d)(xii), which is effective as of January 1, 2016, is entered into by and among PAA GP LLC, a Delaware limited liability company, as the General Partner, and the additional Persons that are or become Partners of the Partnership as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 28, 2016 (as subsequently amended, the “Fifth A&R LP Agreement”);

WHEREAS, the General Partner effected Amendment No. 1 to the Fifth A&R LP Agreement on July 10, 2016;

WHEREAS, the Partnership, the General Partner, PAGP GP and certain other parties thereto entered into that certain Simplification Agreement, dated as of July 11, 2016 (the “Simplification Agreement”), pursuant to which, among other things, the Partnership issued Common Units (as defined below) to Plains AAP (as defined below) and assumed the outstanding debt under Plains AAP’s credit facility in exchange for (i) Plains AAP’s direct interest in the incentive distribution rights of the Partnership; and (ii) Plains AAP’s indirect interest in the 2.0% economic rights associated with the General Partner’s interest in the Partnership;

WHEREAS, the General Partner has determined that each of the amendments set forth herein does not adversely affect the Limited Partners (as defined below) in any material respect; and

WHEREAS, the General Partner desires to amend and restate the Fifth A&R LP Agreement in its entirety in accordance with Section 13.1 of the Fifth A&R LP Agreement to implement and reflect certain actions taken pursuant and related to the Simplification Agreement and such other changes as the General Partner has determined are necessary and appropriate and Plains AAP as holder of the incentive distribution rights has consented to such amendment.

NOW, THEREFORE, the General Partner does hereby amend and restate the Fifth A&R LP Agreement to provide, in its entirety, as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2001 GP Transfer Agreement” means the Contribution, Assignment and Amendment Agreement, dated as of June 8, 2001, among the 2001 Predecessor General Partner, the 2007 Predecessor General Partner and Plains All American GP LLC.

“2001 Predecessor General Partner” means Plains All American Inc., in its capacity as the general partner of the Partnership prior to the transfer of the General Partner Interest to the 2007 Predecessor General Partner pursuant to the 2001 GP Transfer Agreement.

“2007 GP Transfer Agreement” means the Contribution and Assumption Agreement, dated as of December 28, 2007, by and between the 2007 Predecessor General Partner and the General Partner.

“2007 Predecessor General Partner” means Plains AAP, in its capacity as the general partner of the Partnership (i) after the transfer of the General Partner Interest by the 2001 Predecessor General Partner pursuant to the 2001 GP Transfer Agreement and (ii) prior to the transfer of the General Partner Interest to the General Partner pursuant to the 2007 GP Transfer Agreement.

“AAP Common Units” means Common Units held by Plains AAP or any Affiliate of Plains AAP.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of the General Partner Interest, a Common Unit, a Series A Preferred Unit or

any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if the General Partner Interest or such Common Unit, Series A Preferred Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which the General Partner Interest or such Common Unit, Series A Preferred Unit or other interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).  Once an Adjusted Property is deemed contributed to a new partnership in exchange for an interest in the new partnership, followed by a deemed liquidation of the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt.  The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a)                                 the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)                                 the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 5.14(b)(i) or distributions to the holders of the Common Units in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the Board of Directors of PAGP GP (or the comparable governing body of any successor to the General Partner or any successor entity to PAGP GP that controls the General Partner).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5.  The “Capital Account” of a Partner in respect of the General Partner Interest or a Common Unit, a Series A Preferred Unit or any other Partnership Interest shall be the amount which such Capital Account would be if the General Partner Interest or such Common Unit, Series A Preferred Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which the General Partner Interest or such Common Unit, Series A Preferred Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units, or Exhibit B to this Agreement with respect to the Series A Preferred Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he

(and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means November 23, 1998.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Conflicts Committee” means a committee of the board of directors of the General Partner (or if the General Partner has no board of directors, a committee established by the Board of Directors, directly or pursuant to the governing documents of one of its controlled Affiliates), which committee shall be composed entirely of two or more directors, each of whom (a) except as provided below, is not a director, officer or employee of the General Partner or any of its Affiliates (collectively, the “Designated GP Affiliates”), (b) is not the holder of any ownership interest in the General Partner or any of the Designated GP Affiliates (other than (i) Common Units or (ii) other awards of Partnership Interests that are granted to such director under a long-term incentive plan), except that an individual shall not be precluded from serving on the Conflicts Committee due to the ownership of interests in any of the Designated GP Affiliates, including PAGP, unless the Board of Directors determines, after taking into account the totality of the specific circumstances involving such individual, that such ownership will likely have an adverse impact on the ability of such individual to act in an independent manner with respect to the matter submitted to the Conflicts Committee and (c) is determined by the Board of Directors to be independent under the independence standards for individuals who serve on an audit committee of a board of directors as established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading (or, if no Partnership Interests are listed or admitted for trading on a National Securities Exchange, the New York Stock Exchange). Notwithstanding the foregoing, an individual shall not be disqualified from serving on the Conflicts Committee by virtue of such individual serving as a member of the board of directors of PAGP GP or Plains All American GP LLC (or the governing body of any successor of such entities).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code).  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution and Conveyance Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the 2001 Predecessor General Partner, the Plains Midstream Subsidiaries, the Partnership, the Operating Partnerships and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or interest therein.

“Eligible Limited Partners” has the meaning assigned to such term in Section 13.4(c).

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Existing Owner” means a record holder of a limited partnership interest in Plains AAP as of the Series A Issuance Date.

“Fifth A&R LP Agreement” has the meaning assigned to such term in the recitals.

“General Partner” means PAA GP LLC, as the successor to the 2007 Predecessor General Partner, its successors and permitted assigns as general partner of the Partnership and, if the context otherwise requires, its predecessor in interest.

“General Partner Interest” means the non-economic ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions from operations or upon the liquidation or winding up of the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner, the Operating General Partner, any Departing Partner or any Affiliate of any Group Member, the General Partner, the Operating General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Distribution Period” has the meaning assigned such term in Section 5.14(b)(i)(A).

“Initial Limited Partners” means the 2001 Predecessor General Partner and the Underwriters, in each case upon being admitted to the Partnership in accordance with the Underwriting Agreement.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) $20.00 or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units; provided, with respect to Common Units, on October 1, 2012, each such price was reduced by one-half to give effect to the two-for-one split of the Common Units effected on October 1, 2012 by way of a dividend and distribution of one Common Unit for each Common Unit outstanding to Record Holders as of September 17, 2012.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date:  (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than the Common Units sold to the Underwriters pursuant to the exercise of their Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Junior Interests” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Series A Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year.  The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [•], 2016, among the Partnership, the General Partner, Plains AAP, Plains All American GP LLC, PAGP and PAGP GP.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

(a)                                 Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests.  For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

(b)                                 Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.

“Operating General Partner” means Plains Marketing GP Inc., a Texas corporation and wholly owned subsidiary of the Partnership, and any successors and permitted assigns as the general partner of the Operating Partnerships.

“Operating Partnerships” means Plains Marketing, L.P., a Texas limited partnership, Plains Pipeline, L.P., a Texas limited partnership, and such other Persons that are either disregarded as separate from the Partnership or treated as partnerships for federal income tax purposes that are majority-owned by the Partnership and controlled by the Partnership (whether by direct or indirect ownership of the general partner of such Person or otherwise) and established or acquired for the purpose of conducting the business of the Partnership.

“Operating Partnership Agreements” means the agreements of limited partnership of any Operating Partnerships that are limited partnerships, or any limited liability company agreements of any Operating Partnerships that are limited liability companies that are treated as partnerships for federal income tax purposes, as such may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)                                 the sum of (i) $25 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b)                                 the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Organizational Limited Partner” means Michael R. Patterson in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 5.14(b)(iv) and Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates; (ii) any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply; (iii) the initial Series A Purchasers (but not their permitted assigns) with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units or Series A Conversion Units; or (iv) any Series A Unitholder in connection with any vote, consent or approval of the Series A Unitholders as a separate class; and provided, further, that if any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all of the Partnership Interests owned by such Person or Group shall be deemed

Outstanding solely for purposes of nominating persons for election as PAGP Eligible Directors in accordance with Section 13.13, and the Partnership Interests held by such Person or Group constituting a number up to 19.9% of the PAGP Outstanding Shares, taken together as a single class, shall be considered Outstanding with respect to voting on the election of persons to serve as PAGP Eligible Directors in accordance with Section 13.4(c) and be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on such matters, calculating required votes with respect to such matters, determining the presence of a quorum for meetings at which such matters are to be acted upon or for other similar purposes under this Agreement;.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership, and any successor thereto.

“PAGP GP” means PAA GP Holdings LLC, a Delaware limited liability company, and any successor thereto.

“PAGP Class C Shares” means Class C shares representing limited partner interests in PAGP, or any interest of PAGP into which or for which such Class C shares may be reclassified, converted, changed or exchanged.

“PAGP Eligible Directors” has the meaning assigned to the term “Eligible Directors” in the PAGP LP Agreement.

“PAGP GP LLC Agreement” means the limited liability company agreement of PAGP GP, as it may be amended from time to time.

“PAGP LP Agreement” means the agreement of limited partnership of PAGP, as it may be amended from time to time.

“PAGP Outstanding Shares” means the number of outstanding Class A Shares, Class B Shares and Class C Shares, each as defined in the PAGP LP Agreement.

“Parity Units” means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Plains All American Pipeline, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnerships and any Subsidiary of any such entity, including the Operating General Partner, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Series A Preferred Units.

“Partnership Restructuring Event” means any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest, the Incentive Distribution Rights (as defined in the Fifth A&R LP Agreement) or the equity interests of the General Partner or its Affiliates, provided that the principal parties thereto are the Partnership, the Existing Owners, the Series A Purchasers and/or their respective Affiliates.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit other than an AAP Common Unit.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder (other than in respect of Series A Preferred Units) or Assignee, with respect to its Units (other than in respect of Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder (other than in respect of Series A Preferred Units) or Assignee by (B) the total number of all Outstanding Units (other than in respect of Series A Preferred Units) and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a Series A Preferred Unit or the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plains AAP” means Plains AAP, L.P., a Delaware limited partnership.

“Plains All American GP LLC” means Plains All American GP LLC, a Delaware limited liability company.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-64107) as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss; as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Cash COC Conversion Premium” means (i) on or prior to the first anniversary of the Series A Issuance Date, 115%, (ii) after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, 110%, (iii) after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date, 105%, and (iv) thereafter, 101%.

“Series A Cash COC Event” means a Series A Change of Control of the Partnership that involves a payment of consideration directly to the Common Unitholders, and more than 90% of such consideration is cash.

“Series A Change of Control” means:

(a)                                 the acquisition, directly or indirectly, of more than 50% of the equity interests of the General Partner by a person or group that is not an Existing Owner, an initial Series A Purchaser or their respective Affiliates, if such acquisition gives such Person or Group the right to elect more than half of the members of the Board of Directors; or

(b)                                 any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole; or

(c)                                  the removal of the General Partner by the Limited Partners of the Partnership, except for cases in which any successor General Partner is an Affiliate of any of the Existing Owners, the initial Series A Purchasers or their respective Affiliates;

provided, however, that for the sake of clarity, no Partnership Restructuring Event shall constitute a Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.14(b)(vi)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C).

“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be 1.0 unless and until such rate is adjusted as set forth in Section 5.14(b)(vi)(E).

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.14(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series A Preferred Units.

“Series A Distribution Amount” means, subject to adjustment in accordance with Section 5.14(b)(ix), an amount per Quarter per Series A Preferred Unit equal to $0.525, which amount may be paid in additional Series A Preferred Units, cash or a combination thereof during the Initial Distribution Period as provided in Section 5.14(b)(1)(A).

“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(vi)(C).

“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(vi)(C).

“Series A Issuance Date” means January 28, 2016.

“Series A Issue Price” means $26.25 per Series A Preferred Unit.

“Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions and any accrued and unpaid Series A PIK Preferred Units, plus (iii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs.

“Series A Parity Equivalent Units” has the meaning assigned to such term in Section 5.14(b)(iv).

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.

“Series A PIK Units” means any Series A Preferred Units issued pursuant to a Series A Quarterly Distribution in accordance with Section 5.14(b)(i)(A).

“Series A PIK Payment Date” has the meaning assigned to such term in Section 5.14(b)(i)(E).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.14(a).

“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of January 12, 2016, by and among the Partnership and the Series A Purchasers, as amended.

“Series A Purchasers” means those Persons set forth on Schedule A to the Series A Purchase Agreement, and their permitted assigns in accordance with the Series A Purchase Agreement and this Agreement.

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.14(b)(i)(A).

“Series A Required Voting Percentage” means 75% or more of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit.

“Series A Reset Amount” means a cash amount per Series A Preferred Unit equal to the amount that would be payable per Quarter if a Series A Preferred Unit accrued interest on the face amount thereof at an annualized rate equal to then applicable rate for ten year U.S. Treasury Securities, as determined by the General Partner, plus 5.85%.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Trigger Event” means any time at which distributions payable on the Series A Preferred Units have not been declared and paid in full with respect to three full Quarters, without regard as to whether such Quarters are consecutive.

“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.14(b)(i)(B).

“Simplification Agreement” has the meaning assigned to such term in the recitals.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.14(b)(vii)(B)(2).

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or other class of Partnership Securities; provided that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated November 17, 1998 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Series A Preferred Units but shall not include the General Partner Interest.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units, including the Series A Preferred Units as described in Section 5.14(b)(iii)(A).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

Section 1.2                                    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II
ORGANIZATION

Section 2.1                                    Formation.

The 2001 Predecessor General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2                                    Name.

The name of the Partnership shall be “Plains All American Pipeline, L.P.”  The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington,

Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Service Company.  The principal office of the Partnership shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.  The address of the General Partner shall be 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                    Purpose and Business.

The Purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of any Group Member or a Partnership activity that generates qualifying income, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.  The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5                                    Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                    Power of Attorney.

(a)                                 Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise), and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                                     execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the

Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii)                                  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)                                 The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and

each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney.  Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7                                    Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2088 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8                                    Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1                                    Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2                                    Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3                                    Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group.  Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4                                    Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)                                  promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)                               to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv)                              to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)                                 to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital

Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)                              to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b)                                 The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1                                    Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued.  In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Partnership Securities other than Common Units.  Certificates shall be executed on behalf of the Partnership by the President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner or one of its Affiliates.  No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters.  Notwithstanding the foregoing provisions regarding Certificates, the appropriate officers of the General Partner or one of its Affiliates on behalf of the Partnership may provide that some or all Common Units may be uncertificated; however, Certificates will be provided to any Unitholder upon such Unitholder’s request.

Section 4.2                                    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner or one of its Affiliates on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner or one of its Affiliates on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.

(c)                                  As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                    Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4                                    Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or owner of the General Partner of any or all of the issued and outstanding stock, membership interests, partnership interests or other ownership interests, as applicable, of the General Partner.

Section 4.5                                    Registration and Transfer of Limited Partner Interests.

(a)                                 The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.  The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided.  The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner or one of its Affiliates on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)                                 Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer.  No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)                                  Limited Partner Interests may be transferred only in the manner described in this Section 4.5 or, with respect to the Series A Preferred Units, subject to 5.14(b)(viii).  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)                                 Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest.  Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e)                                  [Reserved]

(f)                                   The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6                                    Transfer of the General Partner’s General Partner Interest.

(a)                                 Subject to Section 4.6(b), the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnerships or cause the Partnership or the Operating Partnerships to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner or managing member of each other Group Member, if applicable.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7                                    [Reserved]

Section 4.8                                    Restrictions on Transfers.

(a)                                 Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or either Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or either Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)                                 The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.  The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)                                  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9                                    Citizenship Certificates; Non-citizen Assignees.

(a)                                 If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10.  In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b)                                 The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)                                  Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind.  Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)                                 At any time after a Non-citizen Assignee can and does certify that such Non-citizen Assignee has become an Eligible Citizen, such Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10 and upon such Non-Citizen Assignees admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10                             Redemption of Partnership Interests of Non-citizen Assignees.

(a)                                 If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i)                                     The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid.  The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or other evidence of the issuance of uncertificated Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests.  The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)                                 The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)                                  Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1                                    Conversion of the General Partner Interest and Repurchase of Incentive Distribution Rights.

(a)                                 Pursuant to this Agreement and the Simplification Agreement, the General Partner Interest (as defined in the Fifth A&R LP Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic general partner interest in the Partnership. As of the execution of this Agreement, PAA GP LLC hereby continues as general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.

(b)                                 Concurrently with the execution of this Agreement and pursuant to this Agreement and the Simplification Agreement, all outstanding Incentive Distribution Rights (as defined in the Fifth A&R LP Agreement) are being redeemed by the Partnership and such Incentive Distribution Rights are hereby cancelled.

(c)                                  Pursuant to the Simplification Agreement, the Partnership (i) has issued [244,707,926] Common Units to Plains AAP on the date hereof and (ii) will, from time to time, issue a number of Common Units to Plains AAP as required by Section 2.5(a) of the Simplification Agreement pursuant to Section 4.2(c)(i) of the Omnibus Agreement, which issuances are hereby ratified and approved.

Section 5.2                                    Contributions by the General Partner.

Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3                                    [Reserved]

Section 5.4                                    Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions.  No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

Section 5.5                                    Capital Accounts.

(a)                                 The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted in accordance with the Series A Purchase Agreement for any reduction attributable to the Transaction Fee, as such term is defined in the Series A Purchase Agreement and expenses reimbursable under the Series A Purchase Agreement. The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.14(b)(i)(B) or Section 5.14(b)(i)(C) in respect of such Series A Preferred Units except as otherwise provided in this Agreement.

(b)                                 For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)                                     Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreements) of all property owned by the Operating Partnerships or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii)                                  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)                               Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)                              Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)                                 In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi)                              If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1.  Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)                                  Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred. Immediately prior to the transfer of an AAP Common Unit (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c) apply), the Capital Account maintained for such AAP Common Unit will (A) first, be allocated to the Units to be transferred in an amount equal to the product of (x) the number of such Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained AAP Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Units will have a balance equal to the amount allocated under clause (A) above.

(d)

(i)                                     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property (including a deemed issuance of Series A Preferred Units for cash pursuant to Section 5.14(b)(i)(F)), the PAA/AAP Interest Restructuring (as such term is defined in the Simplification Agreement) or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and make any adjustments necessary to reflect the difference, if any, between the fair market value of any Series A Preferred Units for which the Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii)                                  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value.  In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

(iii)                               In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit into Common Units in accordance with Section 5.14(b)(vi), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series A Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Series A Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) had been allocated Pro Rata to each Partner holding Series A Conversion Units received upon such conversion until the Capital Account of each such Series A Conversion Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(d).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately after the conversion of a Series A Preferred Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Series A Conversion Unit received upon such conversion of the Series A Preferred Unit is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units) and Partners holding Series A Conversion Units so as to cause the Capital Account of each Partner holding a Series A Conversion Unit to equal, on a per Unit basis with respect to each such Series A Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.

Section 5.6                                    Issuances of Additional Partnership Securities.

(a)                                 Subject to Section 5.6(d) below and subject to any approvals required by Section 5.14(b)(iv), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b)                                 Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c)                                  The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities.  The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued.  The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d)                                 No fractional Units shall be issued by the Partnership.

Section 5.7                                    [Reserved]

Section 5.8                                    [Reserved]

Section 5.9                                    No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

Section 5.10                             Splits and Combination.

(a)                                 Subject to Sections 5.10(d) and 5.14(b)(vi)(E), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of additional Parity Units that may be issued pursuant to Section 5.6(d) without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

(b)                                 Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.

(d)                                 The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.11                             Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.12                             [Reserved]

Section 5.13                             [Reserved]

Section 5.14                             Establishment of Series A Preferred Units.

(a)                                 General. The Partnership hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” (such Series A Convertible Preferred Units, together with any Series A PIK Units, the “Series A Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.14 and in Sections 5.5, 6.1 and 12.4. However, in the

event of any conflict between the rights, preferences, privileges, duties and obligations of the Common Units as generally set forth in this Agreement and the provisions of this Section 5.14 and Sections 5.5, 6.1 and 12.4 that specifically set forth the rights, preferences, privileges, duties and obligations of the Series A Preferred Units, such specific provisions shall control.

(b)                                 Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)                                     Distributions.

(A)                               Commencing with the Quarter ending on March 31, 2016, the holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Section 6.3, in the amount set forth in this Section 5.14(b)(i)(A) in respect of each Outstanding Series A Preferred Unit. With respect to any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to December 31, 2017 (the “Initial Distribution Period”), such Series A Quarterly Distribution may be paid, in the sole discretion of the General Partner, in Series A PIK Units, in cash, or in a combination of Series A PIK Units and cash. For any Quarter ending after the Initial Distribution Period, all Series A Quarterly Distributions shall be paid in cash. The Series A Distribution Amount for the Quarter ending March 31, 2016 shall be prorated for the period commencing on the Series A Issuance Date and ending on, and including, March 31, 2016. If during the Initial Distribution Period the General Partner elects to pay all or any portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (A) the applicable Series A Distribution Amount (or portion thereof to be paid in Series A PIK Units) divided by (B) the Series A Issue Price; provided that instead of issuing any fractional Series A PIK Unit, the Partnership shall round the number of Series A PIK Units issued to each Series A Preferred Unitholder down to the nearest whole Series A PIK Unit and pay cash in lieu of any resulting fractional unit (with the amount of such cash payment being based on the value of such fractional Series A PIK Unit, which shall in turn be based on the value of a comparable fraction of the number of Series A Conversion Units into which such Series A PIK Unit would be convertible at the applicable Series A Conversion Rate on the Record Date for such Series A Quarterly Distribution). All such distributions shall be paid quarterly within forty-five (45) days after the end of each Quarter.  The Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be equal to the sum of (i) the Series A Distribution Amount, and (ii) any unpaid Series A Unpaid Cash Distributions. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.3 in respect of any Quarter, then the Record Date established pursuant to this Section 5.14(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. Unless otherwise expressly provided, references in this Agreement to Series A Preferred Units shall include all Series A PIK Units Outstanding as of any date of such determination.

(B)                               If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash or Series A PIK Units when due for any Quarter during the Initial Distribution Period, then the holders entitled to such unpaid Series A Quarterly Distribution shall be entitled to (I) receive such Series A Quarterly Distribution in Series A PIK Units, (II) receive Series A Quarterly Distributions in subsequent Quarters on such unpaid Series A PIK Units, (III) receive the liquidation preference in accordance with Section 5.14(b)(xiii) in respect of such unpaid Series A PIK Units, and (IV) all other rights under this Agreement as if such unpaid Series A PIK Units had in fact been distributed on the date due. If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due for any Quarter following the Initial Distribution Period, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (y) the amount of such unpaid cash distributions (“Series A Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (z) the Partnership shall not be permitted to, and shall not, declare or make any distributions in respect of any Junior Interests (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due).

(C)                               The aggregate Series A Distribution Amount (excluding any portion paid in kind) to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for a Series A Quarterly Distribution shall be paid out of Available Cash with respect to the applicable Quarter that is deemed to be Operating Surplus prior to making any distribution pursuant to Section 6.3. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Preferred Unitholders Pro Rata and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.14(b)(i)(B).

(D)                               Notwithstanding anything in this Section 5.14(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, the holder thereof shall not be entitled to a distribution in respect of such Series A Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive, with respect to any Series A Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.

(E)                                When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.14, the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.14(b)(i)(A) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (i) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (ii) make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(F)                                 For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit until the amount distributed with respect to such Series A Preferred Unit is equal to portion of the Series A Distribution Amount paid in Series A PIK Units, and (ii) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Units an amount of cash equal to the portion of the Series A Distribution Amount paid in Series A PIK Units less the amount of any cash distributed by the Partnership in lieu of fractional Series A PIK Units.

(ii)                                  Issuance of the Series A Preferred Units.  The Series A Preferred Units (other than the Series A PIK Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement.

(iii)                               Voting Rights.

(A)                               Except as provided in Section 5.14(b)(iii)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(B)                               Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage, shall be required for any amendment (excluding any amendment of a ministerial or administrative nature) to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise) that is adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series A Preferred Units if such action would:

(1)                                 reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units (other than as contemplated herein), defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any accrued Series A Unpaid Cash Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units;

(2)                                 reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or

(3)                                 make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(C)                               Notwithstanding anything to the contrary in this Section 5.14(b)(iii), except as contemplated by Section 5.14(b)(iii)(A), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Partnership Restructuring Event.  For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of holders of Common Units and Series A Preferred Units together as a single class.

(D)                               Upon the occurrence of a Series A Trigger Event, the General Partner shall notify the Series A Preferred Unitholders of the occurrence thereof, whereupon the Series A Preferred Unitholders, acting as a group and by majority vote of the Outstanding Series A Preferred Units, shall have the right, exercisable by the delivery of written notice delivered to the General Partner no later than 15 Business Days’ following the date of the General Partner’s notice to the Series A Preferred Unitholders, to appoint one representative to the Board of Directors in accordance with the PAGP GP LLC Agreement subject to the limitations and procedures set forth in the PAGP GP LLC Agreement; provided, upon payment of all Series A Unpaid Cash Distributions, any such representative shall tender his resignation from the Board of Directors immediately upon the request of the Board of Directors and the appointment right contemplated by this Section 5.14(b)(iii)(D) shall cease unless and until a subsequent Series A Trigger Event occurs.

(E)                                Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.

(iv)                              No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the affirmative vote of the Series A Required Voting Percentage, issue any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Series A Senior Securities) or (B) Series A Parity Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Series A Parity Securities); provided that, without the consent of the holders of Outstanding Series A Preferred Units, the

Partnership may issue (1) up to an aggregate $500,000,000 of non-convertible Series A Parity Securities, (2) so long as the aggregate value of the Outstanding Common Units (based on the closing trading price of Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading on the trading day immediately preceding such date of issuance) is at least $10,000,000,000, a number of Series A Parity Securities such that, as of the date of the issuance of the Series A Parity Securities, the aggregate number of Series A Parity Securities, together with the Series A Preferred Units, in each case on an “as if” converted basis (or, if the Series A Parity Securities are not convertible, assuming that such Series A Parity Securities are convertible into a number of Common Units equal to the quotient of (i) the aggregate purchase price for such Series A Parity Securities, divided by (ii) the volume-weighted average price of the Common Units for the thirty (30) Trading Day period ending immediately prior to such issuance (such Common Units, the “Series A Parity Equivalent Units”)), equals no more than 15% of all Outstanding Common Units (including as Outstanding for such purposes, (i) any Common Units issuable in respect of the Series A Preferred Units at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate), (ii) any Common Units issuable in respect of Series A Parity Securities at the initial or then applicable conversion rate, as applicable, and (iii) any Series A Parity Equivalent Units), or (3) if a number of Series A Preferred Units having an aggregate Series A Issue Price of less than $500,000,000 is then Outstanding, such number of Series A Parity Securities as determined by the General Partner; provided, further, that the Partnership may, without the affirmative vote of the holders of Outstanding Series A Preferred Units, issue the Series A PIK Units contemplated by this Agreement and create (by reclassification or otherwise) and issue Junior Securities in an unlimited amount.

(v)                                 Certificates.

(A)                               If requested by a Series A Preferred Unitholder, the Series A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the transfer agent for the Series A Preferred Units. Any certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as any certificates evidencing Common Units.

(B)                               Any certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2016, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(vi)                              Conversion.

(A)                               At the Option of the Series A Preferred Unitholders.  Beginning with the earlier of (i) the Business Day immediately following the Record Date with respect to the Quarter ending on the last day of the Initial Distribution Period, (ii) the second anniversary of the Series A Issuance Date, and (iii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter, into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $100,000,000 based on the closing trading price of Common Units on the trading day immediately preceding the Series A Conversion Notice Date on the National Securities Exchange on which the Common Units are then listed or admitted to trading (or such lesser amount to the extent such partial exercise covers all of such Series A Preferred Unitholder’s Series A Preferred Units). Immediately upon the effectiveness of any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder in respect thereof shall cease, including, without limitation, any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the closing trading price of Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading on the trading day immediately preceding such date of conversion).

(B)                               At the Option of the Partnership.  At any time following the third anniversary of the Series A Issuance Date, the Partnership, in the General Partner’s sole discretion, shall have the option at any time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the closing trading price of Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading on the trading day immediately preceding such date of conversion). Notwithstanding the foregoing, in order for the Partnership to exercise such option,

(1)                                 the closing trading price of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be greater than one hundred fifty percent (150%) of the Series A Issue Price for the twenty (20) Trading Day period immediately preceding the date the Partnership furnishes the Series A Forced Conversion Notice,

(2)                                 the average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must have exceeded 1,000,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the twenty (20) Trading Day period immediately preceding the date the Partnership furnishes the Series A Forced Conversion Notice;

(3)                                 the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion, and

(4)                                 no Series A Trigger Event shall have occurred that is continuing;

provided, in each case, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units (including any Outstanding Series A PIK Units) involving an underlying value of Common Units of at least $500,000,000 based on the closing trading price of

Common Units on the trading day immediately preceding the date of such conversion on the National Securities Exchange on which the Common Units are then listed or admitted to trading (or such lesser amount if such amount includes all then Outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series A Preferred Unitholders.

(C)

(1)                                 Conversion Notice. To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(A), the Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Partnership stating that such Series A Unitholder elects to so convert Series A Preferred Units and shall state or include therein with respect to Series A Preferred Units to be converted pursuant to Section 5.14(b)(vi)(A) the following: (a) the number of Series A Preferred Units to be converted, and (b) if a Certificate has been issued for such Series A Preferred Units, the Certificate(s) evidencing the Series A Preferred Units to be converted and duly endorsed. The date any Series A Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series A Conversion Notice Date.”

(2)                                 To convert Series A Preferred Units into Common Units pursuant to Section 5.14(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each holder of Series A Preferred Units stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to Section 5.14(b)(vi)(B). The Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(D)                               Timing; Certificates. If a Series A Conversion Notice is delivered by a Series A Unitholder to the Partnership in accordance with Section 5.14(b)(vi)(C) or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Unitholder pursuant to Section 5.14(b)(vi)(C), the Partnership shall issue the Series A Conversion Units no later than seven (7) days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall issue to such Series A Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series A Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series A Conversion Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depositary’s Fast Automated Securities Transfer program, upon request of the Series A Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion or distribution payment to such Series A Unitholder (or designated recipient(s)), by crediting the account of the Series A Unitholder (or designated recipient(s)) prime broker with the Depositary through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depositary to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(E)                                Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another Partnership Interest, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.14(b)(vii)), then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series A Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.14(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F)                                 No Adjustments for Certain Items.  Notwithstanding any of the other provisions of this Section 5.14(b)(vi), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.14(b)(vi)(E) as a result of any of the following:

(1)                                 the issuance of additional Partnership Securities issued in connection with distributions paid in-kind;

(2)                                 the grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights to employees, officers or directors of Plains All American GP LLC, PAGP GP or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any long term incentive plan); or

(3)                                 the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i) or (ii) above is validly approved by the vote or consent of the General Partner.

Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

(vii)                           Series A Change of Control.

(A)                               Subject to Section 5.14(b)(vi)(B), in the event of a Series A Cash COC Event, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the Series A Cash COC Event at a conversion ratio equal to the greater of (1) the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A

Conversion Rate) and (2) the quotient of (i) the product of (a) the Series A Issue Price together with accrued but unpaid distributions on the Series A Preferred Units, multiplied by (b) the Series A Cash COC Conversion Premium, divided by (ii) the volume-weighted average price of the Common Units for the thirty (30) consecutive Trading Days ending immediately prior to the date of execution and public announcement of the Series A Cash COC Event; provided, that the ratio contemplated by clause (2) above shall not exceed a ratio resulting in a value per Series A Preferred Unit (based on the consideration payable to holders of Common Units in such Series A Cash COC Event) equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and (iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.

(B)                               Promptly upon entry into definitive agreements that provide for a Series A Change of Control (other than a Series A Cash COC Event), if the Partnership has not issued a press release or other widely-disseminated public statement regarding the entry into such definitive agreements, the Partnership shall provide written notice thereof to the Series A Unitholders.  Subject to Section 5.14(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within ten (10) Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for a Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below):

(1)                                 convert all, but not less than all, Outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion, in accordance with Section 5.14(b)(vi);

(2)                                 if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.14(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity immediately following the Series A Change of Control would entitle the holder to the number of common securities of such surviving entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to either (A) require redemption of such Series A Preferred Units in the manner contemplated by sub-clause (4) of this Section 5.14(b)(vii)(B) or (B) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of:

a.                                      the product of (i) 160% multiplied by (ii) the Series A Issue Price, less the Series A Unitholder’s Pro Rata portion of the sum of (A) all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control, and (B) an amount in cash equal to the aggregate of the Series A Quarterly Distribution Amounts paid in Series A PIK Units (based on the value of such Series A PIK Units on the applicable Series A PIK Payment Date) on or before the date of the Series A Change of Control, divided by

b.                                      an amount equal to 95% of the volume-weighted average price of the Common Units for the thirty (30) Trading Day period prior to the closing of the Series A Change of Control; provided, that such ratio shall be capped at a value per Series A Preferred Unit equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the

Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and (iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.

(3)                                 if the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or

(4)                                 require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to 101% of the Series A Issue Price plus accrued and unpaid distributions to the date of such redemption. Any redemption pursuant to this sub-clause (4) shall, in the sole discretion of the General Partner, be paid in cash and/or Common Units. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 95% of the volume-weighted average price of the Common Units for the thirty (30) Trading Day period ending on the fifth Trading Day immediately prior to the Series A Change of Control.  No later than three Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the holder upon redemption of such Series A Preferred Units.  No later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the holders of then Outstanding Series A Preferred Units. The holders shall deliver to the Partnership any certificates representing the Series A Preferred Units as soon as practicable following the redemption. Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable.

(viii)                        Series A Preferred Unit Transfer Restrictions.

(A)                               Notwithstanding any other provision of this Section 5.14(b)(viii), each Series A Purchaser shall be permitted to transfer any Series A Preferred Units owned by such Series A Purchaser to any of its Affiliates or to any other Series A Purchaser.

(B)                               Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Series A Preferred Unitholder shall not, (a) during the period commencing on the Series A Issuance Date and ending on the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such holders; provided further, that such Series A Preferred Unitholder may transfer any of the Series A Preferred Units purchased hereunder to an Affiliate of such Series A Preferred Unitholder. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.14(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.14(b)(viii)(B).

(C)                               Following the first anniversary of the Series A Issuance Date, the Series A Purchasers or their permitted transferees may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $50,000,000 based on the closing trading price of Common Units on the date immediately preceding the date of such transfer on the National Securities Exchange on which the Common Units are then listed or trading (or such lesser amount if it (i) constitutes the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner, in its sole discretion), subject to compliance with applicable securities laws and this Agreement.

(ix)                              Series A Distribution Amount Reset; Redemption.

(A)                               For a period of thirty (30) days following (1) the fifth anniversary of the Series A Issuance Date and (2) each subsequent anniversary of the Series A Issuance Date, the Series A Preferred Unitholders, acting by a vote of a majority of the Outstanding Series A Preferred Units, may make a one-time election to reset the Series A Distribution Amount to an amount equal to the Series A Reset Amount.

(B)                               If the Series A Preferred Unitholders elect to reset the Series A Distribution Amount pursuant to Section 5.14(b)(ix)(A), then, at any time following thirty (30) days after the sixth anniversary of the Series A Issuance Date, the Partnership may, at its option, by delivering written notice to the Series A Preferred Unitholders, redeem all or any portion of the Outstanding Series A Preferred Units in exchange for cash, Common Units (valued at 95% of the volume-weighted average price of the Common Units for the thirty (30) Trading Day period ending on the fifth Trading Day immediately prior to the date of such redemption) or a combination thereof at a redemption price equal to 110% of the Series A Issue Price, plus any accrued and unpaid distributions; provided, however, the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such redemption; provided, further, any such redemption by the Partnership shall (1) cover an aggregate amount of Series A Preferred Units (including any Outstanding Series A PIK Units) with an underlying value of Common Units of at least $500,000,000 based on the closing price of Common Units on the trading day immediately preceding the date of such notice on the National Securities Exchange on which the Common Units are then listed or admitted to trading (or such lesser amount if such amount includes all then Outstanding Series A Preferred Units) and (2) be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series A Preferred Unitholders.  The Partnership shall have the option to exercise such redemption right no more than two times in respect of the Outstanding Series A Preferred Units. Such written notice shall state the date on which the Series A Preferred Units will be redeemed (such date not to be more than thirty (30) days following delivery of such notice) and the Partnership’s computation of the amount of cash or Common Units to be received by the holder upon redemption of such Series A Preferred Units. Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable.

(x)                                 Fully Paid and Nonassessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.14 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(xi)                              Partnership Restructuring Event.  Subject to Section 5.14(b)(vi)(B), if (A) a Partnership Restructuring Event occurs or the Partnership engages in any other recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Series A Change of Control) and (B) (1) the Partnership will not be the surviving entity of such Partnership Restructuring Event or other event or (2) the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, the Partnership shall deliver or cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon consummation of such Partnership Restructuring Event or other event, a security in the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.14(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity immediately following the Partnership Restructuring Event or such other event would entitle the holder to the number of common securities of such surviving entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Partnership Restructuring Event or such other event) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Restructuring Event or such other event, such holder would have been entitled to receive immediately following such Partnership Restructuring Event or such other event.

(xii)                           Notices. For the avoidance of doubt, the Partnership shall distribute to the holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such holders of such Common Units.

(xiii)                        Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units, after taking into account all Capital Account adjustments for the relevant taxable periods, including without limitation those provided for under Section 6.1(d)(x)(C).

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1                                    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)                                 Net Income.  After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)                                     First, 100% to the General Partner as necessary to eliminate any deficit balance in the General Partner’s Capital Account; and

(ii)                                  Second, the balance, if any, to the Unitholders in accordance with their respective Percentage Interests.

(b)                                 Net Losses.  After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i)                                     First, to the Unitholders in accordance with their respective Percentage Interests, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)                                  Second, to the Unitholders holding Common Units in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted Capital Accounts would be determined without regard to any Series A Preferred Units then held by such Unitholders;

(iii)                               Third, to the Series A Preferred Unitholders in accordance with the positive balances in their Adjusted Capital Accounts; and

(iv)                              Finally, the balance, if any, 100% to the General Partner.

(c)                                  [Reserved]

(d)                                 Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)                                     Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each such Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution.

(iv)                              Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury

Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(v)                                 Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi)                              Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.  If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)                           Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)                        Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)                              Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)                                 Allocations with respect to Series A Preferred Units.

(A)                               Items of Partnership gross income shall be allocated to each Series A Preferred Unitholder until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.14(b)(i) from the date such Series A Preferred Unit was issued to a date 45 days after the end of the current taxable year (and for the avoidance of doubt, without taking into account the cash distributions treated as made to Series A Preferred Unitholders pursuant to Section 5.14(b)(i)(F)).

(B)                               Items of Unrealized Gain and, to the extent Unrealized Gain is insufficient, Partnership gross income shall be allocated to each Series A Preferred Unitholder until the aggregate amount of such items allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C)                               Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(x)(C) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(x)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(xi)                              Curative Allocation.

(A)                               Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.  Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)                               The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and

(2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)                           Allocations with respect to AAP Common Units.

(A)                               In applying Sections 5.5(d) and 6.1(c) of the Fifth A&R LP Agreement and the 2012 Agreement (as defined in the Fifth A&R LP Agreement) upon a Revaluation Event occurring on or after January 1, 2016, the General Partner shall, adopt such valuation methodologies and make special allocations of Net Termination Gain and Net Termination Loss (as those terms are defined in the Fifth A&R LP Agreement) among the Partners in a manner that takes into account the relative economics established by the Simplification Agreement and to the nearest extent possible results in the Capital Accounts maintained with respect to each AAP Common Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

(B)                               Upon any Revaluation Event occurring concurrent with or after the PAA/AAP Interest Restructuring (as defined in the Simplification Agreement), items of Unrealized Gain and Unrealized Loss shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each AAP Common Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

Section 6.2                                    Allocations for Tax Purposes.

(a)                                 Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6. 1.

(b)                                 In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)                                     (A)                               In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)                                  (A)                               In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized

Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5-5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)                               The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)                                  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)                                 The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Proposed Treasury Regulation Section 1.167(c)-1(a)(6).  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e)                                  Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest)

have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)                                   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)                                  Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)                                 Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

(i)                                     If, as a result of the conversion of a Series A Preferred Unit into Common Units and the adjustments pursuant to Section 5.5(d)(iii), a Capital Account reallocation is required consistent with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3                                    Requirement for and Characterization of Distributions; Distributions to Record Holders.

(a)                                 Except as otherwise required by Section 5.14(b)(i), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners, Pro Rata, as of the Record Date selected by the General Partner in its reasonable discretion.  All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Limited

Partners equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.  Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus” until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price.  Thereafter, all Available Cash shall be distributed as if it were Operating Surplus. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to distributions made pursuant to this Section 6.3(a).

(b)                                 Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)                                  The General Partner shall have the discretion to treat as a distribution of Available Cash to all or less than all of the Partners or Assignees (i) taxes paid by any member of the Partnership Group on behalf of such Partners or Assignees, (ii) amounts withheld by any member of the Partnership Group for taxes with respect to such Partners or Assignees and (iii) amounts seized by any taxing authority from any member of the Partnership Group with respect to taxes owed by such Partners or Assignees.

(d)                                 Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                    Management.

(a)                                 The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)                              the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnerships); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)                              the distribution of Partnership cash;

(vii)                           the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnerships from time to time) subject to the restrictions set forth in Section 2.4;

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii)                        unless restricted or prohibited by Section 5.6(d), the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv)                       the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.

(b)                                 Notwithstanding any other provision of this Agreement, the Operating Partnership Agreements, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreements, the Underwriting Agreement, the Contribution and Conveyance Agreement, and the other agreements and documents described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2                                    Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3                                    Restrictions on General Partner’s Authority.

(a)                                 The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b)                                 Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnerships, taken as a whole, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnerships and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnerships pursuant to the foreclosure of, or other realization upon, any such encumbrance.  Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreements or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of an Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of an Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner.

Section 7.4                                    Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreements, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

(b)                                 The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including payments made for the benefit of the Partnership to or on behalf of the Operating General Partner and including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the benefit of the Partnership, any Group Member or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)                                  Subject to Section 5.6(d), the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5                                    Outside Activities.

(a)                                 After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership and, as applicable, any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)                                 Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee.  Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, either Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c)                                  Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.

(d)                                 The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e)                                  The term “Affiliates” when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(f)                                   Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its

Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6                                    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)                                 The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees).  The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds.  For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.  No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b)                                 The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans.  The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)                                  The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership.  Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group.  The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)                                 The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)                                  Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership.  With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f)                                   The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g)                                  Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7                                    Indemnification.

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the

Partnership or any Operating Partnership).  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)                                  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8                                    Liability of lndemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)                                 Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d)                                 Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s and the Operating General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                    Resolution of Conflicts of Interest.

(a)                                 Unless otherwise expressly provided in this Agreement or an Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, an Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership.  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution.  Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The General Partner may also adopt a resolution or course of action that has not received Special Approval.  The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership.  In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b)                                 Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners.  The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c)                                  Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)                                 The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member (including the Operating General Partner) similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10                             Other Matters Concerning the General Partner.

(a)                                 The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d)                                 Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11                             Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities.  As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12                             Registration Rights of the General Partner and its Affiliates.

(a)                                 If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter.  In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)                                 If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request.  If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c)                                  If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters.  Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)                                 The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period.  The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)                                  Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13                             Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2                                    Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3                                    Reports.

(a)                                 As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)                                 As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1                                    Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31.  The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2                                    Tax Elections.

(a)                                 The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b)                                 The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)                                  Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3                                    Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as “partnership representative,” the General Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.  Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4                                    Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership or any member of the

Partnership Group is required or elects to withhold or pay over to any taxing authority, or any taxing authority seizes, any amount resulting from the allocation or distribution of income to any member of the Partnership Group, Partner or Assignee, the amount withheld, paid over or seized may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 to the Partner or Assignee to whom such withholding, payment or seizure is attributed.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1                             [Reserved]

Section 10.2                             Admission of Substituted Limited Partner.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement.  A transferor of a Certificate representing a Limited Partner Interest, or other evidence of the issuance of uncertificated Units, shall, however, only have the authority to convey to a purchaser or other transferee (a) the right to negotiate such Certificate, or other evidence of the issuance of uncertificated Units, to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests.  Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership.  If such consent is withheld, such transferee shall be an Assignee.  An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership.  With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests.  If no such written direction is received, such Limited Partner Interests will not be voted.  An Assignee shall have no other rights of a Limited Partner.

Section 10.3                             Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General

Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4                             Admission of Additional Limited Partners.

(a)                                 A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b)                                 Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5                             Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                             Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)                                     The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii)                               The General Partner is removed pursuant to Section 11.2;

(iv)                              The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members.  If the

General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner.  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member.  If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”), the Partnership shall be dissolved in accordance with Section 12.1.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2                             Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates).  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (including Units held by the General Partner and its Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3                             Interest of Departing Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members, if any (collectively, the “Combined Interest”), in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure.  If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall purchase the Combined Interest for such fair market value of such Combined Interest.  In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-

related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest.  In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).  Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner.  For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4                             [Reserved]

Section 11.5                             Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership.  The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)                                 the expiration of its term as provided in Section 2.7;

(b)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(c)                                  an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(d)                                 the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e)                                  the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2                             Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)                                     the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor an Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3                             Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Unit Majority.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Unit Majority.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4                             Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the

Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 Disposition of Assets.  The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Discharge of Liabilities.  Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  Liquidation Distributions.  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Capital Accounts relating to the Series A Preferred Units as provided for under Section 5.14(b)(xiii) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5                             Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                             Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                             Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8                             Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

Section 13.1                             Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnerships will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d)                                 a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  subject to the terms of Section 5.6(d), an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k)                                 a merger or conveyance pursuant to Section 14.3(d); or

(l)                                     any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements.  Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion.  A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment.  If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

(c)                                  Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4                             Meetings.

(a)                                 All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(b)                                 Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.

(c)                                  Promptly after PAGP partners receive notice that a vote will be required in any election of PAGP Eligible Directors, the General Partner shall call a meeting of the Limited Partners for the purpose of submitting such election to a vote of the Limited Partners (other than Plains AAP with respect to any Common Units owned by it) (the “Eligible Limited Partners”) and provide to such Eligible Limited Partners the information regarding such election that was provided to the PAGP partners. Such meeting shall occur as close in time to the PAGP meeting for the election of PAGP Eligible Directors as reasonably practicable, but in no event later than immediately prior to such PAGP meeting. Promptly after expiration of the deadline for voting at meetings called pursuant to this Section 13.4(c), the Partnership, acting in its capacity as a partner of PAGP, shall vote (or refrain from voting) the PAGP Class C Shares it holds at the meeting for the election of such PAGP Eligible Directors in the same proportion as the Eligible Limited Partners voted (or refrained from voting) their Units on the election.

(d)                                 Any meeting of Limited Partners shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 13.5.  If authorized by the General Partner, and subject to such guidelines and procedures as the General Partner may adopt, Limited Partners and proxyholders not physically present at a meeting of the Limited Partners, may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting; provided that the Partnership shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Limited Partner or proxyholder, to provide such Limited Partner or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Limited Partner or proxyholders.

(e)                                  If a meeting pursuant to Section 13.4(c) is not held on the date designated therefor, the General Partner shall cause the meeting to be held as soon as is convenient. Subject to Section 13.11, nothing in this Section 13.4 shall prevent the Limited Partners from taking any authorized action by means of a consent in writing or by electronic transmission.

(f)                                   The exercise by an Eligible Limited Partner of the right to vote to direct the General Partner to cause the Partnership to vote its PAGP Class C Shares in an election of the PAGP Eligible Directors and any other rights afforded to a Limited Partner under this Article XIII shall be taken in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5                             Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7                             Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof.  All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum; Required Vote for Limited Partner Action.

The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented, in person or by proxy, shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage.  At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required.  The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner).  In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10                      Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11                      Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners (other than voting to direct the Partnership to vote its PAGP Class C Shares in the election of PAGP Eligible Directors pursuant to Section 13.4(c)) may be taken without a meeting, without a vote, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12                      Voting and Other Rights.

(a)                                 Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b)                                 With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13                      Pass-Through Nominations.

Any Eligible Limited Partner who was a Record Holder at the time the notice provided for in Section 13.5 for a meeting called pursuant to Section 13.4(c) is given to the Limited Partners of a number of the Limited Partner Interests equal to 10% or more of the number of PAGP Outstanding Shares at such time may direct the General Partner to cause the Partnership to nominate a person for election as a PAGP Eligible Director in accordance with Section 13.4(c)(ii) of the PAGP LP Agreement; provided, that no Eligible Limited Partner may nominate more than one PAGP Eligible Director; provided further, that any nomination pursuant to this Section 13.13 must comply with the procedures set forth in Section 13.4(c)(ii) of the PAGP LP Agreement, which are incorporated herein by reference, and only such persons who are nominated in accordance with such procedures shall be eligible to be elected as a PAGP Eligible Director.

ARTICLE XIV
MERGER

Section 14.1                             Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2                             Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner.  If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a)                                 The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)                                 The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)                                  The terms and conditions of the proposed merger or consolidation;

(d)                                 The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)                                  A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)                                   The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)                                  Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 14.3                             Approval by Limited Partners of Merger or Consolidation.

(a)                                 Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)                                  Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4                             Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Effect of Merger.

(a)                                 At the effective time of the certificate of merger:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1                             Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates (other than, in the case of Series A Preferred Units, any such Affiliates that are Series A Purchasers as of the Series A Issuance Date), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.  As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to

Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date.  Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice.  On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c)                                  At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1                             Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below.  Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2                             Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3                             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4                             Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5                             Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6                             Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7                             Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the Certificate evidencing such Unit, or other evidence of the issuance of uncertificated Units, independently of the signature of any other party.

Section 16.8                             Applicable Law; Forum; Venue and Jurisdiction.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)                                 Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)                                     irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)                                  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii)                               agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)                              expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)                                 consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9                             Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in an: respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10                      Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it i specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

PAA GP LLC

By:	PLAINS AAP, L.P.,
its sole member

By:	PLAINS ALL AMERICAN GP LLC,
its general partner

By:
Name:	Richard McGee
Title:	Executive Vice President, General Counsel and Secretary

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

PAA GP LLC

By:	PLAINS AAP, L.P.,
its sole member

By:	PLAINS ALL AMERICAN GP LLC,
its general partner

By:
Name:	Richard McGee
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT A
to the Sixth Amended and
Restated Agreement of Limited Partnership of
Plains All American Pipeline, L.P.

Certificate Evidencing Common Units
Representing, Limited Partner Interests in
Plains All American Pipeline, L.P.

No.	Common Units

In accordance with Section 4.1 of the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                    (the “Holder”) is the registered owner of               Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this properly endorsed Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 333 Clay Street, Suite 1600, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Plains All American Pipeline, L.P.

Countersigned and Registered by:	By:

By:
as Transfer Agent and Registrar	Name:

By:	By:
Authorized Signature	Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT TRANSFERS MIN ACT Custodian (Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
PLAINS ALL AMERICAN PIPELINE, L.P.

FOR VALUE RECEIVED,                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of assignee)

           Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint            as its attorney-in-fact with full power of substitution to transfer the same on the books of Plains All American Pipeline, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY
(Signature)

(Signature)

SIGNATURE(S) GUARANTEED

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer. A transferor of the Common Units shall have no duty to the transferee in order for such transferee to obtain registration of the transfer of the Common Units.

EXHIBIT B
to the Sixth Amended and Restated
Agreement of Limited Partnership of
Plains All American Pipeline, L.P.

Certificate Evidencing
Series A Convertible Preferred Units
Representing Limited Partner Interests in
Plains All American Pipeline, L.P.

No.	Series A Preferred Units

In accordance with Section 5.14(b)(v) of the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that         (the “Holder”) is the registered owner of        Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”), transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at the principal office of the Partnership located at 333 Clay Street, Suite 1600, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws thereof.

NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION

DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2016, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the General Partner, as transfer agent for the Series A Preferred Units.

Dated:

GENERAL PARTNER:

PAA GP LLC, as general partner of the Partnership

By:

By:
Name:
Title:

Countersigned and registered:

PAA GP LLC, as transfer agent for the Series A Preferred Units

By:

By:
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT MIN ACT Custodian (Cust) (Minor) under Uniform Gifts to Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES A PREFERRED UNITS
in
PLAINS ALL AMERICAN PIPELINE, L.P.

FOR VALUE RECEIVED,                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	((Please insert Social Security or other identifying number of Assignee)

           Series A Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint            as its attorney-in-fact with full power of substitution to transfer the same on the books of Plains All American Pipeline, L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S)
(Signature)

(Signature)

GUARANTEED

No transfer of the Series A Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series A Preferred Units to be transferred is surrendered for registration of transfer.

ASSIGNEE CERTIFICATION

Type of Entity (check one):

☐                                    Individual                                                                                                                ☐                                    Partnership                                                           ☐                                    Corporation

☐                                    Trust                                                                                                                                            ☐                                    Other (specify)

Nationality (check one):

☐                                    U.S. Citizen, Resident or Domestic Entity

☐                                    Foreign Corporation                                                           ☐                                    Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s Interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.                                    Individual Interestholder

1.                                      I am not a non-resident alien for purposes of U.S. income taxation;

2.                                      My U.S. taxpayer identification number (social security number) is           .

3.                                      My home address is:            .

B.                                    Partnership, Corporation or Other Interestholder

1.                                                       is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations)

2.                                      The interestholder’s U.S. employer identification number is                .

3.                                      The interestholder’s office address and place of incorporation (if applicable) is            .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this Certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this certification should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the assignee will hold the Series A Preferred Units shall be made to the best of Assignee’s knowledge.

EXHIBIT B

PLAINS AAP, L.P.

A Delaware Limited Partnership

EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

[•], 2016

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ARTICLE VII TRANSFERS OF PARTNERSHIP INTERESTS		23

7.1	Transfer of Limited Partnership Interests	23
7.2	Permitted Transferees	24
7.3	Substitute Limited Partners	25
7.4	Effect of Admission as a Substitute Limited Partner	25
7.5	Consent	26
7.6	No Dissolution	26
7.7	Additional Limited Partners	26
7.8	Right of First Refusal	26
7.9	Exchange of Class A Units	28
7.10	Conversion of Class B Units	32
7.11	Redemption of Class A Units	33

ARTICLE VIII DISSOLUTION AND LIQUIDATION		35

8.1	Dissolution of Partnership	35
8.2	Final Accounting	36
8.3	Distributions Following Dissolution and Termination	36
8.4	Termination of the Partnership	38
8.5	No Action for Dissolution	38

ARTICLE IX ACCOUNTING; BOOKS AND RECORDS		38

9.1	Fiscal Year and Accounting Method	38
9.2	Books and Records	38
9.3	Delivery to Partners; Inspection	39
9.4	Financial Statements	39
9.5	Filings	39
9.6	Non-Disclosure	40
9.7	Tax Elections	40

ARTICLE X NON-COMPETITION		41

10.1	Non-Competition	41
10.2	Damages	42
10.3	Limitations	42

ARTICLE XI GENERAL PROVISIONS		42

11.1	Waiver of Default	42
11.2	Amendment of Partnership Agreement	42
11.3	No Third Party Rights	43
11.4	Severability	43
11.5	Nature of Interest in the Partnership	43
11.6	Binding Agreement	43
11.7	Headings	43
11.8	Word Meanings	43

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11.9	Counterparts	44
11.10	Entire Agreement	44
11.11	Partition	44
11.12	Governing Law; Consent to Jurisdiction and Venue	44
11.13	Special Notices	44

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EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
PLAINS AAP, L.P.

THIS EIGHTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of this [•] day of [•], 2016 by Plains All American GP LLC, a Delaware limited liability company, as the general partner, and, pursuant to Section 11.2(d) of the Seventh Amended and Restated Limited Partnership Agreement dated as of October 21, 2013, by and among the General Partner and the Limited Partners of the Partnership (as amended, the “Seventh A&R Limited Partnership Agreement”), is binding on the Persons listed as Limited Partners in Schedule I hereto, as such schedule may be amended or supplemented from time to time in accordance herewith.

This Agreement amends and restates in its entirety the Seventh A&R Limited Partnership Agreement.

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Acceptance Notice” shall have the meaning set forth in Section 7.8(b).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to a Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(a)                                 Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)                                 Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Administrative Agreement” means that certain Amended and Restated Administrative Agreement, dated as of the date hereof, among Holdings GP, PAGP, the MLP, the General Partner, PAA GP and the Partnership, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of

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a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person. For purposes of the foregoing:

(a)                                 any individual who is an officer or director of Holdings GP or any Group Member (excluding the Chief Executive Officer and Chairman of the Board) shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)                                 any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding Holdings GP Units shall not be considered to be an Affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Holdings GP Units; and

(c)                                  any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total Partnership Interests held by all Partners, shall not be considered to be an affiliate of Holdings GP or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Partnership Interests.

For the avoidance of doubt, for purposes of this Agreement, as of the date hereof (but subject to redetermination upon changed circumstances) (i) each of KAFU Holdings, L.P., KAFU Holdings (QP), L.P., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund, Inc. and KAFU Holdings II, L.P. is an Affiliate of each other, and (ii) each of EMG Investment, LLC and Lynx Holdings I, LLC is an Affiliate of the other.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Partnership Interests.

“Agreed Value” means, with respect to any Partnership Group Interest subject to the right of first refusal contained in Section 7.8, (i) the value that would be received for such Partnership Group Interest in the event such Partnership Group Interest were exchanged for PAGP Class A Shares pursuant to Section 7.9 and promptly sold at a price determined relative to the trailing 30-day volume weighted average price of a PAGP Class A Share or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

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“Agreement” has the meaning set forth in the preamble hereof.

“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Partnership at the end of such quarter (other than Net Capital Transaction Proceeds) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (a) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets or Property is subject; provided, however, that all cash and cash equivalents expected to be received (including distributions declared by the MLP but not yet paid), directly or indirectly from the MLP in respect of such quarter or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been received, made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the General Partner so determines in its reasonable discretion.

“Board” means the board of directors of the General Partner.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas or New York, New York.

“Call Election Notice” has the meaning set forth in Section 7.9(g).

“Call Right” has the meaning set forth in Section 7.9(g).

“Capital Account” means, with respect to any Partner, a separate account established by the Partnership and maintained for each Partner in accordance with Section 3.4 hereof.

“Capital Contribution” means, with respect to any Partner, the amount of money, if any, and the initial Gross Asset Value of any Property (other than money), if any, contributed to the Partnership with respect to the interests purchased by such Partner pursuant to the terms of this Agreement, in return for which the Partner contributing such capital shall receive a Partnership Interest.

“Cash Election” has the meaning set forth in Section 7.9(a).

“Cash Election Amount” means with respect to a particular Exchange, an amount of cash equal to the value of the PAGP Class A Shares that would be received in such Exchange as of the date of receipt by the Partnership of the Exchange Notice with respect to such Exchange pursuant to Section 7.9 (the “Valuation Date”), decreased by any distributions received by the Exchanging Partner with respect to the Class A Units that are the subject of the Exchange following the date of receipt by the Partnership of the Exchange Notice where the Record Date for such distribution was after the date of receipt of such notice.  For this purpose, the value of a PAGP Class A Share shall equal (i) the volume weighted average price of a PAGP Class A Share for the 10 trading days ending on the trading day prior to the Valuation Date or (ii) in the event the PAGP Class A Shares are not then publicly traded, the value, as reasonably determined by

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the General Partner in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Class A Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class A Units.

“Class A Per Unit Capital Account” means the aggregate Capital Accounts attributable to the Class A Units (other than Converted Class A Units) divided by the number of outstanding Class A Units (other than Converted Class A Units).

“Class A Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Partner” means a Limited Partner all or any portion of whose Limited Partnership Interest is evidenced by Class B Units.

“Class B Per Unit Capital Account” means the aggregate Capital Accounts attributable to the Vested Units divided by the number of Vested Units.

“Class B Per Unit Target Capital” means the product of the Conversion Factor and the Class A Per Unit Capital Account.

“Class B Restricted Unit Agreement” means an agreement, substantially in the form of Exhibit A to the Seventh A&R Limited Partnership Agreement, between the Partnership and any Limited Partner that is issued Class B Units, as any such agreement may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Class B Target Deficit Amount” means with respect to each Vested Unit, the excess, if any, of the Class B Per Unit Target Capital over the Capital Account attributable to such Vested Unit.

“Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement and the Class B Restricted Unit Agreement pursuant to which it was issued.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consideration Units” has the meaning set forth in Section 7.11(a).

“Contribution Agreement” means the Contribution Agreement, dated as of October 21, 2013, by and among Holdings GP, PAGP and certain other parties, together with the additional

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conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Conversion” has the meaning set forth in Section 7.10(a).

“Conversion Date” has the meaning set forth in Section 7.10(c).

“Conversion Factor” means 0.9413316.

“Conversion Notice” has the meaning set forth in Section 7.10(b).

“Converted Class A Target Deficit Amount” means, with respect to each Converted Class A Unit, the excess, if any, of the Class A Per Unit Capital Account over the Capital Account attributable to such Converted Class A Unit.

“Converted Class A Units” has the meaning set forth in Section 7.10(a).

“Converting Partner” has the meaning set forth in Section 7.10(b).

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Earned Unit” means a Class B Unit that constitutes an “Earned Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

“EMG” shall have the meaning set forth in Section 10.1.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Exchange” has the meaning set forth in Section 7.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Date” has the meaning set forth in Section 7.9(c).

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“Exchange Notice” has the meaning set forth in Section 7.9(b).

“Exchanging Partner” has the meaning set forth in Section 7.9(b).

“Existing Owners” has the meaning set forth in the Holdings GP LLC Agreement.

“First Refusal Notice” has the meaning set forth in Section 7.8(a).

“General Partner” means Plains All American GP LLC, a Delaware limited liability company, any permitted successor thereto, and any Persons hereafter admitted as an additional general partner, each in its capacity as a general partner of the Partnership, in each case in accordance with the terms hereof.

“General Partnership Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partnership Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):

(a)                                 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;

(b)                                 The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (iii) the issuance by the Partnership of Class B Units; and (iv) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and

(c)                                  The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the General Partner.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Group Member” means a member of the Holdings Group.

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“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Holdings GP Unit” means the Units representing a fractional part of the membership interest in Holdings GP, having the rights and obligations specified in the Holdings GP LLC Agreement.

“Holdings Group” means Holdings GP and its Subsidiaries treated as a single consolidated entity, but excluding the MLP and its Subsidiaries.

“Indemnitee” means (a) the General Partner, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the General Partner, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Grant Date Partnership Capital” means, with respect to the Class B Partners, the amount of $3,200,000,000, which amount is equal to the aggregate Capital Account balances of the Class A Partners.

“Institutional Investments” shall have the meaning set forth in Section 10.1.

“IPO” means the initial offering and sale of the PAGP Class A Shares to the public.

“Kayne Anderson” shall have the meaning set forth in Section 10.1.

“Limited Partner” means, unless the context otherwise requires, each Class A Partner set forth on Schedule I, each holder of a Class B Unit and each additional Person that becomes a Class A Partner or a Class B Partner pursuant to the terms of this Agreement and that is shown as such on the books and records of the Partnership, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Units, Class B Units or any other Partnership Security or a combination thereof or interest therein, and includes any and all benefits to which

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such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidating Trustee” has the meaning set forth in Section 8.3(a).

“Lock-Up Period” has the meaning set forth in Section 7.11(g).

“Lock-Up Threshold” has the meaning set forth in Section 7.11(g).

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“MLP” means Plains All American Pipeline, L.P., and any successor thereto.

“MLP Common Units” means the common units representing limited partner interests in the MLP, having the rights and obligations specified in the MLP Partnership Agreement.

“MLP Group” means the MLP and its Subsidiaries.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act or any successor to such statute.

“Net Capital Transaction Proceeds” means the cash, notes, equity interests and any other consideration derived from the sale or other disposition of all or a portion of the Partnership’s assets.

“Non-Purchasing Partner” shall have the meaning set forth in Section 7.8(c).

“Non-Qualifying Transferee” has the meaning set forth in Section 7.2(a).

“Non-Selling Partner” shall have the meaning set forth in Section 7.8(a).

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Partnership.

“Offer” shall have the meaning set forth in Section 7.8(a).

“Offeror” shall have the meaning set forth in Section 7.8(a).

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“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the date hereof, by and among, the Partnership, PAGP, Holdings GP, PAA GP, the MLP and the General Partner.

“Optioned Interest” shall have the meaning set forth in Section 7.8(a).

“Oxy” has the meaning set forth in Section 10.1.

“PAA GP” shall mean PAA GP LLC, a Delaware limited liability company.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership.

“PAGP Class A Shares” means the Class A shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP Class B Shares” means the Class B shares representing limited partnership interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP Class C Shares” means the Class C shares representing limited partner interests in PAGP, having the rights and obligations specified in the PAGP LP Agreement.

“PAGP LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” shall have the meaning set forth in the preamble hereof.

“Partnership Group Interest” shall have the meaning set forth in Section 7.1(b).

“Partnership Interest” means a Limited Partnership Interest or a General Partnership Interest, which refers to all of a Partner’s rights and interests in the Partnership in such Partner’s capacity as a Partner, all as provided in this Agreement and the Act.

“Partnership Transfer” has the meaning set forth in Section 7.1(b).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Class A Units and Class B Units.

“Permitted Transfer” shall mean:

(a)                                 with respect to a Partnership Group Interest, a Transfer by any Partner who is a natural person to (i) such Partner’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Partner and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as the case may be, are

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the Partner and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Partner transferring such Partnership Group Interest retains exclusive power to exercise all rights under this Agreement;

(b)                                 a Transfer of a Partnership Group Interest by any Partner to the Partnership;

(c)                                  with respect to a Partnership Group Interest, a Transfer by a Partner to any Affiliate of such Partner; provided, however, that such transfer shall be a Permitted Transfer only so long as such Partnership Group Interest or is held by such Affiliate or is otherwise transferred in another Permitted Transfer;

(d)                                 with respect to Class B Units, a Transfer permitted under the applicable Class B Restricted Unit Agreement and any Transfer of Vested Units in accordance with applicable securities laws;

(e)                                  with respect to a Partnership Group Interest, (i) a Transfer by either of EMG or Kayne Anderson to one of its members or partners, as applicable or (ii) a Transfer by a Partner that has been approved by the Board and is being made in order to facilitate a bona fide charitable contribution or estate planning transaction; provided, in each case that such transferee agrees as a condition to such Transfer to effect, and actually effects, a substantially concurrent Exchange of such Partnership Group Interest;

(f)                                   a Transfer by PAGP of Class A Units to an Affiliate of PAGP; and

(f)                                   a Transfer in accordance with the provisions of Section 7.8, Section 7.9, Section 7.10 or Section 7.11;

provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Partnership Group Interest or Class B Units so Transferred complies with Section 7.1(b).  Except in the case of a Permitted Transfer pursuant to clause (a) and (b) above, and subject to compliance with Section 7.3, a Permitted Transferee of the Partnership Group Interest or Class B Units subject to a Permitted Transfer shall become a substitute Limited Partner as described in Section 7.4.  No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Partnership, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Partnership.

“Permitted Transferee” means any Person who shall have acquired a Partnership Group Interest or Class B Units pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“Profits” and “Losses” means, for each Taxable Year, an amount equal to the Partnership’s net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required

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to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments:

(a)                                 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;

(f)                                   To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Sections 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                                  Profits and Losses shall not include any items specially allocated pursuant to Section 5.2.

“Property” means all assets, real or intangible, that the Partnership may own or otherwise have an interest in from time to time.

“Pubco Offer” has the meaning set forth in Section 7.9(h).

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

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“Record Date” means the date established by Holdings GP for determining the identity of holders of PAGP Class A Shares entitled to receive any cash distribution made in accordance with the PAGP LP Agreement.

“Redeeming Partner” has the meaning set forth in Section 7.11(b).

“Redemption” has the meaning set forth in Section 7.11(a).

“Redemption Date” has the meaning set forth in Section 7.11(c).

“Redemption Notice” has the meaning set forth in Section 7.11(b).

“Registration Rights Agreement” means an agreement, substantially in the form of Exhibit A hereto, between the MLP and the other parties thereto, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed by PAGP with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, to register the offering and sale of the Class A Shares in the Initial Offering.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Regulatory Allocations” shall have the meaning set forth in Section 5.2(e).

“Representative” has the meaning set forth in Section 9.6.

“Revocation Notice” has the meaning set forth in Section 7.9(g).

“Selling Partner” shall have the meaning set forth in Section 7.8(a).

“Seventh A&R Limited Partnership Agreement” has the meaning set forth in the recitals hereto.

“Simplification Agreement” means the Simplification Agreement, by and among the Partnership, the General Partner, PAGP, Holdings GP, PAA GP and the MLP, dated as of July 11, 2016.

“Subsequent Grant Date” means any date on which any Class B Units are granted following the date of the initial grant of Class B Units (as set forth in the books and records of the Partnership).

“Subsequent Grant Date Partnership Capital” means, with respect to any Subsequent Grant Date, an amount equal to the aggregate Capital Account balances as of such date of the

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Class A Partners and the Class B Partners, which amount shall be determined by the General Partner in good faith and reflected on a schedule maintained by the General Partner.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, with respect to the Partnership, each of PAA GP and the MLP, and each of their respective Subsidiaries, shall be a Subsidiary of the Partnership.

“Taxable Year” shall mean the calendar year.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, mortgage, hypothecate, bequeath, devise or otherwise dispose of or subject to any Encumbrance, voluntarily or involuntarily, by operation of law or otherwise.  When referring to Partnership Group Interests or Class B Units, “Transfer” shall mean the Transfer of such Partnership Group Interests or Class B Units whether of record, beneficially, by participation or otherwise.

“Transfer Agent” has the meaning set forth in Section 7.9(b).

“Vested Unit” means a Class B Unit that constitutes a “Vested Unit” under the Class B Restricted Unit Agreement pursuant to which such Class B Unit was issued.

ARTICLE II
ORGANIZATION

2.1                               Formation of Limited Partnership

The General Partner has previously formed the Partnership as a limited partnership pursuant to the provisions of the Act and the parties hereto hereby agree to amend and restate the Seventh A&R Limited Partnership Agreement in its entirety.  The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes.  No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2                               Name of Partnership

The name of the Partnership is Plains AAP, L.P. or such other name as the General Partner may hereafter adopt from time to time.  The General Partner shall execute and file in the

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proper offices such certificates as may be required by any assumed name act or similar law in effect in the jurisdictions in which the Partnership may elect to conduct business.

2.3                               Principal Office; Registered Office

The principal office address of the Partnership is located at 333 Clay Street, Suite 1600, Houston, Texas  77002, or such other place as the General Partner designates from time to time.  The registered office address and the name of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is as stated in the Certificate or as designated from time to time by the General Partner.

2.4                               Term of Partnership

The term of the Partnership commenced on May 21, 2001 and shall continue until dissolved pursuant to Section 8.1 hereof.  The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.

2.5                               Purpose of Partnership

The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is (a) acting as the sole member of the limited liability company that acts as the general partner of the MLP pursuant to the MLP Agreement, (b) holding partnership interests in the MLP, (c) engaging directly or indirectly in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and (d) engaging in any and all activities necessary or incidental to the foregoing.

2.6                               Actions by Partnership

The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out its objects.

2.7                               Reliance by Third Parties

Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

ARTICLE III
CAPITAL

3.1                               Capital Contributions

As of the date hereof, there are [624,026,124](1) Class A Units outstanding and [31,585,596] Class B Units outstanding.  Schedule I sets forth the ownership of outstanding

(1)  Note to Draft:  Unit amounts to be updated prior to closing.

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Class A Units and Class B Units, and may be amended from time to time by the Partnership to reflect the issuance of additional Class A Units or Class B Units.

3.2                               Additional Capital Contributions

(a)                                 No Partner shall be required to make any additional Capital Contribution.

(b)                                 Subject to the restrictions contained in Section 3.5 of the Class B Restricted Unit Agreement, the Partnership may issue additional Partnership Interests to any Person with the approval of the General Partner.  The names, addresses and Capital Contributions of the Partners shall be reflected in the books and records of the Partnership.

3.3                               Loans

(a)                                 No Partner shall be obligated to loan funds to the Partnership.  Loans by a Partner to the Partnership shall not be considered Capital Contributions.  The amount of any such loan shall be a debt of the Partnership owed to such Partner in accordance with the terms and conditions upon which such loan is made.

(b)                                 A Partner may (but shall not be obligated to) guarantee a loan made to the Partnership.  If a Partner guarantees a loan made to the Partnership and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Partner to the Partnership and not as an additional Capital Contribution.

3.4                               Maintenance of Capital Accounts

(a)                                 The Partnership shall maintain for each Partner a separate Capital Account with respect to the Limited Partnership Interest owned by such Partner in accordance with the following provisions:

(i)                                     To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s share of Profits and items of income and gain allocated to such Partner pursuant to Section 5.2, and (C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1.704-1(b)(2)(iv)(d)(2);

(ii)                                  To each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Partner pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Partner’s share of Losses and items of loss and deduction allocated to such Partner pursuant to Section 5.2,

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and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership;

(iii)                               In the event Partnership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Partnership Interests; and

(iv)                              In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(b)                                 The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation.  The General Partner in its discretion, and to the extent otherwise consistent with the terms of this Agreement, shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

3.5                               Capital Withdrawal Rights, Interest and Priority

Except as expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or reduce such Partner’s Capital Contribution or to receive any distributions from the Partnership, or (b) receive or be credited with any interest on the balance of such Partner’s Capital Contribution at any time.

3.6                               Class B Partners Profits Interests

The Class B Units have been, and may in the future be, issued for zero consideration in order to provide additional incentives for the Class B Partners to build value for the Partnership and achieve its business goals. Each Class B Unit represents an interest in the Partnership of the nature commonly referred to as a “profits interest” (as described in Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), and represents an interest in future Partnership profits and losses from operations, current distributions from operations, and an interest in future appreciation or depreciation in the Partnership asset values as set forth in this Agreement, but which does not represent an interest in Initial Grant Date Partnership Capital or Subsequent Grant Date Partnership Capital (as applicable) as determined on the date such Class B Unit is or was issued.

3.7                               General Partner Interest

The General Partner Interest is a non-economic interest and does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

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3.8                               Splits

Any distribution, subdivision or combination of the Class A Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Units pursuant to this Agreement, the General Partner Units pursuant to the Holdings GP LLC Agreement, and the PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the PAGP LP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made the Holdings GP LLC Agreement and the PAGP LP Agreement.

ARTICLE IV
DISTRIBUTIONS

4.1                               Distributions of Available Cash

An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed to the Partners, pro rata based on the number of Class A Units, Earned Units and/or Vested Units held, within forty-five days after the end of such quarter, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

4.2                               Persons Entitled to Distributions

Except as provided below, all distributions of Available Cash to Partners for a fiscal quarter pursuant to Section 4.1 shall be made to the Partners shown on the records of the Partnership to be entitled thereto as of the Record Date with respect to such quarter.  For the avoidance of doubt, no distribution shall be paid with respect to any outstanding Class B Unit that is not either an Earned Unit or a Vested Unit.

4.3                               Limitations on Distributions

(a)                                 Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to Article IV, Article VII or Article VIII.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE V
ALLOCATIONS

5.1                               Profits and Losses

Following the application of Section 5.2 and subject to Section 8.3, Profits and Losses for each Taxable Year shall be allocated among the Partners, pro rata based on the number of Class A Units and Vested Units held, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

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5.2                               Regulatory and Special Allocations

(a)                                 Gross Income Allocations.

(i)                                     In the event any Partner has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, that, an allocation pursuant to this Section 5.2(a) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article V have been made.

(ii)                                  Holders of Class B Units that are Earned Units, but not Vested Units shall be specially allocated items of Partnership income and gain in the amount equal to any distributions made with respect to such Earned Units.

(b)                                 Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided, that, an allocation pursuant to this Section 5.2(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made.

(c)                                  Limitations on Allocations of Losses.  Notwithstanding any provision hereof to the contrary, no Losses or other items of loss or expense shall be allocated to any Partner to the extent that such allocation would cause or increase an Adjusted Capital Account Deficit with respect to such Partner.  All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(c) shall be allocated to the other Partners not having an Adjusted Capital Account Deficit pro rata based on the number of Class A Units, Earned Units and/or Vested Units held to the extent not otherwise limited by the preceding sentence.

(d)                                 Revaluation Income and Gain.  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value during any Tax Year beginning on or after January 1, 2016, any resulting items of income and gain shall be specially allocated:

(i)                                     first, to holders of Converted Class A Units in accordance with their relative Converted Class A Target Deficit Amounts until the Capital Account associated with such Converted Class A Units equals the Class A Per Unit Capital Account; and

(ii)                                  second, to the holders of Vested Units in accordance with their relative Class B Target Deficit Amounts until the Class B Per Unit Capital Account attributable to each Vested Unit equals the Class B Per Unit Target Capital.

(e)                                  Curative Allocations.  The allocations set forth in Sections 5.2(a)(i), (b) and (c) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations

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shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(e).  Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1, 5.2(a)(ii) and 5.2(d) without regard to the Regulatory Allocations.

5.3                               Tax Allocations: Code Section 704(c)

(a)                                 Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Partners in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1 or 5.2.

(b)                                 In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of “Gross Asset Value”).

(c)                                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition herein of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)                                 Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to, “curative” allocations which offset the effect of the “ceiling rule” for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and “curative” allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)).  Allocations pursuant to this Section 5.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.4                               Change in Partnership Interest

In the event that the Partners’ interests in the Partnership change during a Taxable Year, allocations shall be made taking into account the Partners’ varying interests for such Taxable

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Year, determined on a daily, monthly or other basis as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.

5.5                               Withholding

Each Partner hereby authorizes the Partnership to withhold from income or distributions allocable to such Partner and to pay over any taxes payable by the Partnership or any of its Affiliates as a result of such Partner’s participation in the Partnership; if and to the extent that the Partnership shall be required to withhold any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a distribution from the Partnership as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Partner to the extent that the Partner is then entitled to receive a distribution.  To the extent that the aggregate of such distributions in respect of a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a demand loan from the Partnership to such Partner, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Partnership income, until discharged by such Partner by repayment, which may be made in the sole discretion of the General Partner out of distributions to which such Partner would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.5 shall be made at the maximum applicable statutory rate under applicable tax law unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable, or that no withholding is applicable.

ARTICLE VI
MANAGEMENT

6.1                               Duties and Powers of the General Partner

(a)                                 The business and affairs of the Partnership shall be managed by the General Partner.  Except for situations in which the approval of the Limited Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.  Without limiting the generality of the foregoing, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership.

(b)                                 Each Limited Partner agrees to cooperate with the General Partner and to execute and deliver such documents, agreements and instruments, and do all such further acts, as deemed necessary or advisable by the General Partner to give effect to the exercise of the General Partner’s powers under this Section 6.1.  Without limiting the foregoing, each Limited Partner hereby irrevocably appoints the General Partner as its proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote or act by written consent with respect to its Partnership

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Interest as a Limited Partner as determined by the General Partner on all matters requiring the vote, approval or consent of the Limited Partners.  The Partners acknowledge that such proxy is coupled with an interest and is irrevocable.

(c)                                  The General Partner is the tax matters partner for purposes of Section 6231 of the Code and analogous provisions of state law.  The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws.

6.2                               Limitation of Liability

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or the Limited Partners or any other Persons who have acquired interests in Partnership Interests for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Partnership unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  Except as required by the Act, the Partnership’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Partnership solely by reason of being an Indemnitee. No Partner shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Partner.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Partnership, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Partner or by or on behalf of such Partner or any other Partner or the Partnership challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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6.3                               Indemnification

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Partnership shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Partnership and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.3(a) shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.3.

(c)                                  The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.  The Partnership shall not be required to indemnify any Partner in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Partner against any other Partner.

(d)                                 The Partnership may purchase and maintain directors and officers insurance or similar coverage for the directors or officers of the General Partner in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Partnership, and the Partners shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.3.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 6.3(c), the provisions of this Section 6.3 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

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(h)                                 No amendment, modification or repeal of this Section 6.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership or any Affiliate of the Partnership, nor the obligations of the Partnership or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.4                               Rights of Limited Partners

The Limited Partners will not be personally liable for any obligations of the Partnership nor will they have any obligation to make contributions to the Partnership in excess of their respective Capital Contributions required under Section 3.1 or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law.  The Limited Partners in their capacities as such shall take no part in the management, control or operation of the Partnership’s business and shall have no power to bind the Partnership and no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.

6.5                               Class B Partners

Except as expressly provided in this Agreement, the Class B Partners, in their capacities as such, shall have no voting rights or rights to participate in the management of the Partnership.

ARTICLE VII
TRANSFERS OF PARTNERSHIP INTERESTS

7.1                               Transfer of Limited Partnership Interests

(a)                                 No Limited Partner may Transfer all or any part of such Partner’s Partnership Interest or Partnership Group Interest to any Person except:

(i)                                     to a Permitted Transferee pursuant to Section 7.2;

(ii)                                  pursuant to the terms of Section 7.8;

(iii)                               pursuant to the terms of Section 7.9;

(iv)                              pursuant to the terms of Section 7.10; or

(v)                                 pursuant to the terms of Section 7.11;

provided, however, any such Transfer under (i)-(v) above shall comply with the terms of Section 7.1(b).  Any purported Transfer of all or any portion of a Partnership Interest or Partnership Group Interest in violation of the terms of this Agreement shall be null and void and of no force and effect.  Except upon a Transfer of all of a Limited Partner’s Partnership Interest

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in accordance with this Section 7.1, no Limited Partner shall have the right to withdraw as a Partner of the Partnership.

(b)                                 As a condition to a Transfer by a Class A Partner (other than PAGP or the General Partner) of any Class A Units to a transferee as permitted under Section 7.1(a)(i) or (ii) (a “Partnership Transfer”), such Class A Partner shall simultaneously Transfer to such transferee the same number of PAGP Class B Shares and the same number of Holdings GP Units (each group of one Class A Unit, one PAGP Class B Share and one Holdings GP Unit collectively being referred to herein as a “Partnership Group Interest”).  For the avoidance of doubt, it is intended that the Class A Units (other than those held by PAGP or the General Partner) may only be Transferred together with the same number of PAGP Class B Shares and the same number of Holdings GP Units (subject to the last sentence of this Section 7.1(b)), and that if for any reason the Transfer of such PAGP Class B Shares and Holdings GP Units does not occur simultaneously with the Partnership Transfer, then the Partnership Transfer shall be null and void and of no force and effect.  Notwithstanding any other provision of this Agreement, (x) Converted Class A Units may be Transferred without a simultaneous Transfer of Holdings GP Units and (y) Class A Units shall be Transferred to the Partnership pursuant to Section 7.11 only with the simultaneous cancellation of the corresponding PAGP Class B Shares and Transfer by such Member to PAGP of the corresponding Holdings GP Units.

(c)                                  Notwithstanding any other provision of this Agreement, no Limited Partner may pledge, mortgage or otherwise subject its Partnership Group Interests or Class B Units to any voluntary Encumbrance.

7.2                               Permitted Transferees

(a)                                 Notwithstanding the provisions of Section 7.8, each Limited Partner shall, subject to Section 7.1(b) and Section 7.1(c), have the right to Transfer (but not to substitute the transferee as a substitute Partner in such Partner’s place, except in accordance with Section 7.3), by a written instrument, all or any part of a Limited Partner’s Partnership Group Interest or Class B Units to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Limited Partner at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition herein of “Permitted Transfer” and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a “Non-Qualifying Transferee”), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 7.8.  Pursuant to Section 7.8, such transferring Limited Partner or such transferring Limited Partner’s legal representative shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer”, and such transferring Limited Partner shall otherwise comply with the terms of Section 7.8 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 7.8 shall be the Agreed Value of the Partnership Group Interests subject to the Transfer as of the close of business on the date the transferee ceased to be an Affiliate of such transferring Limited Partner or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition herein of “Permitted Transfer” (such date, the “Non-Qualifying Date”).  In the event

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the Non-Qualifying Date is not a Business Day, the Non-Qualifying Date shall be deemed to have occurred on the first Business Day following such original Non-Qualifying Date. If such transferring Limited Partner fails to comply with all the terms of Section 7.8, such Transfer shall be null and void and of no force and effect.  No Non-Qualifying Transferee shall be entitled to receive any distributions from the Partnership with respect to any period on or after the Non-Qualifying Date and any distributions made in respect of the Partnership Interests with respect to any period on or after the Non-Qualifying Date and held by such Non-Qualifying Transferee shall be paid to the Limited Partner who attempted to transfer such Partnership Group Interests or otherwise to the rightful owner thereof as reasonably determined by the General Partner.

(b)                                 Unless and until admitted as a substitute Limited Partner pursuant to Section 7.3, a transferee of a Limited Partner’s Partnership Group Interests or Class B Units, in whole or in part, shall be an assignee with respect to the Transferred Partnership Interest comprising the Transferred part of such Partnership Group Interests or Class B Units and shall not be entitled to become, or to exercise the rights of, a Limited Partner, including the right to vote, the right to require any information or accounting of the Partnership’s business, or the right to inspect the Partnership’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Partnership Interests Transferred to such transferee, the share of distributions and profits to which the transferor would otherwise be entitled with respect to the Transferred Partnership Interest.  Subject to the provisions of Section 6.1(b), the transferor shall have the right to vote such Transferred Partnership Interest until the transferee is admitted to the Partnership as a substitute Limited Partner with respect to the Transferred Partnership Interest.

7.3                               Substitute Limited Partners

No transferee of all or part of a Limited Partner’s Partnership Interest shall become a substitute Limited Partner in place of the transferor unless and until:

(a)                                 such Transfer is in compliance with the terms of Section 7.1;

(b)                                 the transferee has executed an instrument in form and substance reasonably satisfactory to the General Partner accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(c)                                  the transferee has caused to be paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a substitute Limited Partner.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the General Partner shall cause the books and records of the Partnership to reflect the admission of the transferee as a substitute Limited Partner to the extent of the Transferred Partnership Interest held by such transferee.  Notwithstanding the foregoing, the admission of the General Partner as a Limited Partner in connection with the transactions contemplated by the Simplification Agreement is hereby confirmed.

7.4                               Effect of Admission as a Substitute Limited Partner

A transferee who has become a substitute Limited Partner has, to the extent of the Transferred Partnership Interest, all the rights, powers and benefits of, and is subject to the

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obligations, restrictions and liabilities of a Partner under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Limited Partner, the transferor of the Partnership Interest so held by the substitute Limited Partner shall cease to be a Partner of the Partnership to the extent of such Transferred Partnership Interest.  In connection with any Exchange or exercise of the Call Right with respect to Class A Units pursuant to Section 7.9, PAGP shall upon completion of such transaction automatically be admitted as a substitute Limited Partner with respect to the Class A Units that are the subject of such transaction.

7.5                               Consent

Each Partner hereby agrees that upon satisfaction of the terms and conditions of this Article VII with respect to any proposed Transfer, the transferee may be admitted as a Partner without any further action by a Partner hereunder.

7.6                               No Dissolution

If a Limited Partner Transfers all of its Partnership Interest pursuant to this Article VII and the transferee of such Partnership Interest is admitted as a Limited Partner pursuant to Section 7.3, such Person shall be admitted to the Partnership as a Partner effective on the effective date of the Transfer and the Partnership shall not dissolve pursuant to Section 8.1.

7.7                               Additional Limited Partners

Subject to Section 3.2, any Person acceptable to the General Partner may become an additional Limited Partner of the Partnership for such consideration as the General Partner shall determine, provided that such additional Limited Partner complies with all the requirements of a transferee under Section 7.3(b) and (c).

7.8                               Right of First Refusal

The Class A Partners shall have the following right of first refusal:

(a)                                 If at any time any of the Class A Partners (a “Selling Partner”) has received and wishes to accept a bona fide offer (the “Offer”) for cash from a third party (the “Offeror”) for all or part of such Selling Partner’s Partnership Group Interests, such Selling Partner shall give Notice thereof (the “First Refusal Notice”) to each of the other Partners, other than any Non-Purchasing Partners and any Class B Partners, and the Partnership.  The First Refusal Notice shall state the number of Partnership Group Interests that the Selling Partner wishes to sell (the “Optioned Interest”), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Partner affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.

Each Class A Partner (and, in the case of PAGP, PAGP or its designee) other than the Selling Partner and any Non-Purchasing Partner (each, a “Non-Selling Partner”) shall have the right exercisable by Notice (an “Acceptance Notice”) given to the Selling Partner and the Partnership within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if

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the Non-Selling Partners in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Partner’s right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of the Optioned Interest for which such Non-Selling Partner has exercised its right to purchase hereunder compared to all other Non-Selling Partners, but not below such Non-Selling Partner’s pro rata share (based on the number of Class A Units held by such Non-Selling Partner and the aggregate number of Class A Units held by all Non-Selling Partners who have exercised their right to purchase) so that such Non-Selling Partners purchase no more than 100% of the Optioned Interest.  In the event that (i) PAGP exercises its right to designate its right of first refusal to a designee and (ii) the price indicated in the Offer is less than the Agreed Value (determined pursuant to clause (i) of such definition) of the Partnership Group Interest as of the date of the Offer, then in connection with such designee’s delivery of any Acceptance Notice hereunder, PAGP’s designee must agree with respect to the portion of the Partnership Group Interest that it is entitled to purchase pursuant to this Section 7.8 (excluding any such portion related to any oversubscription by such designee pursuant to this Section 7.8), to pay such Agreed Value (determined pursuant to clause (i) of such definition) of such Partnership Group Interest as of the date of the Offer.  For the avoidance of doubt, any other Class A Partner (including PAGP) exercising its right of first refusal pursuant to this Section 7.8 shall not be required to pay a higher price than the price included in the Offer.  If a Non-Selling Partner does not submit an Acceptance Notice within the 20-day period set forth in this Section 7.8(b), such Non-Selling Partner shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.

(b)                                 If the Non-Selling Partners do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20-day period set forth in Section 7.8(b), then any Acceptance Notice shall be void and of no effect, and the Selling Partner shall be entitled to complete the proposed sale at any time in the 30-day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice.  If no such sale is completed in such 30-day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.

(c)                                  If any Non-Selling Partner exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Partner(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 30-day period commencing on the date of delivery of the First Refusal Notice on the terms set forth in the First Refusal Notice.  If such Non-Selling Partner does not consummate the Purchase of such Optioned Interest, (x) the Selling Partner shall be entitled to all expenses of collection and (y) such Non-Selling Partner shall be deemed a “Non-Purchasing Partner” for the duration of this Agreement.

(d)                                 Notwithstanding anything in this Agreement to the contrary, no Class B Partner in its capacity as such shall have any right or obligation to Transfer any Class B Units or any right to purchase any Class A Units pursuant to this Section 7.8.

(e)                                  For the avoidance of doubt, the right of first refusal shall not apply to a Transfer in connection with an Exchange, Redemption or exercise of the Call Right pursuant to Section 7.9 or Section 7.11.

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7.9                               Exchange of Class A Units

(a)                                 (i) Subject to adjustment as provided in Section 7.9(d) and subject to PAGP’s rights described in Section 7.9(g), each of the Class A Partners other than PAGP or the General Partner shall be entitled to exchange with the Partnership, at any time and from time to time, any or all of such Partner’s Class A Units (together with the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) for an equivalent number of PAGP Class A Shares (an “Exchange”) or, at the Partnership’s election made in accordance with Section 7.9(a)(ii), cash equal to the Cash Election Amount calculated with respect to such Exchange.  To the extent the consideration for an Exchange is provided by PAGP, such Exchange shall be treated for U.S. federal income tax purposes as a sale of the Exchanging Partner’s Class A Units (together with the same number of PAGP Class B Shares and, unless the last sentence of this Section 7.9(a) applies, the same number of Holdings GP Units) to PAGP in exchange for PAGP Class A Shares or cash, as applicable. For the avoidance of doubt, any Partner owning Converted Class A Units pursuant to Section 7.10 shall be entitled to make an Exchange with respect to such Converted Class A Units without surrendering Holdings GP Units to the Partnership.

(ii) Upon receipt of an Exchange Notice, the Partnership shall be entitled to elect (a “Cash Election”) to settle the Exchange by the delivery to the Exchanging Partner, in lieu of the applicable number of PAGP Class A Shares that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange. In order to make a Cash Election with respect to an Exchange, the Partnership must provide written notice of such election to the Exchanging Partner prior to 1:00 pm, Houston time, on the Business Day after the date on which the Exchange Notice shall have been received by the Partnership. If the Partnership fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange.

(b)                                 In order to exercise the exchange right under Section 7.9(a), the exchanging Class A Partner (the “Exchanging Partner”) shall provide written notice (the “Exchange Notice”) to the Partnership and PAGP, stating that the Exchanging Partner elects to exchange with the Partnership a stated (and equal) number of Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units represented, if applicable, by a certificate or certificates, to the extent specified in such notice, and if the PAGP Class A Shares to be received are to be issued other than in the name of the Exchanging Partner, specifying the name(s) of the Person(s) in whose name or on whose order the PAGP Class A Shares are to be issued, and shall present and surrender the certificate or certificates representing such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units (in each case, if certificated) during normal business hours at the principal executive offices of the Partnership, or if any agent for the registration or transfer of PAGP Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such PAGP Class A Shares.

(c)                                  If required by PAGP, any certificate for Class A Units, PAGP Class B Shares and the Holdings GP Units (in each case, if certificated) surrendered for exchange with the Partnership shall be accompanied by instruments of transfer, in form reasonably satisfactory to PAGP and the Transfer Agent, duly executed by the Exchanging Partner or the Exchanging Partner’s duly authorized representative. If the Partnership has not made a valid Cash Election,

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then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Partnership of the certificate or certificates, if any, representing such Class A Units, PAGP Class B Shares and Holdings GP Units (but in any event by the Exchange Date, as defined below), PAGP shall issue and contribute to the Partnership, and the Partnership shall deliver to the Exchanging Partner, or on the Exchanging Partner’s written order, a certificate or certificates, if applicable, for the number of PAGP Class A Shares issuable upon the Exchange, and the Partnership shall deliver such Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP in exchange for no additional consideration.  If the Partnership has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than 90 days after receipt of the Exchange Notice), upon surrender to the Partnership of the certificate or certificates, if any, representing such Class A Units, PAGP Class B Shares and Holdings GP Units, the Partnership shall deliver to the Exchanging Partner as directed by the Exchanging Partner by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Partnership shall deliver such Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP.  Each Exchange shall be deemed to have been effected on (i) (x) the Business Day after the date on which the Exchange Notice shall have been received by the Partnership, PAGP or the Transfer Agent, as applicable (subject to receipt by the Partnership, PAGP or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Partnership has not made a valid Cash Election with respect to such Exchange or (y) if the Partnership has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Partnership has available funds to pay the Cash Election Amount (but in no event more than 90 days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”).  If the Partnership has not made a valid Cash Election, and the Person or Persons in whose name or names any certificate or certificates for PAGP Class A Shares (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.  Notwithstanding anything herein to the contrary, unless the Partnership has made a valid Cash Election, any Exchanging Partner may withdraw or amend an Exchange request, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Partnership, PAGP or the Transfer Agent, specifying (1) the certificate numbers of the withdrawn Class A Units, PAGP Class B Shares and Holdings GP Units, (2) if any, the number of Class A Units, PAGP Class B Shares and Holdings GP Units as to which the Exchange Notice remains in effect and (3) if the Exchanging Partner so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the PAGP Class A Shares into which the Class A Units, PAGP Class B Shares and Holdings GP Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the PAGP Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the

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foregoing shall not apply to any Exchange with respect to which the Partnership has made a valid Cash Election.

(d)                                 If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the PAGP Class A Shares are converted or changed into another security, securities or other property, or (ii) PAGP shall, by dividend or otherwise, distribute to all holders of the PAGP Class A Shares evidences of its indebtedness or assets, including securities (including PAGP Class A Shares and any rights, options or warrants to all holders of the PAGP Class A Shares to subscribe for or to purchase or to otherwise acquire PAGP Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for PAGP Class A Shares) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by PAGP from AAP in respect of the Class A Units, then upon any subsequent Exchange, in addition to the PAGP Class A Shares or the Cash Election Amount, as applicable, each Class A Partner shall be entitled to receive the amount of such security, securities or other property that such Class A Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.  For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the PAGP Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 7.9 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.  This Agreement shall apply to the Class A Units held by the Class A Partners and their Permitted Transferees as of the date hereof, as well as any Class A Units hereafter acquired by a Class A Partner and his or her or its Permitted Transferees.

(e)                                  PAGP shall at all times keep available, solely for the purpose of issuance upon an Exchange, such number of PAGP Class A Shares that shall be issuable upon the Exchange of all such outstanding Class A Units (which, for purposes of this Section 7.9(e), shall include the Class A Units into which the outstanding Class B Units may be exchanged in accordance with Section 7.10 hereof).  PAGP covenants that all PAGP Class A Shares that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act).  In addition, for so long as the PAGP Class A Shares are listed on a National Securities Exchange, PAGP shall use its reasonable best efforts to cause all PAGP Class A Shares issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(f)                                   The issuance of PAGP Class A Shares upon an Exchange shall be made without charge to the Exchanging Partner for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Partner, then the Person or Persons in whose name the shares are to be issued shall pay to PAGP the amount of any tax that may be payable in respect of any transfer involved in

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such issuance or shall establish to the satisfaction of PAGP that such tax has been paid or is not payable.

(g)                                  (i)                                     Notwithstanding anything to the contrary in this Section 7.9, but subject to Section 7.9(h), an Exchanging Partner shall be deemed to have offered to sell its Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units as described in the Exchange Notice to PAGP, and PAGP may, in its sole discretion, by means of delivery of Call Election Notices and/or Revocation Notices in accordance with, and subject to the terms of, this Section 7.9(g), elect to purchase directly and acquire such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units on the Exchange Date by paying to the Exchanging Partner (or, on the Exchanging Partner’s written order, its designee) that number of PAGP Class A Shares the Exchanging Partner (or its designee) would otherwise receive pursuant to Section 7.9(a) (the “Call Right”), whereupon PAGP shall acquire the Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Class A Units, PAGP Class B Shares and, if applicable, Holdings GP Units.  In the event PAGP shall exercise the Call Right, each of the Exchanging Partner, the Partnership and PAGP, as the case may be, shall treat the transaction between Holdings and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Class A Units, PAGP Class B Shares and Holdings GP Units to PAGP.

(ii)                                  PAGP may at any time in its sole discretion deliver written notice (a “Call Election Notice”) to each other Class A Partner setting forth its election to exercise its Call Right as contemplated by Section 7.9(g) with respect to future Exchanges (without needing to provide further notice of its intention to exercise its Call Right). Subject to the remainder of this Section 7.9(g)(ii), a Call Election Notice will be effective until such time as PAGP amends such Call Election Notice with a superseding Call Election Notice or revokes such Call Election Notice by delivery of a written notice of revocation delivered to each other Class A Partner or, with respect to a particular Exchange, the Partnership exercises its Cash Election (a “Revocation Notice”).  A Call Election Notice may be amended or revoked by PAGP at any time; provided that any Exchange Notice delivered by a Class A Partner will not, without such Class A Partner’s written consent, be affected by the subsequent delivery of a Revocation Notice or by an Exchange Notice that is not effective until after the Exchange Date. Following delivery of a Revocation Notice, PAGP may deliver a new Call Election Notice pursuant to this Section 7.9(g).  Any amendment of a Call Election Notice will not be effective until the Business Day after its delivery to each Class A Partner (other than PAGP or the General Partner).  Each Call Election Notice shall specify the date from which it shall be effective (which shall be no earlier than the Business Day after delivery).

(h)                                 In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to PAGP Class A Shares (a “Pubco Offer”) is proposed by PAGP or is proposed to PAGP or its partners and approved by the board of directors of Holdings GP or is otherwise effected or to be effected with the consent or approval of the board of directors of Holdings GP, the Class A Partners (other than PAGP or the General Partner) shall be permitted to participate in such Pubco Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 7.9(c).  In the case of a Pubco Offer proposed by PAGP, PAGP will use its reasonable best efforts expeditiously and in good

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faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Class A Partners to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of PAGP Class A Shares without discrimination; provided that, without limiting the generality of this sentence, PAGP will use its reasonable best efforts expeditiously and in good faith to ensure that such Class A Partners may participate in each such Pubco Offer without being required to exchange Class A Units, PAGP Class B Shares and Holdings GP Units (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such Pubco Offer and only to the extent necessary to tender or deposit to the Pubco Offer in accordance with the last sentence of Section 7.9(c), or, as applicable, to the extent necessary to exchange the number of Class A Units, PAGP Class B Shares and Holdings GP Units being repurchased).  For the avoidance of doubt, in no event shall the Class A Partners (other than PAGP or the General Partner) be entitled to receive in such Pubco Offer aggregate consideration for each Class A Unit and corresponding PAGP Class B Share and Holdings GP Unit that is greater than the consideration payable in respect of each PAGP Class A Share in connection with a Pubco Offer.

(i)                                     No Exchange shall impair the right of the Exchanging Partner to receive any distributions payable on the Class A Units so exchanged in respect of a Record Date that occurs prior to the Exchange Date for such Exchange.  For the avoidance of doubt, no Exchanging Partner, or a Person designated by an Exchanging Partner to receive PAGP Class A Shares, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Class A Units exchanged by such Exchanging Partner and on PAGP Class A Shares received by such Exchanging Partner, or other Person so designated, if applicable, in such Exchange.

7.10                        Conversion of Class B Units

(a)                                 Subject to and in accordance with the applicable Class B Restricted Unit Agreement, if at any time after December 31, 2015, the PAGP Class A Shares are publicly traded, each of the Class B Partners shall be entitled to exchange (a “Conversion”) any or all of such Class B Partner’s Vested Units for a number of Class A Units (the “Converted Class A Units”) equal to the product of the number of Vested Units being exchanged multiplied by the Conversion Factor.

(b)                                 In order to effect a Conversion, the exchanging Class B Partner (the “Converting Partner”) shall deliver written notice (the “Conversion Notice”) to the Partnership and PAGP stating that the Converting Partner elects to exchange a stated number of Class B Units as specified in such notice.

(c)                                  As promptly as practicable after the receipt of the Conversion Notice, PAGP shall issue and contribute to the Partnership a number of PAGP Class B Shares in the same amount as the Converted Class A Units, and the Partnership shall deliver such PAGP Class B Shares to the Converting Partner, and the Partnership shall issue and deliver to the Converting Partner the Converted Class A Units.  Each Conversion shall be deemed to have been effected on the Business Day after the date on which the Conversion Notice shall have been received by the Partnership and PAGP (the “Conversion Date”), and the applicable Converting Partner shall be deemed to have become, on the Conversion Date, the holder or holders of record of the Converted Class A Units together with an equivalent number of PAGP Class B Shares.  All

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Converted Class A Units shall, upon issuance thereof, be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act and as provided in Section 3.1.

(d)                                 Upon receipt of the Converted Class A Units, the Converting Partner shall become a Class A Partner in accordance with Section 7.3, and shall have all rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Class A Partner under, the Certificate, this Agreement and the Act.

(e)                                  No Conversion shall impair the right of the Converting Partner to receive any distributions payable on the Class B Units so converted in respect of a record date that occurs prior to the Conversion Date for such Conversion. For the avoidance of doubt, no Converting Partner shall be entitled to receive, in respect of the same fiscal quarter, distributions both on Class B Units converted by such Converting Partner and on the Converted Class A Units received in such Conversion.

7.11                        Redemption of Class A Units

(a)                                 Subject to Section 7.11(g), each of the Class A Partners other than PAGP or the General Partner shall be entitled, at any time and from time to time, to cause the Partnership to (i) redeem all or any portion of such Partner’s Class A Units and (ii) in consideration therefor distribute to such Class A Partner one MLP Common Unit for each Class A Unit being redeemed (such transactions, a “Redemption” and such MLP Common Units, the “Consideration Units”).  In connection with any such Redemption, the Redeeming Partner shall also transfer to PAGP an equivalent number of PAGP Class B Shares and Holdings GP Units (unless such Redeeming Partner is a former Class B Partner who did not receive any Holdings GP Units upon the conversion of the applicable Class B Units).  Notwithstanding the foregoing, the right of a holder of Converted Class A Units to redeem such Converted Class A Units shall be limited to the extent necessary to prevent the Redemption of such Converted Class A Units from causing (or increasing) an Adjusted Capital Account Deficit for such holder (after taking into account any allocations pursuant to Section 5.2(d)) associated with such Redemption.

(b)                                 In order to exercise the redemption right under Section 7.11(a), the redeeming Class A Partner (the “Redeeming Partner”) shall provide written notice (the “Redemption Notice”) to the Partnership stating that the Redeeming Partner elects to cause the Partnership to redeem a stated number of Class A Units, represented, if applicable, by a certificate or certificates, to the extent specified in such notice.  In connection with the delivery of such notice, the Redeeming Partner shall deliver an instrument of transfer (i) to the Partnership conveying to the Partnership the applicable Class A Units and (ii) to PAGP conveying to PAGP the associated PAGP Class B Shares and Holdings GP Units, as applicable, and present and surrender the certificate or certificates representing such Class A Units, if applicable, during normal business hours at the principal executive offices of the Partnership or PAGP, as applicable.  The instrument of transfer delivered by the Redeeming Partner pursuant to the foregoing sentence shall be in a form reasonably satisfactory to the Partnership and duly executed by the Redeeming Partner or the Redeeming Partner’s duly authorized representative.

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(c)                                  As promptly as practicable after the receipt of (i) the Redemption Notice, (ii) the instrument of transfer described in Section 7.11(b) and (iii) the certificate or certificates, if any, representing such Class A Units (but in any event by the Redemption Date, as defined below), the Partnership shall transfer and deliver the Consideration Units to the Redeeming Partner, which transfer shall be made pursuant to an instrument of transfer in a form reasonably acceptable to the Partnership and the Redeeming Member.  Each Redemption shall be deemed to have been effected upon the Business Day following receipt by the Partnership of the required instruments of transfer or other documents required pursuant to Section 7.11(b) or this Section 7.11(c) (such effective date, the “Redemption Date”).  On the Redemption Date, the Redeeming Partner shall be deemed to have become the holder of record of the Consideration Units, and the Class A Units redeemed in connection with the Redemption shall be automatically cancelled by the Partnership, without further action of any Person.

(d)                                 The Partnership shall at all times keep available, solely for the purpose of distribution upon a Redemption, such number of MLP Common Units that shall be distributable upon the Redemption of all such outstanding Class A Units (which, for purposes of this Section 7.11(d), shall include the Class A Units into which the outstanding Vested Units or Earned Units may be converted in accordance with Section 7.10 hereof).

(e)                                  The distribution of MLP Common Units upon a Redemption shall be made without charge to the Redeeming Partner for any stamp or other similar tax in respect of such distribution.

(f)                                   No Redemption shall impair the right of the Redeeming Partner to receive any distributions payable on the Class A Units so redeemed in respect of a Record Date that occurs prior to the Redemption Date for such Redemption.  For the avoidance of doubt, no Redeeming Partner shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Class A Units redeemed by such Redeeming Partner and on MLP Common Units received by such Redeeming Partner in such Redemption.

(g)                                  Until the first anniversary of the date hereof (the “Lock-Up Period”), (i) neither Gregory L. Armstrong nor Harry N. Pefanis may exercise any Redemption rights with respect to any Class A Units owned by such individuals, (ii) PAA Management, L.P. may not exercise its Redemption right with respect to any Class A Units attributable to the interests of Messrs. Armstrong and Pefanis in such entity and (iii) no other Class A Partner (including PAA Management, L.P. with respect to any Class A Units attributable to the interests of owners other than Messrs. Armstrong and Pefanis) may exercise its Redemption right if such exercise would result in the Redemption (when taken together with all previous Redemptions by such Class A Partner) of more than 78% of the Class A Units owned by such Class A Partner as of the date hereof (the “Lock-Up Threshold”); provided, however, that a Class A Partner (other than Messrs. Armstrong and Pefanis and PAA Management, L.P. with respect to any Class A Units attributable to the interests of Messrs. Armstrong and Pefanis in such entity) may redeem Class A Units pursuant to this Section 7.11 in excess of its Lock-Up Threshold if (A) one or more Class A Partners agrees in writing pursuant to documents reasonably acceptable to the Partnership in form and content to forbear from exercising its Redemption right during the Lock-Up Period with respect to an equal number of Class A Units in excess of its Lock-Up Threshold and (B) such Class A Partners promptly provide the Partnership notice of such agreement and

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deliver executed copies of such documents to the Partnership promptly following their execution.  The foregoing restriction will immediately terminate and be of no further force or effect upon the MLP experiencing a technical tax termination notwithstanding the foregoing restriction.  In addition, each holder of Class A Units agrees that, for so long as such holder is subject to a restriction on the exercise of its Redemption right with respect to any portion of its Class A Units pursuant to this Section 7.11(g), such holder agrees not to consummate a Transfer of all or any part of such holder’s Partnership Group Interest pursuant to Sections 7.2 or 7.8 hereof if, after giving effect thereto, such holder would own less than (x) 100% of the Class A Units owned as of the date hereof in the case of Messrs. Armstrong and Pefanis (including both their direct holdings and any indirect holdings through their respective interests in PAA Management, L.P.) or (y) 22% of such holder’s Class A Units as of the date hereof in the case of all other holders, in each case unless the applicable Transferee agrees in writing pursuant to documents reasonably acceptable to the Partnership in form and content to forbear from exercising the Redemption right with respect to the applicable Class A Units being Transferred to the extent required to comply with the provisions of this Section 7.11(g).

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

8.1                               Dissolution of Partnership

(a)                                 The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)                                     the written election of the General Partner, in its sole discretion, to dissolve the Partnership;

(ii)                                  the occurrence of any event that results in the General Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Class A Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

(iii)                               the Transfer of all or substantially all of the assets of the Partnership and the receipt and distribution of all the proceeds therefrom;

(iv)                              at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act; and

(v)                                 the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b)                                 The withdrawal, death, dissolution, retirement, resignation, expulsion, liquidation or bankruptcy of a Partner, the admission to the Partnership of a new General Partner or Limited

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Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of its Partnership Interest to a third party shall not, in and of itself, cause the Partnership to dissolve.

8.2                               Final Accounting

Upon dissolution and winding up of the Partnership, an accounting will be made of the accounts of the Partnership and each Partner and of the Partnership’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

8.3                               Distributions Following Dissolution and Termination

(a)                                 Liquidating Trustee.  Upon the dissolution of the Partnership, such party as is designated by the General Partner will act as liquidating trustee of the Partnership (the “Liquidating Trustee”) and proceed to wind up the business and affairs of the Partnership in accordance with the terms of this Agreement and applicable law.  The Liquidating Trustee will use its reasonable best efforts to sell all Partnership assets (except cash) in the exercise of its best judgment under the circumstances then presented, that it deems in the best interest of the Partners.  The Liquidating Trustee will attempt to convert all assets of the Partnership to cash so long as it can do so consistently with prudent business practice.  The Partners and their respective designees will have the right to purchase any Partnership property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties.  The gains and losses from the sale of the Partnership assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article V.  A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions so as to avoid undue loss in connection with any sale of Partnership assets.  This Agreement shall remain in full force and effect during the period of winding up.  In addition, upon request of the General Partner and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Partnership, such assets may be distributed in kind to the Partners in lieu of cash, proportionately to their right to receive cash distributions pursuant to Section 8.3(c) hereunder.

(b)                                 Accounting.  The Liquidating Trustee will then cause proper accounting to be made of the Capital Account of each Partner, including recognition of any unrealized gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution.

(c)                                  Liquidating Distributions.

(i)                                     In settling accounts after dissolution of the Partnership, the assets of the Partnership shall be paid to creditors of the Partnership and distributed to the Partners in the following order:

(A)                               to creditors of the Partnership (including Partners) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and

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distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Partners or their successors and assigns as if such amount had been available for distribution under Section 8.3(c)(ii); and then

(B)                               (1)                                 First, an amount equal to Initial Grant Date Partnership Capital, to the Class A Partners pro rata based on the number of Class A Units held; and

(2)                                 Second, with respect to each Subsequent Grant Date (determined in order of Subsequent Grant Date), an amount equal to the difference, if any, between the Subsequent Grant Date Partnership Capital for such Subsequent Grant Date and the Subsequent Grant Date Capital for the immediately preceding Subsequent Grant Date or, if there is no previous Subsequent Grant Date, the Initial Grant Date Partnership Capital, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units held and the number of Earned Units and/or Vested Units held (to the extent of Class B Units held prior to the Subsequent Grant Date for which such determination is being made), assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor; and

(3)                                 Third, any remaining amounts, to the Class A Partners and the Class B Partners, pro rata, based on the number of Class A Units, Earned Units and/or Vested Units held, assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

(ii)                                  Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation.  For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Regulation Section 1.704-2(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Partners of such deemed liquidating distributions to the continuing Partnership pursuant to this Agreement.

(d)                                 Profits and Losses arising from the dissolution and termination of the Partnership shall be allocated among the Partners so that after such allocations and the other allocations under this Agreement, to the maximum extent possible, the final Capital Account balances of the Member are at levels which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions to be made under Section 8.3(c)(i).  Notwithstanding the provisions of Section 8.3(c)(i), no distributions shall be made with respect to a Converted Class A Unit, an Earned Unit or a Vested Unit that exceeds the Capital Account attributable to such Converted Class A Unit, Earned Unit or Vested Unit.  Any amount not distributable to a Converted Class A Unit, Earned Unit or Vested Unit pursuant to the preceding sentence shall instead be distributed to the Class A Partners and Class B Partners, pro rata, based on the number of Class A Units, Earned Units and/or Vested Units held (to the

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extent not restricted by the preceding sentence), assuming in the case of Earned Units and Vested Units, the conversion of such Units into Class A Units based on the Conversion Factor.

(e)                                  No Third Party Benefit.  The provisions of this Agreement, including, without limitation, this Section 8.3, are intended solely to benefit the Partners and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Partnership, and no such creditor of the Partnership shall be a third-party beneficiary of this Agreement, and no Partner shall have any duty or obligation to any creditor of the Partnership to issue any call for capital pursuant to this Agreement.

8.4                               Termination of the Partnership

The Partnership shall terminate when all assets of the Partnership, after payment or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article VIII, and the Certificate shall have been canceled in the manner required by the Act.

8.5                               No Action for Dissolution

The Limited Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Limited Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1.  Accordingly, except where the General Partner has failed to cause the liquidation of the Partnership as required by Section 8.1 and except as specifically provided in Section 17-802 of the Act, each Limited Partner hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Partnership or to seek the appointment of a receiver or trustee to wind up the affairs of the Partnership, except in the cases of fraud, bad faith or willful misconduct.

ARTICLE IX
ACCOUNTING; BOOKS AND RECORDS

9.1                               Fiscal Year and Accounting Method

The fiscal year and taxable year of the Partnership shall be the calendar year.  The Partnership shall use an accrual method of accounting.

9.2                               Books and Records

The Partnership shall maintain at its principal office, or such other office as may be determined by the General Partner, all the following:

(a)                                 a current list of the full name and last known business or residence address of each Partner, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of the Partnership;

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(b)                                 a copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

(c)                                  copies of the Partnership’s Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

(d)                                 the financial statements of the Partnership; and

(e)                                  the Partnership’s books and records.

9.3                               Delivery to Partners; Inspection

Upon the request of any Class A Partner, for any purpose reasonably related to such Partner’s interest as a partner of the Partnership, the General Partner shall cause to be made available to the requesting Partner the information required to be maintained by clauses (a) through (e) of Section 9.2 and such other information regarding the business and affairs and financial condition of the Partnership as any Class A Partner may reasonably request.

9.4                               Financial Statements

The General Partner shall cause to be prepared for the Partners, at the Partnership’s expense, (a) annual financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm and (b) with respect to the first three quarters of the Partnership’s fiscal year, unaudited quarterly financial statements of the Partnership, and its Subsidiaries, prepared in accordance with generally accepted accounting principles (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required under generally accepted accounting principles).  The financial statements so furnished shall include the same monthly and quarterly financials, statements of cash flow, any available internal budgets or forecast or other available financial reports as are provided by the Partnership, or any of its Subsidiaries, to any financial institution.  Notwithstanding the foregoing, the requirements of this Section 9.4 will be deemed satisfied by furnishing to the Partners unaudited unconsolidated financial information of the Partnership presenting the Partnership’s investment in the MLP under the equity method of accounting in accordance with past practice (except that such financial statements shall not contain notes thereto that may be required under generally accepted accounting principles); provided, that the MLP also files with the Securities and Exchange Commission (A) unaudited interim financial information with respect to the first three quarters of each fiscal year and (B) audited annual financial information with respect to each fiscal year.

9.5                               Filings

At the Partnership’s expense, the General Partner shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Partner such information with respect to the Partnership as is necessary (or as may be reasonably requested by a Partner) to enable the Partners to prepare their Federal, state and local income tax returns.  The General Partner, at the Partnership’s expense,

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shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations.  The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

9.6                               Non-Disclosure

Each Class A Partner (other than PAGP or the General Parter) agrees that, except as otherwise consented to by the General Partner in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner, or by any of its agents, representatives, or employees, in any manner whatsoever (other than to the Partnership, another Partner or any Person designated by the Partnership), in whole or in part, except that (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner’s investment in the Partnership (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Partner shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Partner shall have used its reasonable efforts to first afford the Partnership with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Partner shall be permitted to disclose such information to possible purchasers of all or a portion of the Partner’s Partnership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the General Partner and containing terms not less restrictive than the terms set forth herein, (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement and (e) each Partner shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Partnership (without disclosing specific confidential information); provided, however, that information shall not be deemed confidential information for purposes of this Section 9.6 or Section 10.1, where such information (i) is already known to such Partner (or its Representatives), having been disclosed to such Partner (or its Representatives) by a third Person without such third Person having an obligation of confidentiality to the Partnership, (ii) is or becomes publicly known through no wrongful act of such Partner (or its Representatives), or (iii) is independently developed by such Partner (or its Representatives) without reference to any confidential information disclosed to such Partner under this Agreement.  Each Partner shall be responsible for any breach of this Section 9.6 by any of its Representatives.

9.7                               Tax Elections

(a)                                 The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.

(b)                                 The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

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(c)                                  Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

ARTICLE X
NON-COMPETITION

10.1                        Non-Competition

Each of the Class A Partners (other than PAGP or the General Partner) hereby acknowledges that the Partnership and the MLP operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition and business opportunities.  Each of the Limited Partners agrees that during the period that it is a Limited Partner, it shall not, directly or indirectly, use any of the confidential information it receives as a Limited Partner to (a) compete with, or (b) engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the General Partner, the Partnership, PAA GP and the MLP; provided, however, that when a Limited Partner engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative of such Limited Partner may retain a mental impression of any such confidential information.  The Partnership and each of the Limited Partners also agree and acknowledge that (i) Kayne Anderson Capital Advisors L.P. and its Affiliates (“Kayne Anderson”) and EMG Investment, LLC and its Affiliates (“EMG”) manage investments in the energy industry in the ordinary course of business (such investments referred to as “Institutional Investments”) and that Kayne Anderson and EMG may make Institutional Investments, even if such Institutional Investments are competitive with the Partnership’s and its Subsidiaries’ business; (ii) Oxy Holding Company (Pipeline), Inc. (“Oxy”) and its Affiliates engage in business that includes activities and business or strategic interests or investments that are related to, complement or compete with the businesses of the Partnership and its Subsidiaries and that Oxy and its Affiliates may engage in such activities or business; and (iii) Kayne Anderson, EMG, Oxy and their Affiliates (A) shall not be prohibited, by virtue of its status as a Partner, from pursuing or engaging in such Institutional Investments described in clause (i) above or activities or interests described in clause (ii) above, as applicable; (B) shall not be obligated, or have a duty, to inform or present to the Partnership or any of its Subsidiaries, of any opportunity, relationship or investment (and no other Partner will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 10.1 or any duty (if any), whether express or implied by law, to, the Partnership or its Affiliates or any other Partner by reason of such Partner’s (or any of its Representative’s or equity holder’s) involvement in such activities or interests; provided, that in all cases, such Institutional Investments, activities or interests are not in violation of the provisions of Section 9.6 or the second sentence of this Section 10.1.  Each of the Limited Partners confirms that the restrictions and limitations in this Section 10.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Limited Partners.

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10.2                        Damages

Each of the Limited Partners acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Partnership as a result of the breach by such Limited Partner of the covenants contained in this Article X and that the Partnership shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

10.3                        Limitations

In the event that a court of competent jurisdiction decides that the limitations set forth in Section 10.1 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE XI
GENERAL PROVISIONS

11.1                        Waiver of Default

No consent or waiver, express or implied, by the Partnership or a Partner with respect to any breach or default by the Partnership or a Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Partnership or a Partner to complain of any act or failure to act of the Partnership or a Partner or to declare such party in default shall not be deemed or constitute a waiver by the Partnership or the Partner of any rights hereunder.

11.2                        Amendment of Partnership Agreement

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be amended, modified, superseded or restated except by an amendment approved by the General Partner; provided, however, that: (i) no amendment to Section 7.9 or Section 7.11 that materially adversely affects any right thereunder shall be effective with respect to any Partner without the prior written consent of such Partner; and (ii) no amendment to Section 7.8 that adversely affects the rights of, or imposes any significant additional restriction or obligation on, a Selling Partner thereunder shall be effective without the prior written consent of holders of at least two-thirds of the outstanding Class A Units (excluding any Class A Units owned by PAGP or any of its Affiliates).  Notwithstanding any other provisions of this Agreement to the contrary, no change to the one-to-one exchange ratio provided for as part of the Exchange right under Section 7.9 or to the consideration distributable in connection with a Redemption under Section 7.11, will be made prior to a date that is 30 days after all requisite approval to make such change has been obtained.  Without limiting the generality of the foregoing, and except as otherwise set forth in this Section 11.2(a), this Agreement may be amended without the consent or approval of any Limited Partner, including any Class B Partner.

(b)                                 In addition to any amendments otherwise authorized herein, the General Partner may make any amendments to any of the Schedules to this Agreement from time to time to

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reflect transfers of Partnership Interests and issuances of additional Partnership Interests.  Copies of such amendments shall be delivered to the Partners promptly upon execution thereof.

(c)                                  The General Partner shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)                                 Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 11.2 shall be binding on all Partners.

11.3                        No Third Party Rights

Except as provided in Section 6.2 and Section 6.3, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Partnership.

11.4                        Severability

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.5                        Nature of Interest in the Partnership

A Partner’s Partnership Interest shall be personal property for all purposes.

11.6                        Binding Agreement

Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.7                        Headings

The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.8                        Word Meanings

The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  When verbs are used as nouns, the nouns correspond to such verbs and vice-versa.

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11.9                        Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.10                 Entire Agreement

This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

11.11                 Partition

The Partners agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Partners hereby irrevocably waives any and all right such Partner may have to maintain any action for partition of any of the Property.  No Partner shall have any right to any specific assets of the Partnership upon the liquidation of, or any distribution from, the Partnership.

11.12                 Governing Law; Consent to Jurisdiction and Venue

This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Partnership or Partners may, at their option, enforce their rights hereunder in such courts.

11.13                 Special Notices

Without first delivering at least 30 days’ advance notice to any Existing Owners that own Class A Units at such time, the Partnership shall not: (a) permit or cause the MLP or any of its Subsidiaries to enter into any material agreement or transaction with PAGP or any of its Subsidiaries (other than any member of the MLP Group), which agreement or transaction adversely affects such Existing Owners, including without limitation any such agreement or transaction that involves the issuance to PAGP or any of its Subsidiaries of any securities of the MLP or any of its Subsidiaries, including any debt security of or any partnership or other equity interest in, the MLP or any of its Subsidiaries, or any securities convertible into or exchangeable for any such partnership or other equity interest; provided, however, that no such notice shall be required in connection with (i) any agreement or transaction between the Partnership and the MLP or any of its Subsidiaries, including the issuance to the Partnership of any securities of the MLP or any of its Subsidiaries, including any debt security of or any partnership or other equity interest in, the MLP or any of its Subsidiaries, or any securities convertible into or exchangeable for any such partnership or other equity interest or (ii) any agreements or transactions contemplated by the Registration Statement, this Agreement, the Contribution Agreement, the Administrative Agreement or the Omnibus Agreement, (b) issue any Partnership Interests to

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PAGP or its Subsidiaries, Affiliates or shareholders, or (c) make any election to being treated as a corporation for U.S. federal income tax purposes.

[Signature pages follow]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the day and year first above written.

PLAINS ALL AMERICAN GP LLC

By:
Name:
Title:

SIGNATURE PAGE FOR EIGHTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

See attached.

A-1

REGISTRATION RIGHTS AGREEMENT

among

PLAINS ALL AMERICAN PIPELINE, L.P.

and

THE INITIAL HOLDERS NAMED ON SCHEDULE A HERETO

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2016 (this “Agreement”) is entered into by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Initial Holders”).

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by the Simplification Agreement dated as of July 11, 2016 (the date of such closing, the “Closing Date”), by and among PAA GP Holdings LLC, a Delaware limited partnership,  Plains GP Holdings, L.P., a Delaware limited partnership, Plains All American GP LLC, a Delaware limited liability company (“GP LLC”), Plains AAP, L.P., a Delaware limited partnership (“Plains AAP”), PAA GP LLC, a Delaware limited liability company (the “General Partner”), and the Partnership (the “Simplification Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holders and their permitted transferees and assignees pursuant to the Simplification Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average Common Unit Price” means, as of a particular date, the average of the closing prices on the NYSE for the Common Units during the ten trading days preceding such date.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Class B Unit” has the meaning set forth in the Plains AAP LP Agreement.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

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“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Contingent Registrable Security” means any Common Units issued to AAP after the date hereof pursuant to Section 4.2(c)(i) of the Omnibus Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“GP Entities” means, collectively, the General Partner, GP LLC and Plains AAP.

“GP LLC” has the meaning set forth in the Recitals of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“Initial Holders” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial Investor Holders” means the Initial Holders specified as Initial Investor Holders on the signature page(s) to this Agreement.

“Initial Management Holders” means the Initial Holders specified as Initial Management Holders on the signature page(s) to this Agreement.

“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means the Omnibus Agreement, dated [•], 2016, by and among the PAA GP Holdings LLC, Plains GP Holdings, L.P., GP LLC, Plains AAP, the General Partner and the Partnership.

“Other Holder” has the meaning specified in Section 2.02(a).

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“Outstanding Registrable Securities” means the Common Units issued to (i) Plains AAP and (ii) the General Partner and subsequently transferred to Plains AAP, in each case, on the date hereof pursuant to the Simplification Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“Plains AAP” has the meaning set forth in the Recitals of this Agreement.

“Plains AAP LP Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of Plains AAP, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Quarter” has the meaning specified in the Partnership Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registrable Securities” means each of (i) Contingent Registrable Securities and (ii) Outstanding Registrable Securities, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

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“Simplification Agreement” has the meaning set forth in the Recitals of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.02                             Registrable Securities.  Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following:  (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is transferred to the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in an unregistered transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01                             Shelf Registration.

(a)                                 Shelf Registration of Outstanding Registrable Securities.  The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the public resale of Outstanding Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective as soon as practicable after the date hereof. The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which all Outstanding Registrable Securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement and (B) the date on which there are no longer any Registrable Securities outstanding (in each case of clause (A) or (B), the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act

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and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.

(b)                                 Shelf Registration of Contingent Registrable Securities.  The Partnership shall use its commercially reasonable efforts to prepare and file a Registration Statement and maintain the effectiveness of such Registration Statement to permit public resales of Contingent Registrable Securities on the same terms, and subject to the same conditions and restrictions, as set forth in Section 2.01(a) with respect to Outstanding Registrable Securities.

(c)                                  Delay Rights.  Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02                             Piggyback Registration.

(a)                                 Participation.  If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.01(a)) on behalf of any other Persons who have or have been granted registration rights by the Partnership (the “Other Holders”) or (ii) a prospectus supplement relating to the sale of Common Units by any Other Holders to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any other case in which Holders may participate in such offering without the filing of a post-effective amendment of a registration statement, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering (including an Underwritten Offering undertaken pursuant to Section 2.03), then the

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Partnership shall give not less than three Business Days’ notice (including, but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $100 million of Registrable Securities, calculated on the basis of the Average Common Unit Price as of the date of the Piggyback Notice, and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering for Other Holders such number of Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $50 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities offered by the Average Common Unit Price), or (B) to such Holders if and to the extent that the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b).  Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.01.  Each such Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering for Other Holders.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering for Other Holders and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering for Other Holders, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering for Other Holders.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering for Other Holders; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing.  Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings for Other Holders pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.

(b)                                 Priority of Piggyback Registration.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for Other Holders advise the Partnership that the total amount of Registrable Securities that the Selling Holders and any Other Holders intend to include in such offering exceeds the number that can be sold in such offering without

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being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders and the Other Holders who have requested such Underwritten Offering or participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder or such Other Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration).

Section 2.03                             Underwritten Offering.

(a)                                 S-3 Registration.  In the event that any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $150 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than three (3) Underwritten Offerings requested by each of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, collectively, (ii) The Energy Minerals Group and its Affiliates, collectively, or (iii) Kayne Anderson Capital Advisors and its Affiliates, collectively, for a maximum of nine total Underwritten Offerings; provided, further, that if the Partnership is conducting or actively pursuing a securities offering with anticipated offering proceeds of at least $150 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six month period. Notwithstanding anything to the foregoing, if the aggregate value of the Registrable Securities held by any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates is less than or equal to $150 million, such Selling Holder may make a single and final request (provided that such Selling Holder has not previously requested its allotment of three Underwritten Offerings) with respect to its remaining Registrable Securities and the Partnership shall, upon such single and final request, take the actions provided for in this Section 2.03(a) in order to facilitate the disposition of such Registrable Securities pursuant to an Underwritten Offering.

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(b)                                 General Procedures.  In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.  If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04                             Further Obligations.  In connection with its obligations under this Article II, the Partnership will:

(a)                                 promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)                                  furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

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(d)                                 if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                                  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                                   promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                                  upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

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(h)                                 in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort” letter addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

(i)                                     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j)                                    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)                                 use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)                                     use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of GP LLC available to participate in customary marketing activities); provided, however, that the officers of GP LLC shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)                                 if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold,

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the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)                                 if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q)                                 if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof.  In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Public Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Public Offerings of securities by the Partnership, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of GP LLC addressed to the Holder, as has been customarily given by such officers in Underwritten Public Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.

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Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05                             Cooperation by Holders.  The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06                             Restrictions on Public Sale by Holders of Registrable Securities.  Each Selling Holder participating in an Underwritten Offering included in a Registration Statement agrees to enter into a customary letter agreement with underwriters providing that such Selling Holder, to the extent requested by the Partnership and any underwriter, will not effect any public sale or distribution of Registrable Securities during a period not to exceed forty-five (45) calendar days following the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder.

Section 2.07                             Expenses.

(a)                                 Certain Definitions.  “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts

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and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b)                                 Expenses.  The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.08                             Indemnification.

(a)                                 By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, the GP Entities, GP LLC’s

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directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c) except to the extent that the indemnifying party is materially prejudiced by such failure.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion

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as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09                             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 2.10                             Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Average Common Unit Price as of date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.11                             Limitation on Subsequent Registration Rights.  From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.01                             Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:

(a)                                 If to the Initial Investor Holders, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana St.
Houston, Texas 77002
Attention: Joshua Davidson
Facsimile: (713) 229-2727
Email: joshua.davidson@bakerbotts.com

(b)                                 If to the Initial Management Holders, to the addresses set forth on Schedule B;

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(c)                                  If to the Partnership:

Plains All American Pipeline, L.P.
333 Clay Street
Suite 1600
Houston, Texas 77002
Attention: Richard McGee
Email: rkmcgee@paalp.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760
Attention: Alan Beck
Facsimile: (713) 615-5620
Email: abeck@velaw.com

or to such other address as the Partnership or the Initial Holders may designate to each other in writing from time to time or, if to a transferee or assignee of the Initial Holders or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02                             Binding Effect.  This Agreement shall be binding upon the Partnership, each of the Initial Holders and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03                             Assignment of Rights.  Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04                             Recapitalization, Exchanges, Etc. Affecting Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

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Section 3.05                             Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06                             Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07                             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08                             Governing Law, Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09                             Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL

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COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10                             Entire Agreement.  This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings other than those set forth herein with respect to the rights granted by the Partnership or any of its Affiliates.  This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                             Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12                             No Presumption.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13                             Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Initial Holders, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Initial Holder or a Selling Holder hereunder.

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Section 3.14                             Interpretation.  Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Initial Holder, such action shall be in such Initial Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:
	Name:	Al Swanson
	Title:	Executive Vice President and Chief
Financial Officer

[Signature page to Registration Rights Agreement]

INITIAL HOLDERS:

INITIAL INVESTOR HOLDERS:

OXY HOLDING COMPANY (PIPELINE), INC.

By:
Name:
Title:

EMG INVESTMENT, LLC

By:	EMG Admin LP, its manager
By:	EMG Admin, LLC, its general partner

By:
Name:
Title:

KAFU HOLDINGS, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAFU HOLDINGS (QP), L.P.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

KAFU HOLDINGS II, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON ENERGY
DEVELOPMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON MIDSTREAM/ ENERGY
FUND, INC.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

PAA MANAGEMENT, L.P.

By:	PAA Management LLC,
its general partner

By:
Name:
Title:

STROME PAA, L.P.

By:	Strome Investment Management, LP, its general partner

By:
Name:
Title:

MARK E. STROME LIVING TRUST

By:
Name:
Title:

WINDY, L.L.C.

By:
Name:
Title:

LYNX HOLDINGS I, LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

JAY CHERNOSKY

PAUL N. RIDDLE

DAVID E. HUMPHREYS

PHILIP J. TRINDER

KIPP PAA TRUST

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

INITIAL MANAGEMENT HOLDERS:

JOHN R. RUTHERFORD

JIM FRYFOGLE

CHARLES KINGSWELL-SMITH

JOHN KEFFER

MARK GORMAN

GREG ARMSTRONG

HARRY PEFANIS

[Signature page to Registration Rights Agreement]

EXHIBIT C

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS GP HOLDINGS, L.P.

Second Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

i

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS GP HOLDINGS, L.P.

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS GP HOLDINGS, L.P. dated as of [•], 2016, is entered into by and among PAA GP Holdings LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Amended and Restated Agreement of Limited Partnership dated as of October 21, 2013 (the “Original Agreement”);

WHEREAS, the General Partner desires to amend and restate the Original Agreement, to reflect the amendments set forth herein;

WHEREAS, Shareholders holding a Share Majority have approved each of the amendments set forth herein; and

WHEREAS, the General Partner has determined that each of the amendments set forth herein either (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (taking into account the overall net impact of the proposed change or amendment), (ii)  is necessary or appropriate in connection with the authorization of issuance of the Class C Shares, which constitute a class or series of Partnership Interests authorized and issued pursuant to Section 5.5 or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement.

In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“AAP” means Plains AAP, L.P., a Delaware limited partnership.

“AAP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“AAP Class A Units” means Class A Units representing limited partner interests in AAP.

“AAP Class B Units” means Class B Units representing limited partner interests in AAP.

“AAP Exchange” has the meaning ascribed to the term “Exchange” in the AAP Agreement.

“AAP Redemption” means a redemption of AAP Class A Units in accordance with Section 7.11 of the AAP Agreement.

“AAP Units” means limited partnership interests in AAP, including AAP Class A Units and AAP Class B Units.

“Administrative Agreement” means that certain Amended and Restated Administrative Agreement, dated as of the date hereof, among the General Partner, the Partnership and certain other parties, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person.

For purposes of the foregoing:

(a)                                 any individual who is an officer or director of the General Partner or any Group Member (excluding the Chief Executive Officer and Chairman of the Board of the General Partner) shall not be considered to be an Affiliate of the General Partner, a Departing General Partner or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)                                 any individual who is an officer or director of the MLP Managing General Partner or any of its Affiliates other than the General Partner and the Group Members (excluding the Chief Executive Officer and Chairman of the Board of the MLP Managing General Partner) shall not be considered to be an Affiliate of the General Partner, a Departing General Partner, any Group Member, the MLP Managing General Partner or the MLP by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(c)                                  any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding General Partner Units of the General Partner, shall not be considered to be an Affiliate of the General Partner, a Departing

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General Partner or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such General Partner Units; and

(d)                                 any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total “Partnership Interests” (as such term is defined in the AAP Agreement) held by all partners of AAP, shall not be considered to be an Affiliate of the General Partner, a Departing General Partner, any Group Member, or the MLP by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such interests.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any General Partner Units or Partnership Interests with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Partnership Interests.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a)                                 the sum, without duplication, of (i) all cash and cash equivalents of the Partnership Group (or the Partnership Group’s proportionate share of cash and cash equivalents in the case of Subsidiaries of Group Members that are not wholly owned) on hand at the end of such Quarter, (ii) all cash and cash equivalents expected to be received by the Partnership from AAP (including any amounts expected to be received by the Partnership from AAP in respect of distributions declared by the MLP but not yet paid) or any other Group Member in respect of such Quarter and (iii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership Group’s proportionate share of cash and cash equivalents in the case of Subsidiaries of Group Members that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter, less

(b)                                 the amount of any cash reserves established by the General Partner (or the Partnership Group’s proportionate share of cash reserves in the case of Subsidiaries of Group Members that are not wholly owned) to (i) comply with applicable law, (ii) comply with any

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loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for future distributions to the Shareholders under Section 6.3, (iv) provide for future capital expenditures, debt service and other credit needs and any federal, state, provincial or other income tax that may affect the Partnership in the future, (v) provide for the Partnership’s general, administrative and other expenses, or (vi) otherwise provide for the proper conduct of the business of the Partnership Group subsequent to such Quarter;

provided, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board Classification Date” means the date of this Agreement.

“Board of Directors” means, the board of directors of the General Partner, or any of its successors and permitted assigns (or if such successor or permitted assign is a limited partnership, the board of directors of its general partner) that may be admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the fair market value of Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Shares, the amount of any underwriting discounts or commissions).

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, modified, supplemented or restated from time to time.

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“Citizenship Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement who has not been admitted as a Substituted Limited Partner.

“Class A Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Shares in this Agreement.

“Class A Shareholders” means the holders of Class A Shares.

“Class B Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Shares in this Agreement.  The Class B Shares are non-economic interests that do not include any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Class B Shareholders” means the holders of Class B Shares.

“Class B Transfer” has the meaning assigned to such term in Section 4.5(e).

“Class C Share” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Shares in this Agreement.  The Class C Shares are non-economic interests that (i) do not include any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership, and (ii) have limited voting and amendment approval rights as described in Section 13.13.

“Class C Shareholders” means the holders of Class C Shares.

“Closing Date” means the first date on which Class A Shares were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more Directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not the holder of any ownership interest in the General Partner, its Affiliates or the Partnership Group (other than (i) Class A Shares or (ii) other awards of Partnership Interests that are granted to such Director under a long-term incentive plan) or MLP Group (except that a Director shall not be precluded from serving on such committee due to the ownership of

5

common units of the MLP or indirect interests in the General Partner unless the Board of Directors determines, after taking into account the totality of the specific circumstances involving such Director, that such ownership will likely have an adverse impact on the ability of such Director to act in an independent manner with respect to the matter submitted to the Conflicts Committee), (c) is not an officer, director, general partner, managing member or employee of any Existing Owner, any Affiliate of an Existing Owner or the General Partner or any Associate of any such Affiliate and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading (or, if no Partnership Interests are listed or admitted for trading on a National Securities Exchange, the New York Stock Exchange).

“Contribution Agreement” means the Contribution Agreement, dated as of October 21, 2013, among the General Partner, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Designated Directors” means the Directors appointed by the Existing Owners or their permitted transferees pursuant to Sections 6.1 and 6.2 of the Holdings GP LLC Agreement.

“Directors” shall mean the members of the Board of Directors.

“Eligible Directors” shall have the meaning given such term in the Holdings GP LLC Agreement.

“Eligibility Certificate” means a properly competed certificate in such form as may be specified by the General Partner by which a Citizenship Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its real properties or interests therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

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“Existing Owners” means each of the owners of General Partner Units as of the date of the Original Agreement, in each case for so long as they continue to own General Partner Units.

“General Partner” means PAA GP Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.  The General Partner Interest does not include any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“General Partner Unit” means a fractional part of the membership interest of the General Partner.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Holdings GP LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC dated as of the date hereof, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Existing Owner, (d) any Qualifying Interest Holder, (e) any Person who is or was an Affiliate of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the General Partner, any Departing General Partner, any

7

Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Holder” has the meaning assigned to such term in Section 4.8(a).

“Initial Class A Shares” means the Class A Shares sold in the Initial Offering.

“Initial Limited Partners” means the Existing Owners (with respect to the Class B Shares received by them as described in Section 5.2) upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Class A Shares to the public, as described in the Registration Statement.

“Issue Price” means the price at which an Initial Class A Share is purchased from the Partnership net of any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each Class A Shareholder, each Class B Shareholder, each Class C Shareholder, each additional Person that becomes a Limited Partner in accordance with the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Shares, Class B Shares, Class C Shares, or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

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“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership, and any successors thereto.

“MLP Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“MLP General Partner” means PAA GP LLC, a Delaware limited liability company and the general partner of the MLP, and any successors thereto.

“MLP Group” means the MLP and its Subsidiaries.

“MLP Managing General Partner” means Plains All American GP LLC, a Delaware limited liability company.

“National Securities Exchange” means an exchange registered with the Commission under the Securities Exchange Act or any successor to such statute.

“Non-citizen Assignee” means a Person whom the General Partner has determined in accordance with Section 4.8(a) does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means the Omnibus Agreement, by and among the MLP, PAA GP LLC, a Delaware limited liability company, AAP, the MLP Managing General Partner, the Partnership and PAA GP Holdings LLC, a Delaware limited liability company, dated as of the date hereof.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Class A Shares are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means PAA Management, L.P., in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Original Agreement” has the meaning assigned to such term in the Preamble.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records

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as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner, any of the Existing Owners and their permitted transferees or their respective Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Class A Shares shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the Partnership, the General Partner, any of the Existing Owners, any Qualifying Interest Holder or their respective Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) any Person or Group who acquired 20% or more of any Partnership Interests with the prior approval of the Board of Directors; provided, further, that if any time any Person or Group (other than the General Partner, any of the Existing Owners and their permitted transferees or their respective Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, taken together as a single class, all of the Partnership Interests owned by such Person or Group shall be deemed Outstanding solely for purposes of nominating persons for election as Eligible Directors in accordance with Section 13.4(c)(ii) and the Partnership Interests held by such Person or Group constituting up to 19.9% of the Class A Shares, Class B Shares and Class C Shares, taken together as a single class, shall be considered Outstanding with respect to voting on the election of persons to serve as Eligible Directors in accordance with Section 13.4 and be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on such matters, calculating required votes with respect to such matters, determining the presence of a quorum for meetings at which such matters are to be acted upon or for other similar purposes under this Agreement.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Plains GP Holdings, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity, but excluding the MLP Group.

“Partnership Interest” means any class or series of equity interest in the Partnership (but excluding any options to purchase, rights, warrants or appreciation rights or phantom or tracking interests relating to an equity interest in the Partnership), including Class A Shares, Class B Shares and Class C Shares.

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“Percentage Interest” means, as of any date of determination, as to any Shareholder, with respect to a class or classes of Shares, as applicable, the quotient obtained by dividing (i) the number of applicable Shares held by such Shareholder by (ii) the total number of all applicable Outstanding Shares.  The Percentage Interests with respect to the General Partner Interest and the Class C Shares shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests, and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed

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by the Partnership with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Offering.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share” means a Partnership Interest that is designated as a “Share” and shall include Class A Shares and Class B Shares, but shall not include Class C Shares.

“Share Majority” means at least a majority of the Outstanding Shares, voting together as a single class.

“Shareholders” means the holders of Shares.  For the avoidance of doubt, Shareholders shall not include Class C Shareholders.

“Simplification” means the transactions contemplated by the Simplification Agreement.

“Simplification Agreement” means the Simplification Agreement, by and among, the Partnership, PAA GP Holdings LLC, a Delaware limited liability company, AAP, the MLP Managing General Partner, the MLP General Partner and the MLP, dated as of July 11, 2016.

“Special Approval” means approval by a majority of the members of the Conflicts Committee after due inquiry (as defined herein), based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to the Partnership.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of this Agreement, with respect to the Partnership Group, none of the members of the MLP Group shall be a Subsidiary of any member of the Partnership Group.

“Substituted Limited Partner” means the General Partner, in its capacity as the holder of Limited Partner Interests on behalf of a Non-citizen Assignee, in accordance with the provisions of Section 4.8.

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“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Trading Day” has the meaning assigned to such term in Section 15.1(a)(iii).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for Partnership Interests; provided that if no Transfer Agent is specifically designated for any Partnership Interests other than the Class A Shares, the General Partner shall act in such capacity with respect to such Partnership Interests.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Class A Shares pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated October 15, 2013 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Class A Shares by the Underwriters.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” means an Opinion of Counsel to the effect that the withdrawal as General Partner by the General Partner (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member.

Section 1.2                                    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1                                    Formation.  The Partnership was formed on July 17, 2013 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act.  This Agreement amends and restates the Original Agreement in its entirety.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

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Section 2.2                                    Name.  The name of the Partnership shall be “Plains GP Holdings, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4                                    Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a member of the MLP Group.  The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5                                    Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6                                    Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

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Section 2.7                                    Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1                                    Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or required under the Delaware Act.

Section 3.2                                    Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member or a member of the MLP Group, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3                                    Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group or the MLP Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

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Section 3.4                                    Rights of Limited Partners.

(a)                                 In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i)                                     to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii)                                  to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii)                               to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b)                                 The rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that their rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise is restricted solely to the information identified in Section 3.4(a).

(c)                                  Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group or the MLP Group, (B) could damage the Partnership Group or the MLP Group or either of their consolidated businesses or (C) that any Group Member is required by law or by agreement with any third party to keep confidential.

(d)                                 Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

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ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1                                    Certificates.  The General Partner may cause some or all of any or all classes of Partnership Interests to be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

Section 4.2                                    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)                                 If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Shares or other Partnership Interests, evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)                                 The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of the issuance of uncertificated Shares or other Partnership Interests, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)                                  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim (as such term is construed under the Uniform Commercial Code of the State of Delaware);

(iii)                               if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the General Partner.

(c)                                  If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the

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Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Shares or other Partnership Interests.

(d)                                 As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Shares or other Partnership Interests, under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3                                    Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

Section 4.4                                    Transfer Generally.

(a)                                 The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise, (ii) by which the holder of a Class A Share assigns such Class A Share to another Person who is or becomes a Class A Shareholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage, (iii) by which the holder of a Class B Share assigns such Class B Share to another Person who is or becomes a Class B Shareholder, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition by law or otherwise or (iv) by which the holder of a Class C Share assigns such Class C Share to another Person who is or becomes a Class C Shareholder, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition by law or otherwise.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

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(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

Section 4.5                                    Registration and Transfer of Limited Partner Interests.

(a)                                 The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Class A Shares, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Shares, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b)                                 Except as otherwise provided in Section 4.8, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares or other Partnership Interests, are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c)                                  By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such other Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement and (v) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d)                                 Subject to (i) the provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

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(e)                                  Except for transfers that are necessary in order to give effect to an AAP Exchange, a Limited Partner shall be prohibited from transferring any of its Class B Shares (a “Class B Transfer”) unless such Limited Partner simultaneously transfers to the transferee of such Class B Shares the same number of shares of AAP Class A Units in accordance with the applicable terms of the AAP Agreement, including compliance with any transfer restriction or right of first refusal provisions, and, except to the extent not required pursuant to the terms of the AAP Agreement, a proportionate number of General Partner Units in accordance with the applicable terms of the Holdings GP LLC Agreement.  If for any reason the transfer of such AAP Class A Units or General Partner Units, as applicable, does not occur simultaneously with the Class B Transfer, then the Class B Transfer shall be null and void and of no force and effect.

(f)                                   Except for transfers that are approved in writing by the General Partner, a Limited Partner shall be prohibited from transferring any of its Class C Shares.

Section 4.6                                    Transfer of the General Partner Interest.

(a)                                 Subject to Section 4.6(b) below, the General Partner shall be free to transfer all or any part of its General Partner Interest to another Person at any time.

(b)                                 Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7                                    Restrictions on Transfers.

(a)                                 Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation.

(b)                                 Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

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Section 4.8                                    Eligibility Certificates; Ineligible Holders.

(a)                                 If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Citizenship Assignee, the General Partner may request any Limited Partner or Citizenship Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Eligibility Certificate or such proof of the nationality, citizenship or other related status (or, if the Limited Partner or Citizenship Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request.  If a Limited Partner or Citizenship Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Eligibility Certificate or other requested information or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines, with the advice of counsel,  that a Limited Partner or Citizenship Assignee is not an Eligible Citizen (an “Ineligible Holder”), the Partnership Interests owned by such Ineligible Holder shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, the General Partner may require that the status of any such Ineligible Holder be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of such Limited Partner’s Limited Partner Interests.

(b)                                 The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c)                                  Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d)                                 At any time after a Non-citizen Assignee can and does certify that such Non-citizen Assignee has become an Eligible Citizen, such Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9 and upon such Non-citizen Assignee’s admission pursuant to Section 12.4, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9                                    Redemption of Partnership Interests of Ineligible Holders.

(a)                                 If at any time a Limited Partner or Citizenship Assignee fails to furnish an Eligibility Certificate or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Eligibility Certificate or other information the General

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Partner determines, with the advice of counsel, that a Limited Partner or Citizenship Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Citizenship Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Citizenship Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Citizenship Assignee as follows:

(i)                                     The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Citizenship Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or other evidence of the issuance of uncertificated Limited Partnership Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Citizenship Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)                                  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)                               Upon surrender by or on behalf of the Limited Partner or Citizenship Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Limited Partnership Interests, the Limited Partner or Citizenship Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv)                              After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)                                 The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Citizenship Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c)                                  Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General

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Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in an Eligibility Certificate that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1                                    Organizational Issuances.  In connection with the formation of the Partnership under the Delaware Act, the General Partner received a non-economic General Partner Interest in the Partnership, and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner received a Limited Partner Interest in the Partnership equal to a one-hundred percent Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner were cancelled as provided in the Contribution Agreement.

Section 5.2                                    Contributions by Limited Partners.

(a)                                 On the Closing Date, the General Partner and the Existing Owners made the contributions contemplated by the Contribution Agreement in exchange for the interests provided for therein, including the Class B Shares.

(b)                                 At the closing of the Simplification, the Class C Shares were issued to the MLP in accordance with the Simplification Agreement.

Section 5.3                                    Contributions by the Underwriters.

(a)                                 On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Class A Share multiplied by the number of Class A Shares specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Class A Shares to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Class A Share.  The Partnership used the proceeds from such Capital Contributions to purchase AAP Class A Units and General Partner Units as provided in the Contribution Agreement.

(b)                                 Upon the exercise of the Over-Allotment Option, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Class A Share, multiplied by the number of Class A Shares to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Class A Shares to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Class A Share.  The Partnership used the proceeds from such Capital Contributions to purchase a number of Class B Shares, AAP Class A Units and General Partner Units as provided in the Contribution Agreement.

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Section 5.4                                    Interest and Withdrawal.  No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.5                                    Issuances of Additional Partnership Interests.

(a)                                 The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests (including pursuant to Section 7.4(c), but subject to Article XIV) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b)                                 Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) or security authorized to be issued pursuant to Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions) or other security; (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest or other security will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative preferences, rights, powers and duties of such Partnership Interest.

(c)                                  The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.5 or Section 7.4(c), (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Interests. The General Partner shall (aa) determine the relative preferences, rights, powers and duties of the holders of the Shares or other Partnership Interests being so issued and (bb) reflect the admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.  The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.

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(d)                                 No fractional Shares or fractional Partnership Interests shall be issued by the Partnership.

Section 5.6                                    AAP Exchanges and Redemptions.

(a)                                 Upon any exchange of AAP Class B Units for AAP Class A Units pursuant to the AAP Agreement, the Partnership shall issue to the exchanging holder of such AAP Class B Units a number of Class B Shares equal to the number of AAP Class A Units issued in connection with such exchange.

(b)                                 Upon any AAP Exchange, the Partnership shall issue to AAP (or, if the Call Right (as defined in the AAP Agreement) is exercised, the party exchanging AAP Class A Units) a number of Class A Shares equal to the number of AAP Class A Units being exchanged.  Simultaneous with the consummation of such exchange, the Class B Shares involved in such exchange shall automatically be cancelled and shall cease to be outstanding.

(c)                                  Upon any AAP Redemption by a Limited Partner, a number of Class B Shares held by such Limited Partner equal to the number of AAP Class A Units redeemed by such Limited Partner shall automatically be cancelled and shall cease to be outstanding with no consideration owing therefor.

Section 5.7                                    No Preemptive Right.  No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.8                                    Splits and Combinations.

(a)                                 Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted.  Any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares and Class C Shares (notwithstanding the fact that the Percentage Interest of the Class C Shares is zero) pursuant to this Agreement, General Partner Units pursuant to the Holdings GP LLC Agreement, and the AAP Class A Units or AAP Class B Units, respectively, pursuant to the AAP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made to the Holdings GP LLC Agreement and the AAP Agreement.

(b)                                 Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be

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entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)                                  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Shares or other Partnership Interests, to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Shares or other Partnership Interests, the surrender of any Certificate, or other evidence of the issuance of uncertificated Shares or other Partnership Interests, held by such Record Holder immediately prior to such Record Date.

(d)                                 The Partnership shall not issue fractional Shares or other Partnership Interests upon any distribution, subdivision or combination of Shares or other Partnership Interests. If a distribution, subdivision or combination of Shares or other Partnership Interests would result in the issuance of fractional Shares or other Partnership Interests but for the provisions of this Section 5.8(d), each fractional Share or other Partnership Interest shall be rounded to the nearest whole Share or other Partnership Interest (and a 0.5 Share shall be rounded to the next higher Share or other Partnership Interest).

Section 5.9                                    Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
DISTRIBUTIONS

Section 6.1                                    Requirement and Characterization of Distributions; Distributions to Record Holders.

(a)                                 Within 55 days following the end of each Quarter commencing with the Quarter ending on December 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 and 17-804 of the Delaware Act.

(b)                                 Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)                                  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to

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the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(d)                                 For the avoidance of doubt, no holder of Class A Shares issued in connection with an AAP Exchange shall be entitled to receive, in respect of the same Quarter, distributions or dividends both on such Class A Shares and the AAP Class A Units that were conveyed to the Partnership as part of such AAP Exchange.

Section 6.2                                    Distributions of Available Cash.  Available Cash shall, subject to Section 17-607 of the Delaware Act, be distributed, except as otherwise contemplated by Section 5.5 in respect of other Partnership Interests issued pursuant thereto, 100% to the Class A Shareholders Pro Rata.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1                                    Management.

(a)                                 The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement or required by law, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs or property of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)                                     the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Interests, and the incurring of any other obligations;

(ii)                                  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)                               the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

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(iv)                              the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP Group, the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP Group; and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP Group;

(v)                                 the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if such lack of recourse results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)                              the distribution of Partnership cash;

(vii)                           the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)                        the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

(ix)                              the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time);

(x)                                 the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)                              the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)                           the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii)                        the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Interests; and

(xiv)                       the undertaking of any action in connection with the Partnership’s participation and management of the MLP through its ownership of the MLP Managing

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General Partner, including the approval or disapproval on behalf of the Partnership in its capacity as the sole member of the MLP Managing General Partner, of any proposed actions that may not be effected or authorized without the prior written consent of the Partnership pursuant to the terms of the limited liability company agreement of the MLP Managing General Partner, including any modification, amendment, waiver or other action affecting the general partner interest provided for in the MLP Agreement.

(b)                                 Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by the provisions of this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Administrative Agreement, the Contribution Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (which approval, ratification and confirmation shall not, with respect to each such agreement, be considered to cover or include any amendments or supplements thereof entered into after the date such Person becomes bound by the provisions of this Agreement, except for amendments or supplements made to this Agreement in accordance with the provisions hereof) and the Omnibus Agreement (which approval, ratification and confirmation shall not, with respect to each such agreement, be considered to cover or include any amendments or supplements thereof entered into after the date of this Agreement, except for amendments or supplements made to this Agreement in accordance with the provisions hereof); (ii) agrees that the General Partner (on its own behalf or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by the provisions of this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement and any amendment of such agreements in accordance with the terms thereof (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty otherwise existing at law, in equity or otherwise.

Section 7.2                                    Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited

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Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3                                    Restrictions on General Partner’s Authority.  Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4                                    Reimbursement of the General Partner.

(a)                                 Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general a partner or managing member of any Group Member.

(b)                                 The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, directors fees and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c)                                  The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership Group employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees and directors of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group or the MLP Group. The Partnership agrees to issue to the General Partner, any Group Member or any of their Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to

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provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest.

Section 7.5                                    Outside Activities.

(a)                                 The General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)                                 Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member or any member of the MLP Group, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or any member of the MLP Group, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member, any member of the MLP Group or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, the constituent documents of any Group Member, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or Indemnitee.

(c)                                  Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership Group or the members of the MLP Group and the Indemnitee shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee. No Indemnitee who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and, except as otherwise provided in Section 7.5(a) or Section 7.5(b), such Indemnitee shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of duty

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(including any fiduciary duty) or any other obligation by reason of the fact that such Indemnitee pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to Indemnitee; provided further, however, that when an Indemnitee engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Person associated with the Indemnitee may retain a mental impression of any such confidential information.

(d)                                 The General Partner, Existing Owners and each of their respective Affiliates may acquire Shares or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Shares or Partnership Interests. The term “Affiliates,” when used in this Section 7.5(d) with respect to the General Partner, shall not include any Group Member or any Subsidiary of the Group Member.

(e)                                  Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of modifying, limiting or restricting the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or (ii) to constitute a waiver or consent by the Limited Partners to any such modification, limitation or restriction, such provisions shall be deemed to have been approved by the Partners and to replace such duties of the General Partner; provided, however, that nothing in this Section 7.5 shall limit or otherwise affect the effectiveness of any Group Member Agreement, the Holdings GP LLC Agreement or any separate contractual obligations of any Person (including any Indemnitee) to the Partnership or any of its Affiliates pursuant to agreements entered into following the date of the Original Agreement.

Section 7.6                                    Loans from the General Partner; Loans or Contributions from the Partnership.

(a)                                 The General Partner or any of its Affiliates may lend to any Group Member or a member of the MLP Group, and any Group Member or a member of the MLP Group may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member or member of the MLP Group for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member and the term “member of the MLP Group” shall include any Affiliate of a member of the MLP Group that is controlled by a member of the MLP Group.

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(b)                                 The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

Section 7.7                                    Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall be indemnified and held harmless unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member or an individual Person) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Administrative Agreement, the Contribution Agreement, the Registration Rights Agreement or the Holdings GP LLC Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)                                  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, any vote by the Board of Directors, as a matter of law or otherwise, both as to actions in the Indemnitee’s status as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was Indemnitee and shall inure to the benefit of the heirs, successors, assigns and administrators of

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the Indemnitee; provided, that if an Indemnitee is also an Affiliate of a voting Person, the vote of such Person will be disregarded in the vote.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, including the purchase and maintenance of insurance pursuant to the terms of the Administrative Agreement, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the activities of the Group Member or its Affiliates or such Person’s activities on behalf of the Group Member or its Affiliates, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement or have any obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the any Group Member or any Affiliate of a Group Member, nor the obligations of the Group Member or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Section 7.8                                    Liability of Indemnitees.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Interests, for losses sustained solely due to the fact that the Indemnitee holds the status which respect to which it is an Indemnitee or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to a Group Member, the MLP or any of its Subsidiaries, the Partners or any other Indemnitee acting in connection with the business or affairs of the Group Member or the MLP and its Subsidiaries, such Indemnitee shall not be liable to the Group Member or the MLP or its Subsidiaries or to any Partner or other Indemnitee for its reliance in good faith on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9                                    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)                                 Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, any Existing Owner or any of their respective Affiliates or any Affiliate of the Partnership that may “control” (as that term is defined in the definition of “Affiliate” hereunder) the Partnership, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a Share Majority (excluding Shares owned by the General Partner and its Affiliates), (iii) determined by the General Partner (after due inquiry) to be on terms no less favorable to the Partnership than those

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generally being provided to or available from unrelated third parties or (iv) approved by the General Partner (after due inquiry) based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to the Partnership, which may include taking into account the circumstances and the relationships among the parties involved (including the short-term or long-term interests of the Partnership and other arrangements or relationships that could be considered favorable or advantageous to the Partnership), including (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.  Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership.  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. In making any determination under this Section 7.9(a), it shall be presumed that the Conflicts Committee, the General Partner and the Board of Directors (as applicable) have satisfied the contractual standards set forth in this Agreement and any Person challenging such determination shall have the burden of overcoming such presumption as provided in Section 7.9(e). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise.

(b)                                 Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement or such other agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must subjectively believe that the determination, other action or anticipated result thereof is in, or not opposed to, the best interests of the Partnership, and in connection therewith such Person or Persons may take into account the circumstances and relationships involved (including the short-term or long-term interests of the Partnership and other arrangements or relationships that could be considered favorable or advantageous to the Partnership).

(c)                                  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the

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General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, and any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e)                                  Except as expressly set forth in this Agreement or required by the Delaware Act, to the maximum extent permitted by the Delaware Act or other applicable law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner notwithstanding anything to the contrary in existing law, in equity or otherwise; and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, the General Partner or any other Indemnitee with respect to any matter relating to the Partnership, it shall be presumed that the General Partner and other Indemnitees acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any such action or inaction of, or determination made by, of the General Partner or any other Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(f)                                   The Shareholders and the Class C Shareholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g)                                  Where a determination requires “due inquiry,” the Person or Persons making such determination or taking or declining to take such action must subjectively believe that such

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Person or Persons had available adequate information to make such determination or to take or decline to take such action in accordance with the applicable contractual standard.

Section 7.10                             Other Matters Concerning the General Partner.

(a)                                 The General Partner and any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)                                 The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon and in accordance with the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith.

(c)                                  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers or agents of the Partnership or any Group Member.

Section 7.11                             Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of this Section 7.11 and Articles IV and X.

Section 7.12                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner or its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or

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claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1                                    Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Shares or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2                                    Fiscal Year.  The fiscal year of the Partnership shall be the calendar year ending December 31.

Section 8.3                                    Reports.

(a)                                 As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website), to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)                                 As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website), to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

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ARTICLE IX
TAX MATTERS

Section 9.1                                    Tax Elections and Information.

(a)                                 The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b)                                 Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

(c)                                  The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and treasury regulations thereunder, but in any event no later than 90 days after the close of each calendar year.

Section 9.2                                    Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.2 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1                             Admission of Limited Partners.

(a)                                 Upon the issuance by the Partnership of Class B Shares to the Initial Limited Partners as described in Article V, such parties were automatically admitted to the Partnership as Initial Limited Partners in respect of the Class B Shares issued to them.

(b)                                 Upon the issuance by the Partnership of Class A Shares to the Underwriters as described in Article V in connection with the Initial Offering, such parties were automatically admitted to the Partnership as Limited Partners in respect of the Class A Shares issued to them.

(c)                                  Upon the issuance by the Partnership of Class C Shares to the MLP as described in Article V in connection with the Simplification, the MLP was automatically admitted to the Partnership as a Limited Partner in respect of the Class C Shares issued to it.

(d)                                 By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or such other Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interest for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such

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transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv)  makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9 hereof.

(e)                                  The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(f)                                   Any transfer of a Limited Partner Interest shall not entitle the transferee to distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(c).

Section 10.2                             Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

Section 10.3                             Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

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ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1                             Withdrawal of the General Partner.

(a)                                 The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i)                                     the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)                                  the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)                               the General Partner is removed pursuant to Section 11.2;

(iv)                              the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)                                 a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)                              (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

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(b)                                 Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Share Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Shareholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2                             Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Shareholders holding a Share Majority (including Shares held by the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. The right of the holders of Outstanding Shares to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3                             Interest of Departing General Partner and Successor General Partner.

(a)                                 In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the

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holders of Outstanding Shares under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Shareholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive (y) all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members and (z) any other out-of-pocket expenses or liabilities directly or indirectly relating to the withdrawal or removal of the General Partner.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b)                                 If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a),

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without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class A Shares will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class A Shares.

(c)                                  If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, be issued the General Partner Interest.

Section 11.4                             Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1                             Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.3, 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)                                 an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership in accordance with this Agreement;

(b)                                 an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;

(c)                                  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d)                                 at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2                             Continuation of the Business of the Partnership After Dissolution.  Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as

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provided in Section 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), 11.1(a)(iv) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)                                     the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)                                  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)                               the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

Section 12.3                             Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Class A Shares. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Class A Shares. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

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Section 12.4                             Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)                                 Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)                                 Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)                                  Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed 100% to the Class A Shareholders Pro Rata.

Section 12.5                             Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6                             Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7                             Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

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ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1                             Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)                                 a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)                                 the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)                                  a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

(d)                                 a change that the General Partner determines: (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (such determination to be made taking into account the overall net impact of the proposed change or amendment); (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading; (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8; (iv) is necessary or appropriate, in the sole discretion of the General Partner, to properly effect or clarify the changes in governance procedures contemplated hereunder or under the Holdings GP LLC Agreement, including arrangements regarding the division of the Directors into classes, the nomination of Eligible Directors and the election of Eligible Directors; or (v) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)                                  a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)                                   an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are

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substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)                                  an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests or rights to acquire Partnership Interests pursuant to Section 5.5;

(h)                                 any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)                                     an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)                                    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

(k)                                 a merger, conveyance or conversion pursuant to Section 14.3(d);

(l)                                     any amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires the MLP’s unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP; or

(m)                             any other amendments substantially similar to the foregoing.

Section 13.2                             Amendment Procedures.  Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the requirements of this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Share Majority, unless a greater or different percentage is required under this Agreement or by Delaware law; provided, however, that in addition to the foregoing, and except as provided in Sections 13.1 and 13.3, any proposed amendment that would have a material adverse effect on the rights or preferences of Class C Shareholders shall be effective only upon its approval by the holders of a majority of the Outstanding Class C Shares, voting as a single class. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment, in each

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case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3                             Amendment Requirements.

(a)                                 Notwithstanding the provisions of Sections 13.1 (other than Section 13.1(d)(v)) and Section 13.2, and in addition to any other approvals required hereby, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute not less than the percentage of Outstanding Shares required to take such action sought to be reduced or increased, as applicable.

(b)                                 Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent (including, for the avoidance of doubt, any Class C Shareholder), unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c)                                  Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests (including, for the avoidance of doubt, the Class C Shares) in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class adversely affected.

(d)                                 Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)                                  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

Section 13.4                             Meetings.

(a)                                 All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. At any meeting of the Limited Partners pursuant to this Agreement, subject to eligibility criteria and voting rights as provided hereunder or under applicable law, each Limited Partner shall be entitled to one vote for each Share, and each Class

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C Share with respect to each Class C Shareholder voting in accordance with Section 13.4(c) or otherwise, that is registered in the name of such Limited Partner on the record date for such meeting.

(b)                                 Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Shares or other Partnership Interests of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.

(c)                                  An annual meeting of the Limited Partners for the election of Eligible Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held on such date and at such time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting.  Notice of such annual meeting shall be given in accordance with Section 16.1 not less than 10 days nor more than 60 days prior to the date of such meeting; provided, however, that the first such annual meeting shall be held in the calendar year commencing on January 1, 2018.

(i)                                     The Limited Partners entitled to vote shall have the right to vote for the election of Eligible Directors whose term is expiring at each annual meeting.  The holders of Class A Shares, Class B Shares and Class C Shares, acting as a single class, shall elect by a plurality of the votes cast at such meeting (not counting abstentions) persons to serve as Eligible Directors on the Board of Directors who are nominated in accordance with the provisions of this Section 13.4(c).

(ii)                                  (A) (1) Nominations of persons for election as Eligible Directors may be made at an annual meeting of the Limited Partners only (a) by or at the direction of the Directors (other than the Eligible Directors subject to election at the meeting) or any committee thereof or (b) by any Limited Partner (other than a Limited Partner who has the right to designate a Designated Director) who was a Record Holder of at least 10% of the Outstanding Shares and Class C Shares, taken together as a single class, at the time the notice provided for in this Section 13.4(c)(ii) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 13.4(c)(ii); provided, that any such Limited Partner (other than the MLP) who is entitled to nominate as provided in clause (b) immediately preceding shall only be entitled to nominate a single person for election as an Eligible Director.  The MLP shall be entitled to nominate persons for election as Eligible Directors as necessary to enable the MLP to make any nominations it is directed to make by the MLP General Partner pursuant to Section 13.13 of the MLP Agreement.

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(2) For any nomination brought before an annual meeting by a Limited Partner pursuant to clause (b) of paragraph (A)(1) of this Section 13.4(c)(ii) the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner’s notice must be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). Notwithstanding the foregoing, for purposes of the first annual meeting following the Board Classification Date, the Board of Directors shall determine, and make a public announcement of, the time period within which a Limited Partner’s notice must be delivered to the General Partner in order to comply with this Section 13.4(c)(ii). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above.

(3) Such Limited Partner’s notice shall set forth: (a) as to the person whom the Limited Partner proposes to nominate for election as an Eligible Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as an Eligible Director if elected; and (b) as to the Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partner, as they appear on the Partnership’s books and records, and of such beneficial owner, (ii) the number of Shares or other Partnership Interests which are owned beneficially and of record by such Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Shares or other Partnership Interests) that has been entered into as of the date of the Limited Partner’s notice by, or on behalf of, such Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Share or other Partnership Interest price changes for, or increase or decrease the voting power of,

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such Limited Partner and such beneficial owner, with respect to Shares or other Partnership Interests, (v) a representation that the Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (AA) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Shares or other Partnership Interests required to elect the nominee and/or (BB) otherwise to solicit proxies from Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an Eligible Director.

(B) Nominations of persons for election as Eligible Directors may be made at a special meeting of Limited Partners at which Eligible Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of the Directors (other than Eligible Directors subject to election at the meeting) or (2) by any Limited Partner who is the Record Holder of at least 10% of the Outstanding Shares and Class C Shares, taken together as a single class, at the time the notice provided for in this Section 13.4(c)(ii) is delivered to the General Partner, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 13.4(c)(ii)(B). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Eligible Directors, any Limited Partner who is eligible as provided in clause (2) of the immediately preceding sentence may nominate a single person for election as specified in the General Partner’s notice of meeting, if the Limited Partner’s notice, which must satisfy the requirements set forth in paragraph (A)(3) of this Section 13.4(c)(ii) with respect to nominations brought before an annual meeting, shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above.

(C)                               (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(c)(ii) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Eligible Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(c)(ii) (including whether the Limited Partner or beneficial owner, if any, on whose behalf the nomination is made or solicited (or is part of a

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group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner’s nominee in compliance with such Limited Partner’s representation as required by clause (A)(3)(b)(vi) of this Section 13.4(c)(ii)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(c)(ii), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(c)(ii) unless otherwise required by law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(c)(ii), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 13.4(c)(ii), “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Partnership or the General Partner with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations thereunder.

(3) Notwithstanding the foregoing provisions of this Section 13.4(c)(ii), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(c)(ii); provided however, that any references in this Agreement to the Securities Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(c)(ii) (including paragraphs (A) and (B) hereof), and compliance with paragraphs (A) and (B) of this Section 13.4(c)(ii) shall be the exclusive means for a Limited Partner to make nominations.

(iii)                               This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or shareholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(iv)                              The General Partner shall use commercially reasonable efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the Holdings GP LLC Agreement such that at all times the Holdings GP LLC Agreement shall provide that the

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Eligible Directors shall be nominated and elected in accordance with the terms of this Agreement.

(v)                                 If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the board of directors or other governing body of such subsidiary.

(d)                                 Any meeting of Limited Partners shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.

(e)                                  The exercise by a Limited Partner of the right to vote in an election of the Eligible Directors and any other rights afforded to a Limited Partner under this Article XIII shall be taken in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5                             Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares or other Partnership Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6                             Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.  If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7                             Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the

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Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8                             Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9                             Quorum.  The holders of a majority of the Outstanding Shares (or other Partnership Interests) of the class or classes for which a meeting has been called (including Shares (or other Partnership Interests) deemed owned by the General Partner), taken together as a class, represented, in person or by proxy, shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Shares or other Partnership Interests, in which case the quorum shall be such greater percentage. With respect to each action at any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Shares or other Partnership Interests that in the aggregate represent a majority of the Outstanding Shares or other Partnership Interests entitled to vote on such action and present, in person or by proxy, at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Shares or other Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Shares or other Partnership Interests specified in this Agreement (including Outstanding Shares or other Partnership Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Shares or other Partnership Interests entitled to vote at such meeting (including Outstanding Shares or other Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.  For the avoidance of doubt, holders of a class of Shares or other Partnership Interests shall not be deemed to have the right to vote on any action at a meeting due to such class of Shares or Partnership Interests being counted towards the existence of a quorum at such meeting.

Section 13.10                      Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the

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existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

Section 13.11                      Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners (other than the election of Eligible Directors) may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Shares or other Partnership Interests (including Shares or other Partnership Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Shares or other Partnership Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Shares or other Partnership Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Shares acting by written consent without a meeting.

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Section 13.12                      Voting and Other Rights.

(a)                                 Only those Record Holders of the Outstanding Shares or other Partnership Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Shares or other Partnership Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares or other Partnership Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares or other Partnership Interests.

(b)                                 With respect to Shares or other Partnership Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Shares or other Partnership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Shares or other Partnership Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares or other Partnership Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13                      Class C Shares.  For the avoidance of doubt, other than any right to consent to amendments to this Agreement in accordance with Section 13.3(b) or Section 13.3(c) and the right to vote in the election of Eligible Directors in accordance with Section 13.4(c), the Class C Shareholders have no voting or consent rights under this Agreement.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1                             Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2                             Procedure for Merger, Consolidation or Conversion.

(a)                                 Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other

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agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)                                 If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)                                     the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)                           such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

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(c)                                  If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i)                                     the name of the converting entity and the converted entity;

(ii)                                  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii)                               a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v)                                 in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi)                              in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii)                           the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)                        such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3                             Approval by Limited Partners.

(a)                                 Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority; provided, that in the case of a Merger Agreement or Plan of Conversion, as the case may be, containing any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would

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require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Limited Partners, such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c)                                  Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d)                                 Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the Delaware Act, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e)                                  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Share or other Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share or other Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4                             Certificate of Merger.  Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5                             Effect of Merger, Consolidation or Conversion.

(a)                                 At the effective time of the certificate of merger:

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(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)                                 At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

(i)                                     the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)                                  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)                               all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)                              all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v)                                 the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

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(c)                                  A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.6                             Amendment of Partnership Agreement.  Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.6 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1                             Right to Acquire Limited Partner Interests.

(a)                                 Notwithstanding any other provision of this Agreement, if at any time the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (and treating the Class A Shares and Class B Shares as a single class of Limited Partner Interest), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any other designee, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class (treating the Class A Shares and Class B Shares as a single class of Limited Partner Interest) then Outstanding held by Persons other than the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner, the Existing Owners or any of their respective Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i)  “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such

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Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)                                 If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Shares, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles III, IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles III, IV, V, VI and XII).

(c)                                  At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate

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evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Shares, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1                             Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 16.2                             Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3                             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4                             Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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Section 16.5                             Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6                             Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7                             Third-Party Beneficiaries.  Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8                             Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1 without execution hereof.

Section 16.9                             Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)                                 Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)                                     irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)                                  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

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(iii)                               agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)                              expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v)                                 consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10                      Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11                      Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12                      Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Class A Shares is expressly permitted by this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

GENERAL PARTNER:

PAA GP HOLDINGS LLC

By:
Name:	Richard McGee
Title:	Executive Vice President
General Counsel and Secretary

Signature page to

Second Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

EXHIBIT D

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PLAINS ALL AMERICAN GP LLC

dated as of [•], 2016

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8.6	Binding Agreement	10
8.7	Headings	10
8.8	Word Meanings	10
8.9	Counterparts	10
8.10	Entire Agreement	10
8.11	Governing Law; Consent to Jurisdiction and Venue	10

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SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PLAINS ALL AMERICAN GP LLC

THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Plains All American GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [•], 2016, by Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”) and the sole member of the Company.

WHEREAS, the Company was formed on May 21, 2001 as a limited liability company under the Act (as defined herein) by the filing of the Certificate (as defined herein);

WHEREAS, 100% of the membership interests of the Company are held by PAGP;

WHEREAS, the Company holds (a) a non-economic general partner interest in Plains AAP, L.P., a Delaware limited partnership (“AAP”) and (b) [•] Class A Units of AAP; and

WHEREAS, PAGP desires to amend and restate the Sixth Amended and Restated Limited Liability Company Agreement of the Company, as amended, in its entirety with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties amend and restate the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 21, 2013, and agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AAP” has the meaning set forth in the recitals hereto.

“AAP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

“Agreement” has the meaning set forth in the preamble hereof, as such may be amended, modified, supplemented or restated from time to time.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended, modified, supplemented or restated from time to time.

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“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereof.

“Company Group” means each of the Company and its Subsidiaries, but excluding the MLP and its Subsidiaries.

“Conflicts Committee” means a committee appointed by the Sole Member pursuant to Section 5.2 that satisfies the requirements for a “Conflicts Committee” as set forth in the definition of such term in the MLP Partnership Agreement.  Notwithstanding the foregoing, an individual shall not be disqualified from serving on the Conflicts Committee by virtue of such individual also serving as a director on the Holdings GP Board (or the governing body of any successor of Holdings GP).

“Conflicts Committee Member” has the meaning set forth in Section 5.2(a).

“Existing Owners” has the meaning set forth in the Holdings GP LLC Agreement.

“Group Member” means a member of the Company Group.

“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Indemnitee” means (a) the Sole Member, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, Conflicts Committee Member, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the Sole Member designates as an “Indemnitee” for purposes of this Agreement.

“Membership Interest” means the entire limited liability company interest of the Sole Member in the Company and all rights and interests in the Company associated therewith, all as provided in this Agreement and the Act.

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“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Officer” has the meaning set forth in Section 5.5.

“Organizational Documents” means any certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or similar governing documents.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“PAGP” has the meaning set forth in the preamble hereto.

“PAGP LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Significant Subsidiary” means any “Significant Subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission, as the same may be amended) of any member of the Company Group.

“Sole Member” means PAGP, its successors or assigns, in each case, in its capacity as the sole member of the Company.

“Special Approval” has the meaning set forth in the MLP Partnership Agreement.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

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ARTICLE II
GENERAL

2.1                               Formation.  The name of the Company is Plains All American GP LLC.  The rights and liabilities of the Sole Member shall be as provided in the Act for members except as provided herein.  To the extent that the rights or obligations of the Sole Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2                               Principal Office.  The principal office of the Company shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or at such other place(s) as the Sole Member may determine from time to time.

2.3                               Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Sole Member.

2.4                               Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner and a limited partner of AAP in accordance with the terms of the AAP Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5                               Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 7 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6                               Qualification.  The President and Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations), to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7                               Sole Member.

(a)                                 Powers of Sole Member.  The Sole Member shall have the power to exercise any and all rights or powers granted to the Sole Member pursuant to the express terms of this Agreement.

(b)                                 Resignation.  The Sole Member may not withdraw from the Company prior to the dissolution and winding up of the Company.  The Sole Member will cease to be the Sole Member only upon:  (i) the transfer of all of the Sole Member’s Membership Interest and the transferee’s admission as a substitute Sole Member, or (ii) completion of dissolution and winding up of the Company.

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(c)                                  Ownership.  The Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  The Sole Member shall not have any ownership interest or right in the Property, including Property conveyed by the Sole Member to the Company, except indirectly by virtue of the Sole Member’s ownership of the Membership Interest.

2.8                               Reliance by Third Parties.  Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE III
CAPITALIZATION OF THE COMPANY

3.1                               Capital Contributions.  The Sole Member shall not be required to make any capital contributions to the capital of the Company.

3.2                               Loans.

(a)                                 The Sole Member shall not be obligated to loan funds to the Company.  Loans by the Sole Member to the Company shall not be considered capital contributions.  The amount of any such loan shall be a debt of the Company owed to the Sole Member in accordance with the terms and conditions upon which such loan is made.

(b)                                 The Sole Member may (but shall not be obligated to) guarantee a loan made to the Company.  If the Sole Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by the Sole Member to the Company and not as a capital contribution.

ARTICLE IV
DISTRIBUTIONS

4.1                               Distributions.  The Sole Member shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution.  Any distribution declared by the Sole Member shall be paid by the Company to the Sole Member.

4.2                               Limitation on Distributions.  Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

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ARTICLE V
MANAGEMENT AND CONTROL

5.1                               Authority.  Except for those matters expressly delegated to the Conflicts Committee by the Sole Member pursuant to Section 5.2, the management of the Company shall be exclusively vested in the Sole Member, and the powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

5.2                               Conflicts Committee.

(a)                                 The Sole Member may from time to time establish a Conflicts Committee of the Company, which shall consist of at least two members (each, a “Conflicts Committee Member”).  The Sole Member may, in its sole discretion, remove any Conflicts Committee Member at any time, with or without cause.  Each Conflicts Committee Member shall hold office until his or her successor is appointed or until his or her earlier death, resignation or removal.

(b)                                 The Conflicts Committee shall be responsible for (i) considering any matters regarding the business and affairs of the MLP referred or delegated to the Conflicts Committee by the Sole Member, in its sole discretion, which may include any matter for which the Sole Member seeks Special Approval, and (ii) performing such other functions as the Sole Member may assign from time to time.  While serving on the Conflicts Committee, each Conflicts Committee Member shall abstain from all decision-making activities of the Holdings GP Board with respect to matters being considered by, or that have been assigned to, the Conflicts Committee.

5.3                               Compensation of Conflicts Committee Members.  Each Conflicts Committee Member shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Conflicts Committee Member in connection with attending Conflicts Committee meetings and such compensation as may be approved by the Sole Member.

5.4                               Conflicts Committee Members as Agents.  No Conflicts Committee Member, in such capacity, acting singly or with any other Conflicts Committee Member, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Conflicts Committee Member’s voting power as a member of the Conflicts Committee, unless specifically authorized by the Sole Member in each instance.

5.5                               Officers; Agents.  The Sole Member shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Sole Member hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  The Officers may have such titles as the Sole Member shall deem appropriate, which may include (but need not be limited to) President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  The Officers as of the date hereof shall continue in office in accordance with the terms hereof.  Unless the authority of an Officer is limited by the Sole

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Member, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Any Officer elected or appointed by the Sole Member may be removed at any time, with or without cause, by the Sole Member in its sole discretion.  Any vacancy occurring in any office of the Company shall be filled by the Sole Member.

ARTICLE VI
LIABILITY AND INDEMNIFICATION

6.1                               Limitation on Liability of the Sole Member, Conflicts Committee Members and Officers.

(a)                                 Subject to, and as limited by, the provisions of this Agreement, the Sole Member and the Conflicts Committee Members, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act or other applicable law, owe any duties (including fiduciary duties) as a member or Conflicts Committee Member of the Company, notwithstanding anything to the contrary in existing law, in equity or otherwise; provided, however, that for the avoidance of doubt nothing set forth herein shall be deemed to limit the obligations of the “General Partner” under the MLP Partnership Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or the Sole Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Company unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Indemnitee.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Sole Member to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Company, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by or on behalf of the Sole Member challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(c)                                  No amendment, modification or repeal of this Section 6.1 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.2                               Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Company and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

(c)                                  The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Sole Member, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.

(d)                                 The Company may purchase and maintain directors and officers insurance or similar coverage for its Conflicts Committee Members and Officers in such amounts and with such deductibles or self-insured retentions as determined by the Sole Member.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Sole Member shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.2.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this

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Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Sole Member at the time the transaction was consummated.

(g)                                  Subject to Section 6.2(c), the provisions of this Section 6.2 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or any Affiliate of the Company, nor the obligations of the Company or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII
DISSOLUTION

7.1                               Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.

ARTICLE VIII
MISCELLANEOUS

8.1                               Waiver of Default.  No consent or waiver, express or implied, by the Company or the Sole Member with respect to any breach or default by the Company or the Sole Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or the Sole Member to complain of any act or failure to act of the Company or the Sole Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Sole Member of any rights hereunder.

8.2                               Amendment.

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Sole Member, acting through the Holdings GP Board.

(b)                                 The Sole Member shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(c)                                  Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 8.2 shall be binding on the Sole Member.

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8.3                               No Third Party Rights.  Except as provided in Section 8.2 and Article 6, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

8.4                               Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

8.5                               Nature of Interest in the Company.  The Sole Member’s Membership Interest shall be personal property for all purposes.

8.6                               Binding Agreement.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

8.7                               Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

8.8                               Word Meanings.  The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.  Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender.

8.9                               Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.10                        Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

8.11                        Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or the Sole Member may, at their option, enforce their rights hereunder in such courts.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be duly executed as of the date first written above.

PLAINS GP HOLDINGS, L.P.

By:	PAA GP Holdings LLC, its general partner

By:
	Name:	Richard McGee
	Title:	Executive Vice President,
General Counsel and Secretary

Signature Page to Seventh Amended and Restated

Limited Liability Company Agreement

EXHIBIT E

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAA GP HOLDINGS LLC

dated as of [•], 2016

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ARTICLE 7 LIABILITY AND INDEMNIFICATION		19

7.1	Limitation on Liability of Members, Directors and Officers	19
7.2	Indemnification	20

ARTICLE 8 TRANSFERS OF UNITS		22

8.1	General Restrictions	22
8.2	Substitute Members	22
8.3	Effect of Admission as a Substitute Member	23
8.4	Consent	23
8.5	No Dissolution	23
8.6	Additional Members	23

ARTICLE 9 DISSOLUTION AND TERMINATION		23

9.1	Events Causing Dissolution	23
9.2	Final Accounting	24
9.3	Distributions Following Dissolution and Termination	24
9.4	Termination of the Company	24
9.5	No Action for Dissolution	24

ARTICLE 10 ACCOUNTING; BOOKS AND RECORDS		25

10.1	Fiscal Year and Accounting Method	25
10.2	Books and Records	25
10.3	Delivery to Members; Inspection	25
10.4	Non-Disclosure	25

ARTICLE 11 NON-COMPETITION AND NON-SOLICITATION		26

11.1	Non-Competition	26
11.2	Non-Solicitation	27
11.3	Damages	27
11.4	Limitations	27

ARTICLE 12 MISCELLANEOUS		27

12.1	Waiver of Default	27
12.2	Amendment	28
12.3	No Third Party Rights	28
12.4	Severability	29
12.5	Nature of Interest in the Company	29
12.6	Binding Agreement	29
12.7	Headings	29
12.8	Word Meanings	29
12.9	Counterparts	29
12.10	Entire Agreement	29
12.11	Partition	29
12.12	Governing Law; Consent to Jurisdiction and Venue	29

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PAA GP HOLDINGS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PAA GP Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the [•] day of [•], 2016, by the Company and is binding on the Persons listed on Schedule 2 attached hereto (such Persons together with such other Persons that may hereafter become members as provided herein, referred to collectively as the “Members” or, individually, as a “Member”).

WHEREAS, the Company was formed on July 17, 2013 as a limited liability company under the Act (as defined below) by the filing of a certificate of formation of the Company with the Delaware Secretary of State; and

WHEREAS, the Board has approved this Agreement and authorized the Company to amend and restate the Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC dated as of October 21, 2013 (as amended, the “Original Agreement”) in its entirety with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AAP” means Plains AAP, L.P., a Delaware limited partnership.

“AAP Class A Units” means the Class A Units of AAP, having the rights and obligations specified in the AAP Partnership Agreement.

“AAP Class B Units” means the Class B Units of AAP, having the rights and obligations specified in the AAP Partnership Agreement.

“AAP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“AAP Redemption” means a redemption in accordance with Section 7.11 of the AAP Partnership Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

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“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person. For purposes of the foregoing:

(a)                                 any individual who is an officer or director of the Company or any Group Member (excluding the Chief Executive Officer and Chairman of the Board) shall not be considered to be an Affiliate of the Company or any Group Member by virtue of such Person’s status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

(b)                                 any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding Company Units shall not be considered to be an Affiliate of the Company or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such Company Units; and

(c)                                  any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total “Partnership Interests” (as such term is defined in the AAP Partnership Agreement) held by all partners of AAP, shall not be considered to be an Affiliate of the Company or any Group Member by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such interests.

For the avoidance of doubt, for purposes of this Agreement, as of the date hereof (but subject to redetermination upon changed circumstances) (i) each of KAFU Holdings, L.P., KAFU Holdings (QP), L.P., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund, Inc. and KAFU Holdings II, L.P. is an Affiliate of each other, and (ii) each of EMG Investment, LLC and Lynx Holdings I, LLC is an Affiliate of the other.

“Affiliate Group” means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Company Units or “Partnership Interests” (as that term is defined in the AAP Partnership Agreement) with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Company Units.

“Agreement” has the meaning set forth in the preamble hereof, as such may be amended, supplemented or restated from time to time.

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“Audit Committee” has the meaning set forth in Section 6.6(c).

“Authorized Representative” has the meaning set forth in Section 5.3.

“Board” means the Board of Directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Cause” means (i) with respect to any Director, gross misconduct or neglect, false or fraudulent misrepresentation regarding such director’s qualifications or credentials, unauthorized disclosure of material confidential information concerning the Company and its Subsidiaries, conversion of corporate funds, acts involving moral turpitude, material violation of any code of conduct adopted by the Company or PAGP or similar acts detrimental to the Company or (ii) with respect to any Independent Director, the occurrence of an event or a change in circumstances that causes such Independent Director to fail to satisfy the applicable “bright-line” independence requirements (i.e., those resulting in automatic disqualification) of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading, provided that such failure results in the Company ceasing to have the minimum number of Independent Directors required under applicable rules, laws or restrictions of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

“Class” has the meaning set forth in Section 6.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereof.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity, but excluding the MLP and its Subsidiaries.

“Company Unit” means a fractional part of the Membership Interest having the rights and preferences specified with respect to the Membership Interest.

“Competitor” has the meaning set forth in Section 6.1(c).

“Conflicts Committee” has the meaning set forth in Section 6.6(b).

“Designating Members” means the Initial Designating Members and any Subsequent Designating Members, in each case until a Designation Loss Event with respect to such Member.

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“Designation Loss Event” has the meaning set forth in Section 6.1(a)(iv).

“Designation Right Termination Event” has the meaning set forth in Section 6.1(e).

“Directors” has the meaning set forth in Section 6.1(a).

“Eligible Directors” means any Director that is not (a) designated by a Designating Member, (b) the Chief Executive Officer of the Company or (c) a Series A Designated Director.

“EMG” shall have the meaning set forth in Section 11.1.

“Employees” has the meaning set forth in Section 11.2.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind, other than those imposed by this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Owners” means the Original Members listed on Schedule 1 attached hereto, excluding PAGP.

“Group Member” means a member of the Company Group.

“IDM Observer” has the meaning set forth in Section 6.1(b).

“Indemnitee” means (a) any Existing Owner or any Qualifying Interest Holder, (b) any Person who is or was an Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder, (c) any Person who is or was a managing member, manager, general partner, shareholder, director, officer, fiduciary, agent or trustee of the Company, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder, (d) any Person who is or was serving at the request of the Company, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Company, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business or affairs of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who is eligible to serve on the Board’s Audit Committee (in accordance with the applicable requirements of the Commission and any National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted for trading).

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“Initial Designating Members” means KAFU Holdings, L.P., Oxy and EMG Investment, LLC.

“Initial Offering” means the initial offering and sale of the PAGP Class A Shares to the public, as described in the Registration Statement.

“Institutional Investments” has the meaning set forth in Section 11.1.

“Kayne Anderson” has the meaning set forth in Section 11.1.

“Majority in Interest” means, with respect to the Members, Members owning more than fifty percent (50%) of the outstanding Company Units.

“Member” or “Members” has the meaning set forth in the preamble hereof.

“Membership Interest” means a Member’s limited liability company interest in the Company which refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in this Agreement and the Act.

“Membership Transfer” has the meaning set forth in Section 8.1(a).

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLP Common Units” has the meaning given to “Common Units” in the MLP Partnership Agreement.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“MLP Redemption Units” means MLP Common Units received by a Member upon an AAP Redemption.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or any successor to such statute.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by facsimile, (b) one day following delivery by overnight delivery courier, with all delivery charges pre-paid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.

“Officer” has the meaning set forth in Section 6.9.

“Original Agreement” has the meaning set forth in the recitals hereto.

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“Original Members” means each of the owners of limited liability company interests in the Company as of the date of the Original Agreement as set forth in Schedule 1 attached hereto.

“Oxy” has the meaning set forth in Section 11.1.

“PAA GP LLC Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“PAGP” means Plains GP Holdings, L.P., a Delaware limited partnership.

“PAGP Class A Shares” means the Class A shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class B Shares” means the Class B shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Class C Shares” means the Class C shares in PAGP, having the rights and obligations specified in the PAGP Partnership Agreement.

“PAGP Limited Partners” means the Limited Partners of PAGP as such term is given meaning in the PAGP Partnership Agreement.

“PAGP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“PAGP Reverse Stock Split” has the meaning set forth in that certain Simplification Agreement, dated as of July 11, 2016, by and among the Company, PAGP, AAP, the MLP, PAA GP LLC and Plains All American GP LLC.

“Permitted Transfer” has the meaning set forth in Section 8.1(a).

“Permitted Transferee” means any Person who shall have acquired and who shall hold a Company Unit pursuant to a Permitted Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Qualifying Interest” means a direct or indirect ownership interest in the issued and outstanding limited partner interests of AAP represented by AAP Class A Units (i.e., excluding any AAP Class B Units) and, solely with respect to the Initial Designating Members, (a) including for this purpose any indirect ownership of such AAP Class A Units through the ownership of issued and outstanding PAGP Class A Shares and (b) treating any MLP Common

6

Units held by an Initial Designating Member that were issued to such Initial Designating Member in connection with an AAP Redemption as an equivalent number of AAP Class A Units.

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed by PAGP with the Commission under the Securities Act to register the offering and sale of the PAGP Class A Shares in the Initial Offering.

“Representatives” has the meaning set forth in Section 10.4.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Designated Director” has the meaning set forth in Section 6.1(c).

“Subsequent Designating Member” has the meaning set forth in Section 6.1(a)(iii).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” or “Transferred” means to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise.  When referring to a Company Unit, “Transfer” shall mean the Transfer of such Company Unit whether of record, beneficially, by participation or otherwise.

ARTICLE II
GENERAL

2.1                               Formation.  The name of the Company is PAA GP Holdings LLC.  The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein.  To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under applicable law in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

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2.2                               Principal Office.  The principal office of the Company shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or at such other place(s) as the Board may determine from time to time.

2.3                               Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.

2.4                               Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of PAGP in accordance with the terms of the PAGP Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5                               Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 9 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6                               Qualification.  The President, Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations) to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7                               Members.

(a)                                 Powers of Members.  Except to the extent waived or limited in a separate written agreement executed by a Member, the Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.

(b)                                 Resignation.  Except upon a Transfer of all of its Company Units in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company.  A Member ceases to be a Member only upon such Member holding no Company Units following:  (i) a Permitted Transfer of all of such Member’s Company Units (other than a “Permitted Transfer” pursuant to clause (a) of the definition of such term in the AAP Partnership Agreement) and the transferee’s admission as a substitute Member, all in accordance with the terms of this Agreement or (ii) completion of dissolution and winding up of the Company pursuant to Article 9.

(c)                                  Ownership.  Each Company Unit shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  No Member shall have any ownership interest or right in any Property, including any Property

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conveyed by a Member to the Company, except indirectly by virtue of a Member’s ownership of a Company Unit.

2.8                               Reliance by Third Parties.  Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE III
CAPITALIZATION OF THE COMPANY

3.1                               Capital Contributions.  No capital was contributed to the Company in connection with its formation.  The number of each current Member’s initial Company Units is set forth on Schedule 2 attached hereto.

3.2                               Additional Capital Contributions.  No Member shall be required to make any capital contribution to the Company.

3.3                               Splits.  Any distribution, subdivision or combination of the Company Units shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the AAP Class A Units and AAP Class B Units pursuant to the AAP Partnership Agreement and the PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the PAGP LP Agreement, and vice versa.  This provision shall not be amended unless corresponding changes are made to the AAP Partnership Agreement and the PAGP LP Agreement.

ARTICLE IV
DISTRIBUTIONS

4.1                               Distributions.  The Board shall have sole discretion to determine the timing, amount and manner of any distribution of cash or property of the Company.  Any distribution declared by the Board shall be paid to the Members in proportion to their Company Units.

4.2                               Persons Entitled to Distributions.  Any distributions to Members pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the record date for any such distributions established by the Board.  Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE V
MEMBERS’ MEETINGS

5.1                               Meetings of Members.  Meetings of the Members may be held on an annual basis or as otherwise determined by a Majority in Interest.  Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by a Majority in Interest.  All meetings of the Members shall be held within or outside the State of Delaware as designated from time to time by the Board or by a Majority in Interest and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members

9

or Authorized Representatives participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

5.2                               Quorum; Voting Requirement.  The presence, in person or by proxy, of a Majority in Interest of the Members shall constitute a quorum for the transaction of business by the Members.  The affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a different vote is required by the Act or this Agreement.

5.3                               Proxies.  Any Member entitled to vote but expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an “Authorized Representative”) to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative).  Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated.

5.4                               Action Without Meeting.  Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by a Majority in Interest, except where a different vote is required by the Act or this Agreement, in which case such consent must be signed by the Members as would be necessary to authorize or take such action at a meeting of the Members.  Prompt Notice of the taking of any action taken pursuant to this Section 5.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed.

5.5                               Notice.  Notice stating the place, day and hour of the meeting of Members and the purpose for which the meeting is called shall be delivered personally or sent by mail or by facsimile or email not less than one Business Day nor more than 60 days before the date of the meeting by or at the direction of the Board or a representative of a Majority in Interest calling the meeting, to each Member entitled to vote at such meeting.

5.6                               Waiver of Notice.  When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member or its Authorized Representative, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.  Attendance at a meeting will be deemed a waiver of Notice, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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ARTICLE VI
MANAGEMENT AND CONTROL

6.1                               Board of Directors.

(a)                                 Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board, which shall, subject to this Section 6.1(a), Section 6.2(b) and Section 6.2(c), consist of ten (plus up to two additional Directors, one of which may be appointed by the Series A Preferred Unitholders pursuant to Section 6.1(c), and the other of which may be appointed by a majority of the Directors at any time) individuals designated as directors of the Company (the “Directors”). Except as otherwise expressly provided herein, the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make or delegate to Officers all decisions with regard to the management, operations, assets, financing and capitalization of the Company.  The Board will be composed in accordance with the following provisions subject, where applicable, to Section 6.2:

(i)                                     The Chief Executive Officer of the Company as of the date hereof shall be a Director and shall serve as Chairman of the Board. Subject to Section 6.1(a)(iii) and (iv) and Section 6.2, each Initial Designating Member shall be entitled to designate one Director.  Unless otherwise required pursuant to the Exchange Act and the rules and regulations of the Commission thereunder and by the principal National Securities Exchange on which the PAGP Class A Shares or MLP Common Units are listed, the Board shall include at least three Independent Directors; provided, however, that if at any time there shall be fewer than the required number of Independent Directors, the Board shall take such actions as may be necessary to cause the Board to re-establish the required number of Independent Directors; provided, further, that if at any time there shall be fewer than two Independent Directors to serve on the Conflicts Committee of Plains All American GP LLC, the Board may take such actions as may be necessary to cause the Board to have at least two Independent Directors to serve on such Conflicts Committee of Plains All American GP LLC.  In connection therewith, the Board may exercise its Director removal and appointment rights hereunder and may, to the extent required, increase the size of the Board and appoint one or more new Independent Directors to fill the resulting vacancies.  The Directors of the Company as of the date hereof are set forth on Schedule 3 to this Agreement. Each Director shall hold office until his or her successor is elected pursuant to this Article 6 or until his or her earlier death, resignation or removal.

(ii)                                  Subject to Section 6.1(a)(iv), any individual designated by a Designating Member as a Director may only be removed by such Designating Member, which removal may be effected at any time, with or without Cause; provided, however, that such designated Director may also be removed by majority vote of the remaining Directors if such removal is for Cause. Subject to Section 6.1(a)(iv), in the event of the death, resignation or removal of a Director designated by a Designating Member, such Designating Member may designate a replacement Director.  In the event of the death, resignation or removal of or any vacancy relating to a Director (other than a Director designated by a Designating Member), a majority of the remaining Directors may

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designate a replacement Independent Director.  In the event the individual serving as Chief Executive Officer of the Company no longer holds such office for any reason, such individual shall be automatically removed as a Director and the successor to such individual as Chief Executive Officer of the Company shall, by virtue of such appointment, be designated to replace such individual as a Director and shall, unless the Board otherwise determines by a majority vote of the other Directors, serve as Chairman of the Board.

(iii)                               Each Initial Designating Member shall have the right to designate a Director pursuant to Section 6.1(a)(i) so long as such Initial Designating Member owns at least a 10% Qualifying Interest. If any Member who is not otherwise entitled to designate a Director acquires a 20% or greater Qualifying Interest (a “Subsequent Designating Member”) in accordance with the provisions of this Agreement, such Subsequent Designating Member shall have the right to designate a Director, and such Director shall be treated as a Director designated by a Designating Member for purposes of Section 6.1(a)(ii) until such time as such Subsequent Designating Member ceases to own at least a 20% Qualifying Interest; provided, however, that at all times there shall be no more than three Directors designated by the Designating Members.  Accordingly, if a Member becomes a Subsequent Designating Member at a time when there are already three Directors designated by other Designating Members, such Subsequent Designating Member’s right to designate a Director shall be deferred until the next Designation Loss Event, whereupon the replacement Director shall be determined as provided in Section 6.1(a)(iv) below.

(iv)                              In the event an Initial Designating Member ceases to maintain ownership of at least a 10% Qualifying Interest or a Subsequent Designating Member ceases to maintain ownership of at least a 20% Qualifying Interest (a “Designation Loss Event”), the Director designated by such Designating Member shall be automatically removed as a Director, and any Subsequent Designating Member whose right to designate a Director has been deferred in accordance with Section 6.1(a)(iii) shall be entitled to designate a Director, or, if there is no such remaining Subsequent Designating Member, a majority of the remaining Directors shall elect a replacement Director; provided, however, in the event that there is more than one remaining Subsequent Designating Member whose right to designate a Director has been deferred, the Subsequent Designating Member who first accumulated ownership of at least a 20% Qualifying Interest shall be entitled to designate the Director.

(v)                                 If any Designating Member fails to exercise its right to designate a Director and a vacancy on the Board remains unfilled for at least sixty (60) days, the Board may fill that vacancy upon the vote of a majority of the remaining Directors.  If the Board exercises its right to fill a vacancy pursuant to this Section 6.1(a)(v), such Designating Member’s designation right shall be suspended for a period to be determined by the Board, which period shall not exceed one hundred eighty (180) days.  Following the end of any such suspension period and provided that a Designation Loss Event has not occurred with respect to such Designating Member, such Designating Member will be entitled to designate a Director in accordance with the terms of this Agreement.  Any

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Director designated by such Designating Member shall immediately replace the Director appointed by the Board pursuant to this Section 6.1(a)(v); provided, however, that the Board may, by majority vote of the Directors elect to increase the size of the Board by one Director and fill the resulting vacancy with the Director that was appointed by the Board to fill the initial vacancy as provided in the first sentence of this Section 6.1(a)(v); provided further, however, that if, following any such increase or increases in the size of the Board, there shall be any subsequent vacancy on the Board, the Board shall not fill such vacancy and shall reduce the size of the Board by one (but not below ten members) unless either (1) any Designating Member shall be entitled to fill such vacancy or (2) the failure to fill such vacancy would cause the Board to fail to consist of the required number of Independent Directors pursuant to Section 6.1(a).

(b)                                 Subject to the terms and conditions set forth below, following the occurrence of a Designation Loss Event with respect to any Initial Designating Member and so long as such Initial Designating Member continues to own at least a 5% Qualifying Interest, (A) such Initial Designating Member shall have the right to designate an individual (who shall be a senior representative of such Initial Designating Member’s management team and acceptable to the Board) (each, an “IDM Observer”) to receive notice of and attend meetings of the Board in an observer capacity and (B) until such Initial Designating Member’s right to designate an IDM Observer terminates or the Initial Designating Member rescinds its request to receive such information in writing, each IDM Observer shall be entitled to receive copies of information routinely provided to the Directors; provided, that the failure to give any such notice or documents or information shall not affect the validity of any action taken by the Board.  The terms and conditions of the foregoing provisions are as follows:

(i)                                     the applicable Initial Designating Member agrees to treat any and all such information, whether written or oral, as confidential information subject to Section 10.4.

(ii)                                  In recognition that an Initial Designating Member or one or more of its Affiliates are currently, or may become, engaged in certain aspects of the midstream crude oil, refined products, natural gas and liquefied petroleum gas or other current or future energy infrastructure-related activities that may be deemed to be competitive with the MLP, (1) written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer pursuant to (iii) below, and (2) the IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings pursuant to (iv) below.

(iii)                               Written materials may be redacted or withheld from any Initial Designating Member or any IDM Observer if the Board, the Chairman, the Chief Executive Officer or the general counsel of the Company reasonably believe that (1) providing such information (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with such Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such redaction or

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withholding is necessary or advisable for the protection and retention of any attorney-client privilege.

(iv)                              At the discretion of a majority of the Directors (or any committee of the Board) then in attendance, any IDM Observer may be excluded from relevant portions of the Board meetings or committee meetings if such majority reasonably believes that (1) such IDM Observer’s attendance (a) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (b) may otherwise disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with any Initial Designating Member or any of its affiliates; or (c) could result in the competitive positioning of the Company Group or the MLP or its Subsidiaries being compromised; or (2) such exclusion is necessary or advisable for the protection and retention of any attorney-client privilege.

(v)                                 Any Initial Designating Member may eliminate the foregoing restrictions in clauses (ii), (iii) and (iv) above by requesting information or requesting that its IDM Observer not be excluded and, if applicable, agreeing in writing to be bound by any applicable confidentiality agreements that would permit disclosure of the information being redacted or withheld, unless such disclosure or presence of such IDM Observer would (1) adversely affect the retention of any attorney-client privilege or (2) disadvantage the Company Group, the MLP or any of its Subsidiaries in ongoing commercial dealings with the applicable Initial Designating Member or any of its affiliates.

(vi)                              Notwithstanding Section 10.4 or Section 11.1, with respect to materials provided to any Initial Designating Member pursuant to Section 6.1(b)(ii) or otherwise provided by the Company Group without solicitation by such Initial Designating Member, such Initial Designating Member shall not be presumed to have misused such information solely because its IDM Observer may have retained a mental impression of such information in connection with such Initial Designating Member’s participation in activities competitive with the Company Group or the MLP and its Subsidiaries.  This Section 6.1(b)(vi) shall not apply with respect to information provided to any Initial Designating Member pursuant to Section 6.2(b)(v) or otherwise provided upon an Initial Designating Member’s request.

(vii)                           No IDM Observer shall  have any voting rights.  No consent or approval of any IDM Observer shall be required for any action taken by the Board.  The attendance or participation of any IDM Observer at a meeting shall not be required for action by the Board.

(c)                                  If a Series A Trigger Event (as such term is defined in the MLP Partnership Agreement) occurs, then the Series A Preferred Unitholders (as such term is defined in the MLP Partnership Agreement) shall have the right, upon written notice, to appoint one representative to the Board, as set forth in the MLP Partnership Agreement, but such right shall be subject to the terms set forth in this Agreement.  The Board representative identified in the notice delivered by the Series A Preferred Unitholders shall be referred to herein as the “Series A Designated Director.”  The Series A Designated Director must, in the reasonable judgment of the Board, (i)

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have the requisite skill and experience to serve as a director of a public company in the energy sector, (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed or admitted to trading, and (iii) not be an employee or a director of any Competitor (as defined below); provided, that an individual employed by a financial institution, fund or investment vehicle, who serves as a director of a portfolio company of such institution, which portfolio company is a Competitor, shall not be excluded from serving as a Series A Designated Director solely by virtue of such role as a director of such portfolio company.  For purposes of the immediately preceding sentence the term “Competitor” shall mean any entity that (a) is an operating company (and not a financial institution) and (b) competes with the MLP in the transportation, storage, terminaling or marketing of crude oil, natural gas liquids or natural gas in the United States or Canada.  If the Series A Preferred Unitholders exercise their right to appoint a Series A Designated Director, such Series A Designated Director shall be a member of the Board until such Series A Designated Director is removed pursuant to Section 6.1(d) or Section 6.1(e).  Any Series A Designated Director shall have all the rights and duties of a Director otherwise serving hereunder.

(d)                                 Prior to a Designation Right Termination Event (as defined below), the Series A Designated Director may be removed or replaced by the Series A Purchasers (as defined in the MLP Partnership Agreement) at any time for any reason or by majority vote of the other Directors for “cause” (as defined below); and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as a Series A Designated Director shall be filled by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and the subsequent delivery of written notice to the Company.  As used herein, “cause” means that the Series A Designated Director (i) is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the PAGP Class A Shares or MLP Common Units are listed; (ii) while serving as the Series A Designated Director, is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered a final, non-appealable judgment finding the Series A Designated Director liable for actual fraud or willful misconduct against PAGP or the MLP (including, but not limited to, intentionally or willfully failing to observe any obligations of confidentiality to PAGP or the MLP); (iv) is determined to have acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of PAGP or the MLP; or (v) is terminated, removed or resigns for any reason from his or her position, if any, with any such Series A Preferred Unitholder at which the Series A Designated Director was employed at the time of his or her appointment as the Series A Designated Director. Any action by the Series A Preferred Unitholders to designate, remove or replace a Series A Designated Director shall be evidenced in writing furnished to the Company, shall include a statement that the action has been approved by a vote of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units and shall be executed by or on behalf of the Series A Unitholders.

(e)                                  Upon payment by the MLP to the Series A Preferred Unitholders of all accrued but unpaid distributions on the Series A Preferred Units then outstanding following a Series A Trigger Event (a “Designation Right Termination Event”), the right of the Series A Preferred Unitholders to designate a Series A Designated Director shall automatically terminate (unless

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and until another Series A Trigger Event shall have occurred) and the Series A Designated Director then serving as a member of the Board shall, promptly upon (and in any event within two (2) Business Days following) receipt of a written request from the Board, resign as a member of the Board.  If the Series A Designated Director does not resign upon such request, then a majority of the other Directors then serving on the Board may remove the Series A Designated Director as a member of the Board.

(f)                                   Notwithstanding any other provision of this Agreement, Director designation rights are not separately transferable and in no event shall both a Member and its Permitted Transferee be entitled to designate a Director, unless the transferee otherwise satisfies the criteria of a Subsequent Designating Member.

(g)                                  For the purpose of calculating the 10%, 20% and 5% Qualifying Interest thresholds referenced in Section 6.1(a)(iii), Section 6.1(a)(iv) and Section 6.1(b), Qualifying Interests owned by an Affiliate of an Initial Designating Member or a Subsequent Designating Member, as applicable, shall be attributed to such Initial Designating Member or Subsequent Designating Member, as applicable, for purposes of determining whether the applicable Qualifying Interest threshold has been satisfied.

(h)                                 Notwithstanding anything herein to the contrary, while a Conflicts Committee of Plains All American GP LLC is empaneled, each Independent Director serving on such conflicts committee shall abstain from all decision-making activities of the Board with respect to matters being considered by, or that have been assigned to, such conflicts committee.

6.2                               Classification of the Board.

(a)                                 The Directors, other than the Chief Executive Officer of the Company and any Series A Designated Director, shall as of the date hereof be divided into three classes as follows: (i) the classes shall be denominated Class I, Class II and Class III (each being referred to herein as a “Class”); and (ii) each Class shall initially be composed of three Directors, with each Class having two Independent Directors and one Director designated by a Designating Member.  If the size of the Board is increased in accordance with the terms of this Agreement, the Board shall place the additional Directors into the Class or Classes such that Directors are as evenly distributed among Classes as possible.  The Classes of the Directors as of the date hereof are set forth on Schedule 3 to this Agreement.

(b)                                 The Chief Executive Officer of the Company shall continue to be a Director until his removal or replacement in accordance with Section 6.1(a)(ii).  Each Director that has been designated by a Designating Member shall continue to be a Director until such Director’s removal or replacement in accordance with Section 6.1(a).  Any Series A Designated Director shall continue to be a Director until his removal or replacement in accordance with Section 6.1(d) or Section 6.1(e).  Each Eligible Director shall serve for a term ending as follows, subject to earlier death, resignation or removal as provided herein: (i) the Directors designated to Class III shall serve for an initial term that expires at the first annual meeting of PAGP Limited Partners following the date hereof; (ii) the Directors designated to Class II shall serve for an initial term that expires at the second annual meeting of PAGP Limited Partners following the date hereof; and (iii) and the Directors designated to Class I shall serve for an initial term that

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expires at the third annual meeting of PAGP Limited Partners following the date hereof.  At each annual meeting of PAGP Limited Partners, successors to the class of Directors whose term expires at that annual meeting shall be elected or designated for a three-year term.  The first annual meeting after the date hereof shall be held during the calendar year commencing on January 1, 2018.

(c)                                  At each annual meeting of the PAGP Limited Partners held after the date hereof, any Designating Member for which the term of its designated Director shall expire at such annual meeting shall designate a Director to hold office until the third succeeding annual meeting.  Each such designated Director shall hold office for such term or until such Director’s earlier death, resignation or removal.

(d)                                 An Eligible Director may be removed with or without Cause upon a vote of a majority of the remaining Directors then in office; provided, however, that any Director who is elected by the holders of PAGP Class A Shares, PAGP Class B Shares and PAGP Class C Shares pursuant to the terms of the PAGP Partnership Agreement may only be removed for Cause upon a vote of a majority of the remaining Directors then in office.

(e)                                  After the date hereof, individuals shall be nominated for election as Eligible Directors, and the election of Eligible Directors shall be conducted, in accordance with the provisions of the PAGP Partnership Agreement.

6.3                               Meetings of the Board.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice to the remainder of the Board at least five days prior to the date of such meeting.  Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his best judgment so as to be received at least 24 hours prior to the time of such meeting.  Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available.  Such Notices shall be accompanied by a proposed agenda or general statement of purpose.  Advance notice of a meeting may be waived and attendance or participation in a meeting shall be deemed to constitute waiver of any advance notice requirement for such meeting, unless the reason for such participation or attendance is for the express purpose of objecting to the transaction of any business on the basis that the meeting was not lawfully called or convened.

6.4                               Quorum and Acts of the Board.  A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or

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committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

6.5                               Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.6                               Committees of Directors.

(a)                                 The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board or by unanimous written consent, may designate one or more committees, each committee to consist of one (1) or more of the Directors.  In the event of the disqualification, resignation or removal of a committee member, the Board may appoint another member of the Board to fill such vacancy.  Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board in the management of the Company’s business and affairs subject to any limitations contained herein or in the Act.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(b)                                 In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board may, as necessary, convene a “Conflicts Committee,” which shall be composed of at least two Directors, each of whom shall meet the requirements set forth in the PAGP Partnership Agreement.  The Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, PAGP or AAP submitted to such Conflicts Committee by the Board and (B) performing such other functions as the Board may assign from time to time or as may be specified in a specific delegation to the Conflicts Committee.

(c)                                  In addition to any other committees established by the Board pursuant to Section 6.6(a), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors at all times, subject to Section 6.1(a)(i). The Audit Committee shall be responsible for such matters as the Board may assign from time to time or as may be specified in a written charter for the Audit Committee adopted by the Board.

6.7                               Compensation of Directors.  Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such other compensation as may be approved by the Board.

6.8                               Directors as Agents.  The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act.  No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the

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Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

6.9                               Officers; Agents.  The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  A Director may be an Officer.  Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the affirmative vote of a majority of the Board.

6.10                        Actions Requiring Consent of Oxy.  Until Oxy and its Affiliates (a) do not have a Qualifying Interest of at least 5% and (b) beneficially own less than 5% of the outstanding Shares (as such term is defined in the PAGP Partnership Agreement), without the prior written consent of Oxy, the Company shall not, and shall not permit or cause any of its Subsidiaries (including the MLP) to, become a “retailer” (as defined under Section 613A(d)(2) of the Code) or a “refiner” (as defined under Section 613A(d)(4) of the Code).

6.11                        Amendments to the PAGP Partnership Agreement.  The Company shall not propose any amendment to the PAGP Partnership Agreement that, directly or indirectly, would accomplish the effect of the matters prohibited by the provisions of Section 12.2(a)(iii) without the consent of the affected Designating Member or Designating Members, as applicable.

ARTICLE VII
LIABILITY AND INDEMNIFICATION

7.1                               Limitation on Liability of Members, Directors and Officers.

(a)                                 Subject to, and as limited by, the provisions of this Agreement, the Members and Directors, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act or other applicable law, owe any duties (including fiduciary duties) as a Member or Director of the Company, notwithstanding anything to the contrary in existing law, in equity or otherwise; provided, however, that for the avoidance of doubt nothing set forth herein shall be deemed to limit the obligations of the “General Partner” under the PAGP Partnership Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired Membership Interests, for losses sustained or liabilities incurred as a result of any act or

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omission of an Indemnitee in connection with the conduct of the business or affairs of the Company unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  To the fullest extent permitted by Section 18-1101(c) of the Act, a Director designated by a Designating Member, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director, considering only such factors, including the separate interests of the designating Member, as such Director or the designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or designating Member to the Company or any other Member or Director.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Indemnitee. No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Company, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 7.1 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.2                               Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against

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any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Company and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 7.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.2.

(c)                                  The indemnification provided by this Section 7.2 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee; provided, however, that in the event such Indemnitee is also an Affiliate of a Member who is a Designating Member, the vote of the Director designated by such Designating Member shall be disregarded for purposes of the Board’s vote pursuant to this Section 7.2(c).  The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

(d)                                 The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 7.2.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 7.2(c), the provisions of this Section 7.2 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 7.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future

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Indemnitee to be indemnified by the Company or any Affiliate of the Company, nor the obligations of the Company or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII
TRANSFERS OF UNITS

8.1                               General Restrictions.

(a)                                 Except for Transfers that are necessary in order to give effect to (i) an exchange of such Member’s AAP Class A Units and PAGP Class B Shares for PAGP Class A Shares in accordance with Section 7.9 of the AAP Partnership Agreement; or (ii) a redemption of such Member’s AAP Class A Units for MLP Redemption Units in accordance with Section 7.11 of the AAP Partnership Agreement, a Member shall be prohibited from Transferring any of its Company Units (a “Membership Transfer”) unless such Member simultaneously Transfers to the transferee of such Company Units a corresponding number of AAP Class A Units and PAGP Class B Shares in accordance with the applicable terms of the AAP Partnership Agreement, including in compliance with any transfer restriction or right of first refusal provisions contained therein. A transfer in compliance with such terms is referred to herein as a “Permitted Transfer.” If for any reason the transfer of such AAP Class A Units or PAGP Class B Shares does not occur simultaneously and proportionately with the Membership Transfer, then the Membership Transfer shall be null and void and of no force and effect.

(b)                                 Notwithstanding any other provision of this Agreement, no Member may pledge, mortgage or otherwise subject its Company Units to any Encumbrance.

8.2                               Substitute Members.

(a)                                 Unless and until admitted as a substitute Member pursuant to this Section 8.2, a transferee of a Member’s Company Units shall be an assignee with respect to such Transferred Company Units and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to appoint Directors, the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Company Units Transferred to such transferee, the share of distributions and profits, if any, to which the transferor would otherwise be entitled with respect to the Transferred Company Units.  The transferor shall have the right to vote such Transferred Company Units until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Company Units.

(b)                                 No transferee of all or any of a Member’s Company Units shall become a substitute Member in place of the transferor unless and until:

(i)                                     Such Transfer is in compliance with the terms of Section 8.1;

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(ii)                                  the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(iii)                               the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the books and records of the Company shall be adjusted to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Company Units held by such transferee.

8.3                               Effect of Admission as a Substitute Member.  Unless otherwise provided hereunder, a transferee who has become a substitute Member has, to the extent of the Transferred Company Units, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act.  Upon admission of a transferee as a substitute Member, the transferor of the Company Units so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Company Units.

8.4                               Consent.  Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 8 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.

8.5                               No Dissolution.  If a Member Transfers all of its Company Units pursuant to this Article 8 and the transferee of such Company Units is admitted as a Member pursuant to Section 8.2, such Person shall be admitted to the Company as a Member effective on the effective date of the Transfer and the Company shall not dissolve pursuant to Section 9.1.

8.6                               Additional Members.  Any Person acceptable to the Board may become an additional Member of the Company on terms and conditions as the Board shall determine, provided that such additional Member complies with all the requirements of a transferee under Section 8.2(b)(ii) and (b)(iii).

ARTICLE IX
DISSOLUTION AND TERMINATION

9.1                               Events Causing Dissolution.

(a)                                 The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

(i)                                     the consent of at least two-thirds of the members of the Board;

(ii)                                  at any time there are no Members, unless the Company is continued in accordance with the Act or this Agreement; or

(iii)                               the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

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(b)                                 The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company’s dissolution.

9.2                               Final Accounting.  Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company’s assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

9.3                               Distributions Following Dissolution and Termination.  Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a)                                 to the payment of debts and liabilities of the Company (including to the Members to the extent otherwise permitted by law) and the expenses of liquidation;

(b)                                 next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Board, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)                                  the remainder to the Members in proportion to their relative ownership of Company Units.

The provisions of this Agreement, including, without limitation, this Section 9.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and no such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.

9.4                               Termination of the Company.  The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 9, and the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

9.5                               No Action for Dissolution.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 9.1.  Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 9.1 and except as specifically provided in Section 18-802 of the

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Act, each Member hereby to the fullest extent permitted by law waives and renounces his right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, willful misconduct or willful violation of this Agreement.

ARTICLE X
ACCOUNTING; BOOKS AND RECORDS

10.1                        Fiscal Year and Accounting Method.  The fiscal year and taxable year of the Company shall be the calendar year.  The Company shall use an accrual method of accounting.

10.2                        Books and Records.  The Company shall maintain at its principal office, or such other office as may be determined by the Board, all the following:

(a)                                 a current list of the full name and last known business or residence address of each Member, and of each member of the Board;

(b)                                 a copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed; and

(c)                                  the Company’s books and records.

10.3                        Delivery to Members; Inspection.  Upon the request of any Member, for any purpose reasonably related to such Member’s interest as a member of the Company, the Board shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (c) of Section 10.2 and such other information regarding the business and affairs and financial condition of the Company as any Member may reasonably request.

10.4                        Non-Disclosure.  Each Member (other than PAGP) agrees that, except as otherwise consented to by the Company in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever (other than to the Company, another Member or any Person designated by the Company), in whole or in part, except that (a) each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s investment in the Company (collectively, “Representatives”) and are apprised of the confidential nature of such information, (b) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member’s Company Units, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein, (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising

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under this Agreement and (e) each Member shall be permitted to report to its shareholders, limited partners, members or other owners, as applicable, regarding the general status of its investment in the Company (without disclosing specific Confidential Information); provided, however, that information shall not be deemed to be confidential information for purposes of this Section 10.4 or Section 11.1, where such information (i) is already known to such Member (or its Representatives), having been disclosed to such Member (or its Representatives) by a third Person without such third Person having an obligation of confidentiality to the Company (ii) is or becomes publicly known through no wrongful act of such Member (or its Representatives) or (iii) is independently developed by such Member (or its Representatives) without reference to any confidential information disclosed to such Member under this Agreement.  Each Member shall be responsible for any breach of this Section 10.4 by its Representatives.

ARTICLE XI
NON-COMPETITION AND NON-SOLICITATION

11.1                        Non-Competition.  Each of the Members (other than PAGP) hereby acknowledges that the Company and its Subsidiaries operate in a competitive business and compete with other Persons operating in the midstream segment of the oil and gas industry for acquisition opportunities.  Each of the Members agrees that during the period that it is a Member, it shall not, directly or indirectly, use any of the confidential information it receives as a Member or which its designee receives as a Director of the Company or as an IDM Observer to compete with, or engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any Person that competes in North America with, the business conducted by the Company and its Subsidiaries; provided, however, that when a Member engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Representative or Director designee of such Member or IDM Observer may retain a mental impression of any such confidential information.  The Company and the Members acknowledge that a Member may have in conception or development technology or business opportunities which may be very similar or even identical to the Company’s confidential information and, so long as such Member abides by Section 10.4, neither such Member nor its designee Director or observer shall have any other restriction on such technology or business opportunities and the Company and the other Members shall have no rights in such technology or business opportunities.  The Company and each of the Members also acknowledge and agree that (i) Kayne Anderson Capital Advisors L.P. and its Affiliates (“Kayne Anderson”) and EMG Investment, LLC and its Affiliates (“EMG”) manage investments in the energy industry in the ordinary course of business (such investments referred to as “Institutional Investments”) and that Kayne Anderson and EMG may make Institutional Investments, even if such Institutional Investments are competitive with the Partnership’s and its Subsidiaries’ business; (ii) Oxy Holding Company (Pipeline), Inc. (“Oxy”) and its Affiliates engage in business that includes activities and business or strategic interests or investments that are related to, complement or compete with the businesses of the Company and its Subsidiaries and that Oxy and its Affiliates may engage in such activities or business; and (iii) Kayne Anderson, EMG, Oxy and their respective Affiliates (A) shall not be prohibited, by virtue of its status as a Member or its designation of a Director or an observer, from pursuing or engaging in such Institutional Investments described in clause (i) above or activities or interests described in clause (ii) above, as applicable; (B) shall not be obligated, or have a duty, to inform

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or present to the Company or any of its Subsidiaries, of any opportunity, relationship or investment (and no other Member will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or any analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Section 11.1 or any duty (if any), whether express or implied by law, to, the Company or its Affiliates or any other Member by reason of such Member’s (or any of its Representative’s or equity holder’s) involvement in such activities or interests; provided, that in all cases, such Institutional Investments are not in violation of the provisions of Section 10.4 or the second sentence of this Section 11.1.  Each of the Members confirms that the restrictions in this Section 11.1 are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived by each of the Members.

11.2                        Non-Solicitation.  Each of the Members (other than PAGP) undertakes toward the Company and is obligated (absent the prior written consent of the Company), during the period that it is a Member and for a period of one year thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation or a non-directed executive search), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other Persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90-day period prior thereto, are working full-time or part-time for the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave his or her job with the Company or any of its Subsidiaries and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its Subsidiaries.

11.3                        Damages.  Each of the Members acknowledges that damages may not be an adequate compensation for the losses which may be suffered by the Company as a result of the breach by such Member of the covenants contained in this Article 11 and that the Company shall be entitled to seek injunctive relief with respect to any such breach in lieu of or in addition to any recourse in damages without the posting of a bond or other security.

11.4                        Limitations.  In the event that a court of competent jurisdiction decides that the limitations set forth in Section 11.1 hereof are too broad, such limitations shall be reduced to those limitations that such court deems reasonable.

ARTICLE XII
MISCELLANEOUS

12.1                        Waiver of Default.  No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

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12.2                        Amendment.

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Board; provided, however, that

(i)                                     no amendment of the terms of this Agreement that (A) increases or extends any financial obligation or liability of a Member, (B) adversely affects a Member’s ability to designate Directors or (C) otherwise adversely affects the obligations or rights of a Member (as a Member under this Agreement) in a manner different than a Majority in Interest shall be effective without the prior written consent of such Member;

(ii)                                  no amendment of Sections 6.1, 6.2, 6.3, 6.4, 6.10, 6.11 or 11.1 or this Section 12.2 that adversely affects the obligations or rights of a Member shall be effective as to any Member without the prior written consent of that Member;

(iii)                               no amendment of this Agreement that would (A) except as expressly provided for hereunder, increase the size of the Board, (B) grant any Person the right to designate more than one Director, (C) improve the designation right of a Designating Member disproportionately with respect to any or all of the other Designating Members or (D) reduce the power and authority of the Board, shall be effective without the prior written consent of the affected Designating Member or Designating Members, as applicable;

(iv)                              no amendment of Article 6 that would adversely affect the director election rights of holders of PAGP Class A Shares in any material respect shall be effective without the approval of a majority of the Company’s Independent Directors; and

(v)                                 no amendment to Section 6.1(c), Section 6.1(d), Section 6.1(e) or this Section 12.2(a)(v) shall be effective without the consent of the Series A Preferred Unitholders holding a majority of the then outstanding Series A Preferred Units.

(b)                                 In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Company Units and issuances of additional Company Units.  Copies of such amendments shall be delivered to the Members promptly following execution thereof.

(c)                                  The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(d)                                 Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 12.2 shall be binding on all Members and the Board.

12.3                        No Third Party Rights.  Except for the rights provided to the Initial Designating Members in Section 6.1(a), the rights provided to the Series A Preferred Unitholders in Sections 6.1(c), (d) and (e), and as provided in Article 7, none of the provisions contained in this

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Aopgreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

12.4                        Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

12.5                        Nature of Interest in the Company.  A Member’s Company Units shall be personal property for all purposes.

12.6                        Binding Agreement.  Subject to the restrictions on the disposition of Company Units herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

12.7                        Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

12.8                        Word Meanings.  The words “herein,” “hereinafter,” “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

12.9                        Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

12.10                 Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

12.11                 Partition.  The Members agree that the Property is not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property.  No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

12.12                 Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States

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District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.

[Signature pages follow]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date first written above.

PAA GP HOLDINGS LLC

By:
Name:
Title:

SIGNATURE PAGE FOR SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

among

PLAINS ALL AMERICAN PIPELINE, L.P.

and

THE INITIAL HOLDERS NAMED ON SCHEDULE A HERETO

SCHEDULE A — Purchaser Name; Notice and Contact Information

SCHEDULE B — Initial Management Holder Name; Notice and Contact Information

i

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2016 (this “Agreement”) is entered into by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Initial Holders”).

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by the Simplification Agreement dated as of July 11, 2016 (the date of such closing, the “Closing Date”), by and among PAA GP Holdings LLC, a Delaware limited partnership,  Plains GP Holdings, L.P., a Delaware limited partnership, Plains All American GP LLC, a Delaware limited liability company (“GP LLC”), Plains AAP, L.P., a Delaware limited partnership (“Plains AAP”), PAA GP LLC, a Delaware limited liability company (the “General Partner”), and the Partnership (the “Simplification Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holders and their permitted transferees and assignees pursuant to the Simplification Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Average Common Unit Price” means, as of a particular date, the average of the closing prices on the NYSE for the Common Units during the ten trading days preceding such date.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Class B Unit” has the meaning set forth in the Plains AAP LP Agreement.

“Closing Date” has the meaning set forth in the Recitals of this Agreement.

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“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.

“Contingent Registrable Security” means any Common Units issued to AAP after the date hereof pursuant to Section 4.2(c)(i) of the Omnibus Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” has the meaning set forth in the Recitals of this Agreement.

“GP Entities” means, collectively, the General Partner, GP LLC and Plains AAP.

“GP LLC” has the meaning set forth in the Recitals of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).

“Included Registrable Securities” has the meaning specified in Section 2.02(a).

“Initial Holders” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial Investor Holders” means the Initial Holders specified as Initial Investor Holders on the signature page(s) to this Agreement.

“Initial Management Holders” means the Initial Holders specified as Initial Management Holders on the signature page(s) to this Agreement.

“Losses” has the meaning specified in Section 2.08(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means the Omnibus Agreement, dated [•], 2016, by and among the PAA GP Holdings LLC, Plains GP Holdings, L.P., GP LLC, Plains AAP, the General Partner and the Partnership.

“Other Holder” has the meaning specified in Section 2.02(a).

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“Outstanding Registrable Securities” means the Common Units issued to (i) Plains AAP and (ii) the General Partner and subsequently transferred to Plains AAP, in each case, on the date hereof pursuant to the Simplification Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Notice” has the meaning specified in Section 2.02(a).

“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).

“Piggyback Registration” has the meaning specified in Section 2.02(a).

“Plains AAP” has the meaning set forth in the Recitals of this Agreement.

“Plains AAP LP Agreement” means the Eighth Amended and Restated Agreement of Limited Partnership of Plains AAP, dated as of the date hereof, as the same may be further amended and/or restated from time to time.

“Quarter” has the meaning specified in the Partnership Agreement.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

“Registrable Securities” means each of (i) Contingent Registrable Securities and (ii) Outstanding Registrable Securities, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified in Section 2.07(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.07(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).

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“Simplification Agreement” has the meaning set forth in the Recitals of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.02                             Registrable Securities.  Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following:  (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is transferred to the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in an unregistered transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01                             Shelf Registration.

(a)                                 Shelf Registration of Outstanding Registrable Securities.  The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the public resale of Outstanding Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective as soon as practicable after the date hereof. The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which all Outstanding Registrable Securities covered by the Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement and (B) the date on which there are no longer any Registrable Securities outstanding (in each case of clause (A) or (B), the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act

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and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.

(b)                                 Shelf Registration of Contingent Registrable Securities.  The Partnership shall use its commercially reasonable efforts to prepare and file a Registration Statement and maintain the effectiveness of such Registration Statement to permit public resales of Contingent Registrable Securities on the same terms, and subject to the same conditions and restrictions, as set forth in Section 2.01(a) with respect to Outstanding Registrable Securities.

(c)                                  Delay Rights.  Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02                             Piggyback Registration.

(a)                                 Participation.  If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.01(a)) on behalf of any other Persons who have or have been granted registration rights by the Partnership (the “Other Holders”) or (ii) a prospectus supplement relating to the sale of Common Units by any Other Holders to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any other case in which Holders may participate in such offering without the filing of a post-effective amendment of a registration statement, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering (including an Underwritten Offering undertaken pursuant to Section 2.03), then the

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Partnership shall give not less than three Business Days’ notice (including, but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $100 million of Registrable Securities, calculated on the basis of the Average Common Unit Price as of the date of the Piggyback Notice, and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering for Other Holders such number of Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $50 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities offered by the Average Common Unit Price), or (B) to such Holders if and to the extent that the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b).  Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.01.  Each such Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering for Other Holders.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering for Other Holders and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering for Other Holders, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering for Other Holders.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering.  Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering for Other Holders; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing.  Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings for Other Holders pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.

(b)                                 Priority of Piggyback Registration.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for Other Holders advise the Partnership that the total amount of Registrable Securities that the Selling Holders and any Other Holders intend to include in such offering exceeds the number that can be sold in such offering without

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being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated pro rata among the Selling Holders and the Other Holders who have requested such Underwritten Offering or participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder or such Other Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration).

Section 2.03                             Underwritten Offering.

(a)                                 S-3 Registration.  In the event that any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $150 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than three (3) Underwritten Offerings requested by each of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, collectively, (ii) The Energy Minerals Group and its Affiliates, collectively, or (iii) Kayne Anderson Capital Advisors and its Affiliates, collectively, for a maximum of nine total Underwritten Offerings; provided, further, that if the Partnership is conducting or actively pursuing a securities offering with anticipated offering proceeds of at least $150 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six month period. Notwithstanding anything to the foregoing, if the aggregate value of the Registrable Securities held by any of (i) Oxy Holding Company (Pipeline), Inc. and its Affiliates, (ii) The Energy Minerals Group and its Affiliates or (iii) Kayne Anderson Capital Advisors and its Affiliates is less than or equal to $150 million, such Selling Holder may make a single and final request (provided that such Selling Holder has not previously requested its allotment of three Underwritten Offerings) with respect to its remaining Registrable Securities and the Partnership shall, upon such single and final request, take the actions provided for in this Section 2.03(a) in order to facilitate the disposition of such Registrable Securities pursuant to an Underwritten Offering.

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(b)                                 General Procedures.  In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.  If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.

Section 2.04                             Further Obligations.  In connection with its obligations under this Article II, the Partnership will:

(a)                                 promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)                                 if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)                                  furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

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(d)                                 if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                                  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                                   promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                                  upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

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(h)                                 in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort” letter addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;

(i)                                     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(j)                                    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)                                 use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)                                     use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                             provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)                                 enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of GP LLC available to participate in customary marketing activities); provided, however, that the officers of GP LLC shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)                                 if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold,

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the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)                                 if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q)                                 if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof.  In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Public Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Public Offerings of securities by the Partnership, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of GP LLC addressed to the Holder, as has been customarily given by such officers in Underwritten Public Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.

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Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05                             Cooperation by Holders.  The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06                             Restrictions on Public Sale by Holders of Registrable Securities.  Each Selling Holder participating in an Underwritten Offering included in a Registration Statement agrees to enter into a customary letter agreement with underwriters providing that such Selling Holder, to the extent requested by the Partnership and any underwriter, will not effect any public sale or distribution of Registrable Securities during a period not to exceed forty-five (45) calendar days following the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder.

Section 2.07                             Expenses.

(a)                                 Certain Definitions.  “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts

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and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

(b)                                 Expenses.  The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering.  Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.  In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.08                             Indemnification.

(a)                                 By the Partnership.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, the GP Entities, GP LLC’s

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directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c) except to the extent that the indemnifying party is materially prejudiced by such failure.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion

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as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09                             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 2.10                             Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Average Common Unit Price as of date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.11                             Limitation on Subsequent Registration Rights.  From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.01                             Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:

(d)                                 If to the Initial Investor Holders, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana St.
Houston, Texas 77002
Attention: Joshua Davidson
Facsimile: (713) 229-2727
Email: joshua.davidson@bakerbotts.com

(e)                                  If to the Initial Management Holders, to the addresses set forth on Schedule B;

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(f)                                   If to the Partnership:

Plains All American Pipeline, L.P.
333 Clay Street
Suite 1600
Houston, Texas 77002
Attention: Richard McGee
Email: rkmcgee@paalp.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760
Attention: Alan Beck
Facsimile: (713) 615-5620
Email: abeck@velaw.com

or to such other address as the Partnership or the Initial Holders may designate to each other in writing from time to time or, if to a transferee or assignee of the Initial Holders or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02                             Binding Effect.  This Agreement shall be binding upon the Partnership, each of the Initial Holders and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 3.03                             Assignment of Rights.  Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04                             Recapitalization, Exchanges, Etc. Affecting Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

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Section 3.05                             Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06                             Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07                             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08                             Governing Law, Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.09                             Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL

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COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10                             Entire Agreement.  This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings other than those set forth herein with respect to the rights granted by the Partnership or any of its Affiliates.  This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                             Amendment.  This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12                             No Presumption.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13                             Obligations Limited to Parties to Agreement.  Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Initial Holders, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Initial Holder or a Selling Holder hereunder.

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Section 3.14                             Interpretation.  Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Initial Holder, such action shall be in such Initial Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:
	Name:	Al Swanson
	Title:	Executive Vice President and Chief
Financial Officer

[Signature page to Registration Rights Agreement]

INITIAL HOLDERS:

INITIAL INVESTOR HOLDERS:

OXY HOLDING COMPANY (PIPELINE), INC.

By:
Name:
Title:

EMG INVESTMENT, LLC

By:	EMG Admin LP, its manager
By:	EMG Admin, LLC, its general partner

By:
Name:
Title:

KAFU HOLDINGS, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAFU HOLDINGS (QP), L.P.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

KAFU HOLDINGS II, L.P.

By:	KAFU Holdings, LLC,
its general partner

By:
Name:
Title:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:
Name:
Title:

KAYNE ANDERSON MIDSTREAM/ ENERGY FUND, INC.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

PAA MANAGEMENT, L.P.

By:	PAA Management LLC,
its general partner

By:
Name:
Title:

STROME PAA, L.P.

By:	Strome Investment Management, LP, its general partner

By:
Name:
Title:

MARK E. STROME LIVING TRUST

By:
Name:
Title:

WINDY, L.L.C.

By:
Name:
Title:

LYNX HOLDINGS I, LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

JAY CHERNOSKY

PAUL N. RIDDLE

DAVID E. HUMPHREYS

PHILIP J. TRINDER

KIPP PAA TRUST

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

INITIAL MANAGEMENT HOLDERS:

JOHN R. RUTHERFORD

JIM FRYFOGLE

CHARLES KINGSWELL-SMITH

JOHN KEFFER

MARK GORMAN

GREG ARMSTRONG

HARRY PEFANIS

[Signature page to Registration Rights Agreement]

EXHIBIT G

FORM OF

OMNIBUS AGREEMENT

by and among

PLAINS GP HOLDINGS, L.P.,

PAA GP HOLDINGS LLC,

PLAINS ALL AMERICAN PIPELINE, L.P.,

PAA GP LLC,

PLAINS AAP, L.P.,

and

PLAINS ALL AMERICAN GP LLC

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.1	Definitions	1
1.2	Construction	1

ARTICLE 2
EXPENSE REIMBURSEMENT

2.1	Reimbursement Obligations	2
2.2	Invoices and Payment	2
2.3	Dispute Regarding Calculation of Costs	2

ARTICLE 3
AGREEMENTS RELATED TO GOVERNANCE

3.1	Issuance of PAGP Class C Shares	3
3.2	Further Assurances	3

ARTICLE 4
AGREEMENTS RELATED TO ECONOMIC ALIGNMENT

4.1	Intention of the Parties	3
4.2	Agreements with Respect to Future Equity Issuances	4
4.3	Agreements with Respect to Future Debt Financing	5
4.4	Agreements with Respect to Future Transfers of PAA Common Units by PAGP	5
4.5	Agreements Related to Restrictions on AAP Redemptions	5

ARTICLE 5
TERMINATION

5.1	Mutual Termination	6
5.2	Renegotiation Upon Trigger Event	6
5.3	Effect of Termination	6

ARTICLE 6
MISCELLANEOUS

6.1	Choice of Law; Submission to Jurisdiction	6
6.2	Notices	6
6.3	Entire Agreement; Supersedure	7
6.4	Effect of Waiver of Consent	7
6.5	Amendment or Modification	7
6.6	Assignment	7
6.7	Counterparts	7
6.8	Severability	7
6.9	Further Assurances	7
6.10	Withholding or Granting of Consent	7
6.11	U.S. Currency	8

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6.12	Laws and Regulations	8
6.13	Negation of Rights of Third Parties	8
6.14	Successors	8
6.15	No Recourse Against Officers or Directors	8
6.16	Legal Compliance	8

Exhibit A — Defined Terms

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”) is entered into this [  ] day of [    ], 2016 (the “Effective Date”), by and among Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”), Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), PAA GP LLC, a Delaware limited liability company (“PAA GP”), Plains AAP, L.P., a Delaware limited partnership (“AAP,” together with PAGP, PAGP GP and their direct and indirect subsidiaries (other than members of the GP LLC Group), the “PAGP Entities”) and Plains All American GP LLC, a Delaware limited liability company (“GP LLC,” together with PAA GP, PAA and their direct and indirect subsidiaries (other than AAP), the “GP LLC Group”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined below have the meanings ascribed to such terms as set forth on Exhibit A to this Agreement.

R E C I T A L S

The Parties hereto desire, by their execution of this Agreement, to evidence the terms and conditions pursuant to which  PAA will agree to reimburse certain expenses incurred by  the other Parties hereto,  the Parties shall cooperate with respect to certain actions with the goal of maintaining economic alignment between PAA, AAP and PAGP and  the Parties shall cooperate with respect to certain actions with the goal of providing holders of PAA Common Units the right to vote, on a pro rata basis with holders of PAGP Class A Shares and PAGP Class B Shares, on the election of directors of PAGP GP.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  The definitions listed on Exhibit A shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.2                               Construction.  Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
EXPENSE REIMBURSEMENT

2.1                               Reimbursement Obligations.

(a)                                 Reimbursement for Expenses.  Subject to Section 4.3, it is contemplated that all direct and indirect expenses of the Parties hereto, other than income taxes payable by PAGP or its subsidiaries (other than PAA and its subsidiaries), incurred from and after the date hereof will be paid by PAA, including, without limitation, obligations to withhold taxes. Except for income taxes of PAGP and its subsidiaries (other than PAA and its subsidiaries), which will be paid solely and exclusively by PAGP or such applicable subsidiary from the funds of PAGP or such subsidiary, subject to the first sentence of this Section 2.1(a), to the extent any Party hereto other than PAA incurs or pays any direct or indirect expenses or expenditures on behalf of any such Party, PAA hereby agrees to reimburse such Party for such expenses and expenditures.  Without limiting the foregoing, PAA hereby agrees to reimburse the other Parties hereto for any expenses and expenditures incurred or paid as a result of PAGP being a publicly traded entity, including expenses associated with (i) compensation for directors of PAGP GP, (ii)  director and officer liability insurance, (iii) listing on the New York Stock Exchange, (iv) investor relations, (v) legal, (vi) tax, (vii) financial advisor services and (viii) accounting.  The aggregate amount payable by PAA to the other Parties hereto pursuant to this Section 2.1(a) with respect to a given period of time shall be referred to herein as the “Expense Reimbursement Fee.”  The obligation of PAA to reimburse the other Parties hereto pursuant to this Section 2.1(a) shall not be subject to any monetary limitation.

(b)                                 Parties’ Intent.  The primary purposes of this Agreement are to maintain effective and efficient management and administrative processes and procedures for the benefit of all Parties, and to maintain economic alignment between PAA, AAP and PAGP.  It is not the intention of the Parties for any Party to receive double reimbursement of any expenses or to generate profit as a result of the reimbursement provisions of this Agreement.

2.2                               Invoices and Payment.  PAA shall reimburse a Party within five (5) days after receipt of an invoice and related support for any Expense Reimbursement Fee from such Party or on such Party’s behalf from any other Party hereto.

2.3                               Dispute Regarding Calculation of Costs.  Should there be a dispute over the calculation of any Expense Reimbursement Fee, or the calculation of any other fee, reimbursement or allocation hereunder, GP LLC, on behalf of PAA, and PAGP GP, on behalf of any other Party hereto, shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such Parties and documentary evidence of costs as guidelines for such resolution.  If GP LLC, on behalf of PAA, and PAGP GP, on behalf of any other Party hereto, are unable to resolve any such dispute within thirty days of the dispute arising, or such additional time as may be reasonable under the circumstances in the sole discretion of GP LLC and PAGP GP, unless the Parties agree to an alternative dispute resolution process, the dispute shall be referred to the Conflicts Committee of PAA and the Conflicts Committee of PAGP for resolution.  The Parties agree that the Conflicts Committee of PAA and the Conflicts Committee of PAGP, respectively, shall have the authority to settle any such dispute, in their sole discretion, recognizing that it is the intent of all Parties that the dispute be resolved on a fair and reasonable basis.

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ARTICLE III
AGREEMENTS RELATED TO GOVERNANCE

3.1                               Issuance of PAGP Class C Shares.  It is the intention of the Parties that the total number of PAGP Class C Shares that are issued by PAGP and reflected as outstanding on the books and records of PAGP shall at all times equal the sum of (x) the number of PAA Common Units outstanding and held by Persons other than AAP and (y) the number of Other PAA Voting Units outstanding and held by Persons other than AAP.  It is also the intention of the Parties that all such issued and outstanding PAGP Class C Shares shall be held by PAA.  Accordingly:

(a)                                 In the event of any issuance of PAA Common Units or Other PAA Voting Units by PAA to any Person other than AAP, PAGP shall promptly issue a corresponding number of PAGP Class C Shares to PAA for no additional consideration.

(b)                                 In the event of any redemption of AAP Class A Units for PAA Common Units in accordance with Section 7.11 of the AAP Partnership Agreement, PAGP shall promptly issue a number of PAGP Class C Shares to PAA equal to the number of PAA Common Units distributed by AAP in redemption of such AAP Class A Units for no additional consideration. In the event of any other transfer of PAA Common Units by AAP or PAGP, which results in PAGP or AAP not directly or indirectly owning such PAA Common Units, PAGP shall promptly issue a number of PAGP Class C Shares to PAA equal to the number of PAA Common Units so transferred for no additional consideration.

(c)                                  In the event of any repurchase, forfeiture or cancellation of any PAA Common Units or Other PAA Voting Unit (other than any PAA Common Units or Other PAA Voting Units held by AAP), then PAA shall promptly surrender to PAGP for cancellation a corresponding number of PAGP Class C Shares for no additional consideration.

(d)                                 PAGP shall not, without the prior consent of PAA, issue to any Person other than PAA, any PAGP Class C Shares.  PAA shall not, without the prior consent of PAGP, transfer to any Person any PAGP Class C Shares.

3.2                               Further Assurances.  To the extent that, notwithstanding the Parties’ compliance with the covenants in Section 3.1 and the covenants set forth in Section 4.7 of the Simplification Agreement the total number of PAGP Class C Shares that are issued by PAGP and reflected as outstanding on the books and records of PAGP do not equal the number of PAA Common Units outstanding and held by Persons other than AAP, the Parties shall cooperate and use reasonable best efforts to effectuate the intent of Section 3.1.

ARTICLE IV
AGREEMENTS RELATED TO ECONOMIC ALIGNMENT

4.1                               Intention of the Parties.  It is the intention of the Parties that (a) the total number of PAGP Class A Shares that are issued by PAGP and reflected as outstanding on the books and records of PAGP shall at all times equal the number of AAP Class A Units held by PAGP and its wholly owned subsidiaries and (b) the number of PAA Common Units held by AAP shall at all times equal the sum of (i) the total number of AAP Class A Units that are issued by AAP and reflected as outstanding on the books and records of AAP and (ii) the number of AAP Class A Units that are issuable to the holders of AAP Vested Units and AAP Earned Units (upon vesting

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thereof) in connection with the conversion of such units pursuant to Section 7.10 of the AAP Partnership Agreement.

4.2                               Agreements with Respect to Future Equity Issuances.

(a)                                 Issuances of PAGP Class A Shares in Offerings.  In connection with any future public or private offering and sale of PAGP Class A Shares (each offering, a “PAGP Offering”) by PAGP:

(i)                                     AAP agrees to issue and sell to PAGP, and PAGP agrees to purchase from AAP, a number of AAP Class A Units equal to the number of PAGP Class A Shares sold in such PAGP Offering. The price to be paid by PAGP for the AAP Class A Units purchased in connection with the sale of PAGP Class A Shares in any PAGP Offering will be the net proceeds (after deducting underwriting or selling discounts or commissions and any structuring fee) received by PAGP for the sale of PAGP Class A Shares therein (such aggregate amount, the “Offering Proceeds”); and

(ii)                                  Immediately following the purchase and sale of the AAP Class A Units in accordance with Section 4.2(a)(i), PAA agrees to issue and sell to AAP, and AAP agrees to purchase from PAA, a number of PAA Common Units equal to the number of AAP Class A Units sold in the purchase and sale contemplated by Section 4.2(a)(i).  The price to be paid by AAP for the PAA Common Units purchased in connection with the sale of AAP Class A Units in accordance with Section 4.2(a)(i) will be the Offering Proceeds.

(b)                                 Issuances of PAGP Class A Shares pursuant to Employee Benefit Plans.  If PAGP (or PAGP GP on behalf of PAGP) makes any award of PAGP Class A Shares or Derivative Shares in connection with any Employee Benefit Plans:

(i)                                     AAP agrees to issue and sell to PAGP, and PAGP agrees to purchase from AAP, upon the earlier of the issuance of any such PAGP Class A Shares or the exercise or vesting of such Derivative Shares, a number of AAP Class A Units equal to the number of PAGP Class A Shares issued pursuant to such award (after any applicable netting for tax withholding purposes), for such consideration, if any, received by PAGP from the recipient of any such award (the “Award Consideration”); and

(ii)                                  Immediately following the issuance and sale of AAP Class A Units in accordance with Section 4.2(b)(i), PAA agrees to issue and sell to AAP, and AAP agrees to purchase from PAA, a number of PAA Common Units equal to the number of AAP Class A Units issued pursuant to Section 4.2(b)(i), for the applicable Award Consideration, if any.

(c)                                  Issuances of AAP Class A Units upon AAP Class B Units becoming Earned; Forfeitures on Forfeiture of AAP Class B Units.

(i)                                     If, after the date of this Agreement, any AAP Class B Unit issued and outstanding as of the date of this Agreement that is not an AAP Earned Unit as of the date of this Agreement becomes an AAP Earned Unit in accordance with the AAP Partnership Agreement, PAA shall issue to AAP a number of PAA Common Units equal to the product of

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(x) the number of AAP Class B Units that have become AAP Earned Units multiplied by (y) the Stipulated Conversion Factor, for no additional consideration.

(ii)                                  If, after the date of this Agreement, any AAP Class B Unit that is an AAP Earned Unit is forfeited pursuant to the terms of the applicable Class B Restricted Unit Agreement or otherwise cancelled by AAP (other than in connection with any conversion of such AAP Class B Units into AAP Class A Units in accordance with Section 7.10 of the AAP Partnership Agreement), then AAP shall promptly surrender to PAA for cancellation, for no additional consideration and effective as of the date of such forfeiture or cancellation, a number of PAA Common Units equal to the product of (x) the number of AAP Class B Units so forfeited or cancelled multiplied by (y) the Stipulated Conversion Factor.

4.3                               Agreements with Respect to Future Debt Financing.

(a)                                 In connection with any future incurrence of indebtedness by PAGP, as permitted by Section 7.6 of the PAA Partnership Agreement, PAGP may lend the proceeds of such indebtedness to AAP, which shall then lend the proceeds to PAA, in each case on substantially the same terms (including with respect to interest expenses and fees) as the terms on which PAGP incurred the indebtedness.

(b)                                 In the event that PAGP elects to lend the proceeds of indebtedness it incurs in accordance with Section 4.3(a), PAA shall reimburse any fees and expenses incurred by PAGP and AAP in connection with the incurrence of such indebtedness; provided, however, that PAA’s reimbursement obligations to each of PAGP and AAP shall be net of amounts paid to PAGP by AAP, and to AAP by PAA, as fees and expenses (including interest expenses) of the borrowings in accordance with Section 4.3(a).  PAA shall have no obligation pursuant to this Section 4.3(b) to reimburse (directly or through AAP) or otherwise bear any fees or expenses more than one time.

(c)                                  PAA shall have no obligation pursuant to this Agreement (including Section 2.1) to reimburse the fees and expenses, including interest expenses, incurred by PAGP in connection with any indebtedness incurred by PAGP other than indebtedness incurred to fund loans to AAP and PAA in accordance with Section 4.3(a).

4.4                               Agreements with Respect to Future Transfers of PAA Common Units by PAGP.  PAGP shall not, and shall not permit any of its subsidiaries (including AAP) to, directly or indirectly transfer to any Person, any PAA Common Units if the effect of such transfer would be to decrease PAGP’s direct or indirect economic interest in such PAA Common Units unless, in connection with such transfer, PAGP promptly redeems a corresponding number of PAGP Class A Shares for the same consideration received by PAGP upon the transfer of such PAA Common Units.  For the avoidance of doubt, any redemption of AAP Class A Units in exchange for PAA Common Units in accordance with Section 7.11 of the AAP Partnership Agreement shall not result in a decrease in PAGP’s direct or indirect economic interest in PAA Common Units and shall be permitted by this Section 4.4.

4.5                               Agreements Related to Restrictions on AAP Redemptions.  Until the first anniversary of the date of this Agreement, without the prior written consent of PAA, AAP shall

5

not and GP LLC shall not and shall not permit AAP to, waive or amend any of the restrictions set forth in Section 7.11(g) of the AAP Partnership Agreement.

ARTICLE V
TERMINATION

5.1                               Mutual Termination.  Except as set forth in Section 5.2, this Agreement shall remain in full force and effect until terminated by mutual agreement of all Parties hereto.

5.2                               Renegotiation Upon Trigger Event.  Upon the occurrence of any Trigger Event, each of the Parties hereto shall negotiate in good faith with respect to the necessity and appropriateness of any amendments to this Agreement necessary to preserve, to the extent possible, the original intention of the Parties to maintain economic and governance alignment between PAA, PAGP and AAP.  If, following 60 days of such good faith negotiations (or any shorter period of time agreed by the Parties), the Parties are unable to agree on the necessary amendments to this Agreement or that no such amendments are necessary, then either PAA (on behalf of the GP LLC Parties) or PAGP (on behalf of the PAGP Entities) may, subject to Section 5.3, terminate this Agreement by written notice to the other Parties.

5.3                               Effect of Termination.  Section 4.2(c), this Section 5.3 and any accrued but unpaid reimbursement obligations under Article 2 shall survive any termination in accordance with this Article 5 until all obligations thereunder are satisfied or unless the Parties mutually agree otherwise.  Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 5.2, each Party (other than PAA) shall within five (5) days after termination of this Agreement refund to PAA (or reimburse PAA for) (a) any Expense Reimbursement Fee paid by PAA on or after the occurrence of any Trigger Event, and (b) any interest expense incurred by PAA attributable to the Expense Reimbursement Fee described in Section 4.3(b). Article 6 shall survive any termination of this Agreement unless the Parties mutually agree otherwise.

ARTICLE VI
MISCELLANEOUS

6.1                               Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Texas.  Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to exclusive venue in Houston, Harris County, Texas.

6.2                               Notices.  All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested, (b) by delivering such notice in person or (c) by facsimile to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this

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Agreement, or at such other address as such Party may stipulate to the other Parties by notice given in the manner provided in this Section 6.2.

6.3                               Entire Agreement; Supersedure.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements among the Parties, whether oral or written, relating to the matters contained herein.

6.4                               Effect of Waiver of Consent.  No Party’s express or implied waiver of, or consent to, any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder.  Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.5                               Amendment or Modification.  This Agreement may be amended or modified from time to time only by the agreement of all the Parties affected by any such amendment; provided, however, that PAGP and PAA may not, without the prior approval of the Conflicts Committee of PAGP or the Conflicts Committee of PAA, as applicable, agree to any amendment or modification of this Agreement that, in the reasonable discretion of PAGP GP or PAA GP, as applicable, will materially and adversely affect the holders of equity interests of PAGP or PAA, as applicable.

6.6                               Assignment.  No Party shall have the right to assign or delegate its rights or obligations under this Agreement without the consent of the other Parties.

6.7                               Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

6.8                               Severability.  If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.9                               Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, and prior to the termination of this Agreement in accordance with its terms, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.  The Parties further agree that, prior to the termination of this Agreement in accordance with its terms, no Party shall amend or consent to any amendment of the organizational documents of any Party that would be inconsistent with the agreements in this Agreement, without the prior written consent of the Parties.

6.10                        Withholding or Granting of Consent.  Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this

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Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.11                        U.S. Currency.  All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

6.12                        Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

6.13                        Negation of Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of PAGP or PAA or other Person shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.14                        Successors.  This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

6.15                        No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of PAGP, PAGP GP, PAA, AAP, PAA GP or GP LLC.

6.16                        Legal Compliance.  The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind. In this regard, the Parties specifically agree as follows:

(a)                                 The Parties will comply with all equal employment opportunity requirements and other applicable employment laws. Where a joint or combined action is required by the law in order to comply with an employment obligation, the Parties will cooperate fully and in good faith to comply with the applicable obligation.

(b)                                 The Parties agree that they will adhere to the Fair Labor Standards Act of 1938, as amended, any comparable state law and any law regulating the payment of wages or compensation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written, to be effective as of the Effective Date.

PAA GP HOLDINGS LLC

By:
[ ]
[ ]

PLAINS GP HOLDINGS, L.P.

By: PAA GP Holdings LLC, its general partner

By:
[ ]
[ ]

PLAINS ALL AMERICAN GP LLC

By:
[ ]
[ ]

PLAINS AAP, L.P.

By: Plains All American GP LLC, its general partner

By:
[ ]
[ ]

SIGNATURE PAGE TO OMNIBUS AGREEMENT

PAA GP LLC

By:
[ ]
[ ]

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC, its general partner
By: Plains AAP, L.P., its sole member
By: Plains All American GP LLC, its general partner

By:
[ ]
[ ]

Address for Notice for all Parties:

333 Clay Street, Suite 1600
Houston, Texas 77002
Facsimile No.: (713) 646-4313

SIGNATURE PAGE TO OMNIBUS AGREEMENT

Exhibit A

DEFINED TERMS

“AAP” shall have the meaning set forth in the Preamble.

“AAP Class A Units” means Class A Units (as defined in the AAP Partnership Agreement) representing limited partner interests in AAP.

“AAP Class B Units” means Class B Units (as defined in the AAP Partnership Agreement) representing limited partner interests in AAP.

“AAP Earned Unit” means an “Earned Unit” as defined in the AAP Partnership Agreement.

“AAP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as it may be amended, modified, or supplemented from time to time.

“AAP Vested Unit” means a “Vested Unit” as defined in the AAP Partnership Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time.

“Award Consideration” shall have the meaning set forth in Section 4.2(b)(i).

“Class B Restricted Unit Agreement” has the meaning given to such term in the AAP Partnership Agreement.

“Conflicts Committee” has the definition of such committee in the partnership agreements of PAA and PAGP, as applicable.

“Derivative Shares” means any options, rights, warrants, appreciation rights, tracking, profit or phantom interests or other derivative securities relating to, convertible into or exchangeable for PAGP Class A Shares.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” means a plan, contract or arrangement providing for the issuance of partnership interests in PAGP or any options, rights, warrants and appreciation rights relating to partnership interests in PAGP to or for the benefit of employees or directors of PAGP or any of its Affiliates.

A-1

“Expense Reimbursement Fee” shall have the meaning set forth in Section 2.1(a).

“GP LLC” shall have the meaning set forth in the Preamble.

“GP LLC Group” shall have the meaning set forth in the Preamble.

“Offering Proceeds” shall have the meaning set forth in Section 4.2(a).

“Other PAA Voting Units” means any limited partner interest in PAA that is generally entitled to vote together with the PAA Common Units as a class pursuant to the PAA Partnership Agreement (as amended from time to time), including the PAA Series A Preferred Units.  The number of Other PAA Voting Units considered outstanding from time to time for purposes of this Agreement shall, (a) with respect to the PAA Series A Preferred Units, equal the number of PAA Common Units issuable as of such time assuming the conversion of all outstanding PAA Series A Preferred Units at the then applicable Series A Conversion Rate (as such term is defined in the PAA Partnership Agreement) and (b) with respect to any other class of limited partner interest, equal the number of PAA Common Units as would have the same voting power, in the aggregate, as all of the then outstanding limited partner interests in such other class of limited partner interest.

“PAA” shall have the meaning set forth in the Preamble.

“PAA Common Units” means common units representing limited partner interests in PAA and having the rights and obligations specified in the PAA Partnership Agreement.

“PAA GP” shall have the meaning set forth in the Preamble.

“PAA Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of PAA, dated as of the date hereof, as it may be amended, modified or supplemented from time to time.

“PAA Series A Preferred Unit” means a Series A Preferred Unit representing a limited partner interest in PAA and having the rights and obligations specified in the PAA Partnership Agreement.

“PAGP” shall have the meaning set forth in the Preamble.

“PAGP Class A Shares” means Class A Shares representing limited partner interests in PAGP, having the rights and preferences of “Class A Shares” as contemplated by the PAGP Partnership Agreement.

“PAGP Class B Shares” means Class B Shares representing limited partner interests in PAGP, having the rights and preferences of “Class B Shares” as contemplated by the PAGP Partnership Agreement.

“PAGP Class C Shares” means Class C shares representing limited partner interests in PAGP, having the rights and preferences of “Class C Shares” as contemplated by the PAGP Partnership Agreement.

A-2

“PAGP Entities” shall have the meaning set forth in the Preamble.

“PAGP GP” shall have the meaning set forth in the Preamble.

“PAGP Offering” shall have the meaning set forth in Section 4.2(a).

“PAGP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, as it may be amended, modified, or supplemented from time to time.

“Party” shall mean any one of the Persons that executes this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Simplification Agreement” means that certain Simplification Agreement, by and among the Parties hereto, dated as of July 11, 2016, as it may be amended, modified or supplemented from time to time.

“Stipulated Conversion Factor” means 0.9413316.

“Transactions” has the meaning given such term in the Simplification Agreement.

“Trigger Event” means any of the following (i) PAGP GP ceasing to own, directly or indirectly, all of the outstanding general partner interests in, and ceasing to act as the general partner of PAGP, (ii) PAGP or an Affiliate ceasing to own, directly or indirectly, all of the outstanding equity interests in and ceasing to act as the sole member or manager of, GP LLC, (iii) GP LLC or an Affiliate ceasing to own, directly or indirectly, all of the outstanding general partner interests in, and ceasing to act as the general partner of AAP, (iv) AAP or an Affiliate ceasing to own, directly or indirectly, all of the outstanding equity interests in, and ceasing to act as the sole member or manager of, PAA GP, (v) PAA GP or an Affiliate ceasing to own, directly or indirectly, all of the outstanding general partner interests in, and ceasing to act as as the general partner of PAA, (vi) PAGP or any of its subsidiaries (including AAP) other than PAA and its subsidiaries (A) engaging in any business or operations other than the direct and indirect investment in and management of PAA and its subsidiaries, (B) making any investment in any Person other than any direct or indirect investment in PAA and its subsidiaries or (C) incurring any liabilities other than those resulting from its investment in and management of PAA and permitted by this Agreement (including any borrowings the proceeds of which are then loaned to PAA pursuant to Section 4.3), other than, in the case of any of clauses (A) through (C), any business, operations, investment or liability that is immaterial in its nature or amount or (vii) any other event that materially frustrates the intention of the Parties set forth in Section 3.1 or Section 4.1 hereof.

A-3

EXHIBIT H

AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT

by and among

PLAINS GP HOLDINGS, L.P.

PAA GP HOLDINGS LLC

PLAINS ALL AMERICAN PIPELINE, L.P.

PAA GP LLC

PLAINS AAP, L.P.

and

PLAINS ALL AMERICAN GP LLC

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.1	Definitions	1
1.2	Construction	1

ARTICLE 2
SERVICES

2.1	GP LLC Services; Term	2
2.2	Dispute Regarding Services	2
2.3	Representations Regarding Use of Services	2
2.4	Warranties; Indemnification and Limitation of Liability	2
2.5	Force Majeure	3
2.6	Affiliates	3

ARTICLE 3
BUSINESS OPPORTUNITIES

3.1	Business Opportunities	3

ARTICLE 4
OTHER AGREEMENTS

4.1	Joint Litigation	3
4.2	Grant of License	3

ARTICLE 5
MISCELLANEOUS

5.1	Choice of Law; Submission to Jurisdiction	4
5.2	Notices	4
5.3	Entire Agreement; Supersedure	4
5.4	Effect of Waiver of Consent	4
5.5	Amendment or Modification	5
5.6	Assignment	5
5.7	Counterparts	5
5.8	Severability	5
5.9	Further Assurances	5
5.10	Withholding or Granting of Consent	5
5.11	U.S. Currency	5
5.12	Laws and Regulations	5
5.13	Negation of Rights of Third Parties	5
5.14	Termination	6
5.15	Successors	6
5.16	No Recourse Against Officers or Directors	6
5.17	Legal Compliance	6

i

Exhibit A — Defined Terms

ii

AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT

This AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT (this “Agreement”) is entered into this [•] of [•], 2016 (the “Effective Date”), by and among Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”), Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), PAA GP LLC, a Delaware limited liability company (“PAA GP”), Plains AAP, L.P., a Delaware limited partnership (“AAP,” together with PAGP, PAGP GP and their direct and indirect subsidiaries (other than members of the GP LLC Group), the “PAGP Entities”) and Plains All American GP LLC, a Delaware limited liability company (“GP LLC,” together with PAA GP, PAA and their direct and indirect subsidiaries (other than AAP), the “GP LLC Group”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined below have the meanings ascribed to such terms as set forth on Exhibit A to this Agreement.

R E C I T A L S

The Parties entered into that certain Administrative Agreement, dated as of October 21, 2013 (the “Original Agreement”). The Parties hereby desire to enter into this Agreement, which amends and restates the Original Agreement and evidences the terms and conditions pursuant to which (i) GP LLC will provide certain services to the PAGP Entities and (ii) certain business opportunities will be allocated among the Parties.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to amend and restate the Original Agreement to provide, in its entirety, as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions.  The definitions listed on Exhibit A shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.2                               Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

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ARTICLE 2
SERVICES

2.1                               GP LLC Services; Term.  Beginning on the Effective Date and continuing until such time as this Agreement has been terminated pursuant to Section 5.14, subject to the terms of this Article 2, GP LLC hereby agrees to provide, or to cause the GP LLC Group to provide, the PAGP Entities with such general and administrative services as may be necessary to manage and operate the business, properties and assets of the PAGP Entities; it being understood and agreed by the Parties that in connection with the provision of such services, GP LLC shall employ or otherwise retain the services of such personnel as may be necessary to cause the business, properties and assets of the PAGP Entities to be so managed and operated (individually, a “GP LLC Service” and, collectively, the “GP LLC Services”).

2.2                               Dispute Regarding Services.  Should there be a dispute over the nature or quality of the GP LLC Services, GP LLC and AAP, on behalf of the applicable PAGP Entity or Entities, shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of such Parties as guidelines for such resolution. If GP LLC and AAP, on behalf of the applicable PAGP Entity or Entities, are unable to resolve any such dispute within thirty days, or such additional time as may be reasonable under the circumstances, unless the Parties agree to an alternative dispute resolution process, the dispute shall be referred to the applicable Conflicts Committees of PAA and PAGP for resolution. The Parties agree that the applicable Conflicts Committee shall have the authority to settle any such dispute, in its sole discretion, recognizing that it is the intent of all Parties that the dispute be resolved on a fair and reasonable basis.

2.3                               Representations Regarding Use of Services.  The PAGP Entities represent and agree that they will use the GP LLC Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations, and specifications that may be set forth in any manuals, materials, documents, or instructions furnished from time to time by GP LLC to such PAGP Entities. GP LLC reserves the right to take all actions, including, without limitation, termination of any portion of the GP LLC Services for any PAGP Entity that it reasonably believes is required to be terminated in order to assure compliance with applicable laws and regulations.

2.4                               Warranties; Indemnification and Limitation of Liability.  GP LLC MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE GP LLC SERVICES. The PAGP Entities shall indemnify, defend and hold harmless the GP LLC Group and their respective directors, officers, partners, affiliates, agents or employees (the “Indemnified Persons”) from and against, and the PAGP Entities agree that no Indemnified Person shall have any liability to the PAGP Entities or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of otherwise related to the GP LLC Services, except that the foregoing indemnity shall not apply to any Losses that are finally determined by a court or arbitral tribunal to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person. IN NO EVENT SHALL THE GP LLC GROUP OR THE INDEMNIFIED PERSONS BE LIABLE TO THE PAGP ENTITIES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY,

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PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES RESULTING FROM THE PERFORMANCE OF THE GP LLC SERVICES.

2.5                               Force Majeure.  GP LLC shall have no obligation to perform the GP LLC Services if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment, or any other cause or circumstance, whether similar or dissimilar to the foregoing causes or circumstances, beyond the reasonable control of GP LLC.

2.6                               Affiliates.  At its election, GP LLC may cause one or more of its Affiliates or third party contractors, reasonably acceptable to the Party receiving any GP LLC Services, to provide such GP LLC Services; provided, however, GP LLC shall remain responsible for the provision of such GP LLC Service in accordance with this Agreement.

ARTICLE 3
BUSINESS OPPORTUNITIES

3.1                               Business Opportunities.  If any of the PAGP Entities or any member of the GP LLC Group is offered a business opportunity by a third party, or discovers a business opportunity, the PAGP Entity or member of the GP LLC Group that is offered or discovers such business opportunity shall promptly advise GP LLC and present such business opportunity to PAA. PAA will have the right to pursue such business opportunity. PAGP will have the right to pursue and/or participate in such business opportunity if invited to do so by PAA, or if PAA abandons the business opportunity and GP LLC so notifies PAGP GP.

ARTICLE 4
OTHER AGREEMENTS

4.1                               Joint Litigation.  In any litigation or proceeding involving one or more members of the PAGP Entities and one or more members of the GP LLC Group, GP LLC shall have primary responsibility for assuming the defense of the related claim(s) and may employ counsel to represent jointly the PAGP Entity or PAGP Entities and the member or members of the GP LLC Group, unless PAGP GP has reasonably concluded, based on the advice of counsel, that (a) there may be a legal defense available to any PAGP Entity that is different from or in addition to those available to the GP LLC Group or (b) joint representation of the PAGP Entity or PAGP Entities and the member or members of the GP LLC Group by the same counsel would present a conflict due to actual or potential differing interests between them. In the event that GP LLC assumes the defense of any claim(s) pursuant to this Section 4.1, GP LLC may not settle or compromise any such claim(s) on behalf of any PAGP Entity without the prior written consent of the applicable PAGP Entity. If GP LLC assumes the defense of any claim(s) pursuant to this Section 4.1, GP LLC shall allocate the cost of such defense between the PAGP Entities and the GP LLC Group on a fair and reasonable basis.

4.2                               Grant of License.  Upon the terms and conditions set forth in this Section 4.2, PAA hereby grants and conveys to each of the entities currently or hereafter comprising a part of the PAGP Entities, a nontransferable, nonexclusive, royalty free right and license (the “License”) to use the names “PAA” and “Plains” (the “Names”) and any associated or related marks (the

3

“Marks”). PAGP agrees that ownership of the Names and the Marks and the goodwill relating thereto shall remain vested in PAA both during the term of the License and thereafter, and PAGP further agrees, and agrees to cause the other PAGP Entities, never to challenge, contest or question the validity of PAA’s ownership of the Names and the Marks or any registration thereto by PAA. In connection with the use of the Names and the Marks, PAGP and any other PAGP Entity shall not in any manner represent that they have any ownership in the Names and the Marks or registration thereof except as set forth herein, and PAGP, on behalf of itself and the other PAGP Entities, acknowledges that the use of the Names and the Marks shall not create any right, title or interest in or to the Names and the Marks, and all use of the Names and the Marks by PAGP or any other PAGP Entity, shall inure to the benefit of PAA. PAGP agrees, and agrees to cause the other PAGP Entities, to use the Names and the Marks in accordance with such quality standards established by PAA and communicated to PAGP from time to time, it being understood that the products and services offered by the PAGP Entities immediately before the date of this Agreement are of a quality that is acceptable to PAA and justify the License. The License shall terminate upon a termination of this Agreement pursuant to Section 5.14.

ARTICLE 5
MISCELLANEOUS

5.1                               Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to exclusive venue in Houston, Harris County, Texas.

5.2                               Notices.  All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested, (b) by delivering such notice in person or (c) by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties by notice given in the manner provided in this Section 5.2.

5.3                               Entire Agreement; Supersedure.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements among the Parties, whether oral or written, relating to the matters contained herein.

5.4                               Effect of Waiver of Consent.  No Party’s express or implied waiver of, or consent to, any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any

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Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

5.5                               Amendment or Modification.  This Agreement may be amended or modified from time to time only by the agreement of all the Parties affected by any such amendment; provided, however, that PAGP and PAA may not, without the prior approval of its Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of PAGP GP or PAA GP, as applicable, will materially and adversely affect the holders of equity interests of PAGP or PAA, as applicable.

5.6                               Assignment.  No Party shall have the right to assign or delegate its rights or obligations under this Agreement without the consent of the other Parties.

5.7                               Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.8                               Severability.  If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

5.9                               Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.10                        Withholding or Granting of Consent.  Unless the consent or approval of a Party is expressly required not to be unreasonably withheld (or words to similar effect), each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

5.11                        U.S. Currency.  All sums and amounts payable or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

5.12                        Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

5.13                        Negation of Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of PAGP or PAA or other Person shall have the right to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

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5.14                        Termination.  Upon the termination of the Omnibus Agreement, by and among the Parties, dated as of the date hereof in accordance with its terms, Article 2 hereof may be terminated by either PAA or PAGP upon written notice to the other Parties. Except as provided in the immediately preceding sentence, this Agreement shall remain in full force and effect until terminated by mutual agreement of all Parties hereto.

5.15                        Successors.  This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

5.16                        No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of PAGP, PAGP GP, PAA, AAP, PAA GP or GP LLC.

5.17                        Legal Compliance.  The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind. In this regard, the Parties specifically agree as follows:

(a)                                 The Parties will comply with all equal employment opportunity requirements and other applicable employment laws. Where a joint or combined action is required by the law in order to comply with an employment obligation, the Parties will cooperate fully and in good faith to comply with the applicable obligation; and

(b)                                 The Parties agree that they will adhere to the Fair Labor Standards Act of 1938, as amended, any comparable state law and any law regulating the payment of wages or compensation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written, to be effective as of the Effective Date.

PLAINS GP HOLDINGS, L.P.

By:	PAA GP HOLDINGS LLC
Individually and as General Partner of
Plains GP Holdings, L.P.

By:
Name:	Richard McGee
Title:	Executive Vice President,
General Counsel and Secretary

Address for Notice:
333 Clay Street, Suite 1600
Houston, Texas 77002
Facsimile No.: (713) 646-4313

PLAINS ALL AMERICAN PIPELINE, L.P.

PAA GP LLC

PLAINS AAP, L.P.

By:	PLAINS ALL AMERICAN GP LLC, Individually and as General Partner of Plains AAP, L.P., the Sole Member of PAA GP LLC, the General Partner of Plains All American Pipeline, L.P.

By:
Name:	Richard McGee
Title:	Executive Vice President,
General Counsel and Secretary

Address for Notice:
333 Clay Street, Suite 1600
Houston, Texas 77002
Facsimile No.: (713) 646-4313

[Signature Page to Amended and Restated

Administrative Agreement]

Exhibit A

DEFINED TERMS

“AAP” shall have the meaning set forth in the Preamble.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Administrative Agreement, as it may be amended, modified, or supplemented from time to time.

“Conflicts Committee” has the definition of such committee in the partnership agreements of PAA and PAGP, as applicable.

“Effective Date” shall have the meaning set forth in the Preamble.

“GP LLC” shall have the meaning set forth in the Preamble.

“GP LLC Group” shall have the meaning set forth in the Preamble.

“GP LLC Services” shall have the meaning set forth in Section 2.1.

“Indemnified Persons” shall have the meaning set forth in Section 2.4.

“License” shall have the meaning set forth in Section 4.2.

“Losses” shall have the meaning set forth in Section 2.4.

“Marks” shall have the meaning set forth in Section 4.2.

“Names” shall have the meaning set forth in Section 4.2.

“PAA” shall have the meaning set forth in the Preamble.

“PAA GP” shall have the meaning set forth in the Preamble.

“PAGP” shall have the meaning set forth in the Preamble.

“PAGP Entities” shall have the meaning set forth in the Preamble.

“PAGP GP” shall have the meaning set forth in the Preamble.

“Party” shall mean any one of the Persons that executes this Agreement.

A-1

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

A-2

EXHIBIT I

EXHIBIT I

TAX OPINION CERTIFICATE

In connection with the delivery of the Tax Opinion pursuant to Section 2.10(b) of the Simplification Agreement dated as of July 11, 2016 by and among Plains All American Pipeline, L.P., PAA GP LLC, Plains GP Holdings L.P., PAA GP Holdings LLC. Plains AAP, L.P., and Plains All American GP LLC (the “Simplification Agreement”), the undersigned, after due inquiry and investigation, makes the following representations on behalf of PAA, AAP and PAGP.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Simplification Agreement.

1.              I am familiar with the transactions contemplated by, and the terms and provisions of, the Transaction Documents, have knowledge of the matters covered by the following representations, and am authorized to make the following representations on behalf of PAA GP, GP LLC and PAGP GP.

2.              There are no other documents, obligations, agreements, or understandings (whether oral or written) that bear on Transactions other than those described in the Transaction Documents.

3.              All Transaction Documents have been or will be duly executed and validly executed in substantially the same form as those attached as Exhibits to the Simplification Agreement.

4.              Each of PAA, PAA GP, PAGP, PAA GP, AAP, and GP LLC (collectively, the “Plains Entities”) has been duly organized under the laws of their state or country of organization, is validly existing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the Transactions.  Each Plains Entity has the power, authority, capacity, and legal right to enter into, and to perform its obligations under, any Transaction Document to which it is a party.

5.              No election under Treasury Regulation Section 301.7701-3(c)(1)(i) has been or will be made to treat AAP, PAA, PAGP GP, or PAA GP as an association taxable as a corporation for federal income tax purposes.

6.              Since November 18, 1998 and for each taxable year thereafter (including the current taxable year), 90 percent or more of PAA’s gross income has been and will be qualifying income within the meaning of Section 7704(d) of the Code.

7.              The entire AAP Term Loan is attributable under Temporary Treasury Regulations Section 1.163-8T to amounts (i) incurred by AAP more than two years prior to July11, 2016 to fund distributions to its members and such distributions were not made in contemplation of the Transactions, or (ii) incurred to refinance borrowings attributable under Temporary Treasury Regulations Section 1.163-8T to capital contributions to satisfy the PAA GP’s contribution obligations under the PAA Partnership Agreement.

8.              With the exception of the Non-Contribution Revolver Borrowings, the amount that will be outstanding under the AAP Revolving Credit Facility at Closing will be attributable under the Temporary Treasury Regulations Section 1.163-8T solely to capital contributions to PAA to satisfy PAA GP’s contribution obligations under the PAA Partnership Agreement.

9.              On the Closing Date, the AAP Assumed Debt shall have encumbered the PAA General Partner Interest throughout the two-year period ending on the Closing Date.

10.       With the exception of the AAP Assumed Debt, no liabilities will be assumed in the Transaction by PAA as part of the Transactions.

11.       Promptly, following PAA’s assumption of the AAP Assumed Debt, the AAP Assumed Debt will be refinanced into PAA debt for which AAP bears no liability.

12.       The adjustments to the value of PAA’s property required to be made pursuant to Section 5.5(d)(i) of the A&R PAA Partnership Agreement are being made principally for a substantial business purpose of causing the Capital Accounts of the PAA partners to properly reflect the intended rights on liquidation of the partners.

13.       Following the Transactions, less than 80 percent of the value of PAA’s assets will consist of money, stocks and other equity interest in any corporation, indebtedness, options, forward or futures contracts, notional principal contracts and derivatives, foreign currency, interests in precious metals (unless used in the active conduct of a trade or business), any interests in a regulated investment company, real estate investment trust, common trust fund or publicly traded partnership, any interest an entity (other than a corporation) that is convertible into or exchangeable for any of the assets described above, any interest in an entity if substantially all of the assets of such entity consist (directly or indirectly) of any assets described above or any interest in any other entity, to the extent the value of such interest is attributable to assets described above.

PAA GP LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

PLAINS ALL AMERICAN GP LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel

PAA GP HOLDINGS LLC

By:	/s/ Richard K. McGee
Richard K. McGee
Executive Vice President, General Counsel